   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 18, 2000

                                               REGISTRATION STATEMENT NO.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                            HARVARD BIOSCIENCE, INC.
             (Exact Name of Registrant as Specified in its Charter)

              DELAWARE                                3826                               04-3306140
    (State or Other Jurisdiction          (Primary Standard Industrial                (I.R.S. Employer
 of Incorporation or Organization)        Classification Code Number)               Identification No.)

                         ------------------------------

                              84 OCTOBER HILL ROAD
                      HOLLISTON, MASSACHUSETTS 01746-1371
                                 (508) 893-8066
  (Address, including zip code, and telephone number, including area code, of
                    Registrant's principal executive office)
                         ------------------------------

                                 CHANE GRAZIANO
                            CHIEF EXECUTIVE OFFICER
                            HARVARD BIOSCIENCE, INC.
                              84 OCTOBER HILL ROAD
                      HOLLISTON, MASSACHUSETTS 01746-1371
                                 (508) 893-8066
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                         ------------------------------

                                   COPIES TO:

               H. DAVID HENKEN, P.C.                             STANFORD N. GOLDMAN, JR., ESQ.
            GOODWIN, PROCTER & HOAR LLP                               JOHN J. CHENEY, ESQ.
                   EXCHANGE PLACE                     MINTZ, LEVIN, COHN, FERRIS, GLOVSKY AND POPEO, P.C.
          BOSTON, MASSACHUSETTS 02109-2881                            ONE FINANCIAL CENTER
                  (617) 570-1000                                  BOSTON, MASSACHUSETTS 02111
                                                                        (617) 542-6000

                         ------------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / / ____________

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ____________

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ____________

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ____________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / / ____________
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                 TITLE OF EACH                          PROPOSED MAXIMUM                 AMOUNT OF
              CLASS OF SECURITIES                          AGGREGATE                    REGISTRATION
                TO BE REGISTERED                       OFFERING PRICE(1)                    FEE
Common Stock, par value $0.01 per share.........          $75,000,000                     $19,800

(1) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933.
                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SEC, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

              SUBJECT TO COMPLETION, DATED                 , 2000

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND IT IS NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE IN WHICH THE OFFER OR SALE IS NOT PERMITTED.

                                     [LOGO]

                            HARVARD BIOSCIENCE, INC.

                                        Shares
                                  Common Stock

--------------------------------------------------------------------------------

We are selling        shares of our common stock and the selling stockholder
identified in this prospectus is offering an additional        shares. See
"Principal and Selling Stockholders." We will not receive any of the proceeds from the sale of shares by the selling stockholder. We have granted the
underwriters a 30-day option to purchase up to an additional        shares to
cover over-allotments, if any.

This is an initial public offering of our common stock. We currently expect the
initial public offering price to be between $       and $       per share. We
have applied for approval for quotation of our common stock on the Nasdaq National Market under the symbol "HBIO."
--------------------------------------------------------------------------------
INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" ON PAGE 6.
--------------------------------------------------------------------------------

                                                        Per Share     Total
Public offering price                                   $           $
Underwriting discount                                   $           $
Proceeds, before expenses, to us                        $           $
Proceeds, before expenses, to the selling stockholder   $           $

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
--------------------------------------------------------------------------------

THOMAS WEISEL PARTNERS LLC                                           ING BARINGS

The date of this prospectus is                 , 2000

EDGAR GRAPHICS DESCRIPTIONS

INSIDE FRONT COVER-GATEFOLD

    Gatefold has title "Harvard Bioscience Products and the Bottlenecks in Post-Genomics Drug Discovery" at the top. Below these words is a process flow diagram illustrating the drug discovery process and the key bottlenecks within this process. The diagram begins on the upper left portion of the gatefold and flows horizontally to the upper right portion of the gatefold. Below and to the right of the diagram is an orange arrow indicating that orange portions of the diagram represent bottlenecks in the drug discovery process. The diagram is initially split into two parallel tracks which merge into a single track near the middle of the pages as the flow diagram moves to the right. The upper track of the diagram is titled "Compound Development" and includes a green arrow titled "Compound Libraries." Below the arrow is a bullet point followed by the words "Combinatorial Chemistry." The lower track of the diagram is titled "Target Discovery" and includes two arrows. The first arrow is green and is titled "Target Identification." Below this arrow is a bullet point followed by the word "Genomics." The next arrow to the right is orange and is titled "Target Validation." Below this arrow is a bullet point followed by the word "Proteomics." Following the "Compound Libraries" arrow on the upper track and the "Target Validation" arrow on the lower track, the two tracks of the diagram combine and include green and orange arrows to illustrate the remaining stages and key bottlenecks in the drug discovery process. The individual arrows from left to right include an orange arrow titled "Assay Development" followed by a green arrow titled "High Throughput Screening." These two arrows in the diagram appear under the title "Primary Screening." To the right of the "High Throughput Screening" arrow is an orange arrow titled "Lead Optimization" followed by an orange arrow titled "ADMET Screening." These two arrows in the diagram appear under the title "Secondary Screening." To the right of the "ADMET Screening" arrow is a green arrow titled "Clinical Trials," the final arrow in the process flow diagram.

    The lower portion of the gatefold consists of product descriptions. The lower left portion begins with the words "Protein Purification" with the following product photos and short descriptions appearing below "Protein Purification." A drawing of a pipette tip is followed by the words "PrepTip-TM Coated pipette tips for the purification of protein samples as small as 1u1." Below this is a photo of spin columns followed by the words "UltraMicro Spin Columns Loaded spin columns for the purification of protein samples as small as 5u1." Below this is a photo of disposable dialyzers followed by the words "Disposable Dialyzers For the purification of protein samples as small as 1u1." Below this are the words "Protein Analysis" with the following product photos and short descriptions appearing below "Protein Analysis." A photo of a DNA/RNA/protein calculator followed by the words "GeneQuant/Pro-TM DNA/RNA/Protein calculators." Below this are photos of a purple spectrophotometer, a yellow spectrophotometer and a green spectrophotometer followed by the words "UltraSpec-TM Range of spectrophotometers for molecular biology." Below this is a photo of an amino acid analysis system followed by the words "Biochrom 20 Amino Acid Analysis System."

    The lower right portion begins with the word "Absorption." Below this is a photo of an absorption measurement chamber followed by the words "NaviCyte-TM Absorption measurement chambers." Below this is the word "Distribution" with a photo of an equilibrium dialysis plate and followed by the words "96 Well Equilibrium Dialysis Plate Equilibrium dialysis plate for serum protein binding assays." Below this are the words "Metabolism and Elimination" with a photo of an isolated organ system and followed by the words "Isolated Organ Systems Liver and kidney systems are used for studying metabolism and elimination." Below this is the word "Toxicology" with a photo of a desktop computer and the ScanTox product followed by the words "ScanTox-TM In Vitro toxicology assay." Below this is a photo of an infusion pump followed by the words "PHD 2000 Infusion Pump for toxicology testing."

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
Prospectus Summary..........................................       1

Risk Factors................................................       6

Information Regarding Forward-Looking Statements............      14

Use of Proceeds.............................................      15

Dividend Policy.............................................      15

Capitalization..............................................      16

Dilution....................................................      17

Selected Financial Data.....................................      18

Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................      19

Business....................................................      26

Management..................................................      41

Relationships and Related Party Transactions................      47

Principal and Selling Stockholders..........................      48

Description of Capital Stock................................      50

Shares Eligible for Future Sale.............................      54

Underwriting................................................      56

Legal Matters...............................................      59

Experts.....................................................      59

Where You Can Find More Information.........................      59

Index to Consolidated Financial Statements..................     F-1

                               PROSPECTUS SUMMARY

    THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, INCLUDING THE "RISK FACTORS" SECTION.

OUR COMPANY

    We are a leading global developer, manufacturer and marketer of innovative, enabling tools used in drug discovery research at pharmaceutical and biotechnology companies, universities and government laboratories. We sell approximately 10,000 products to more than 5,000 customers in over 60 countries. Our proprietary products accounted for approximately 82% of our revenues for the six months ended June 30, 2000. We have designed our tools to accelerate the speed and to reduce the cost at which our customers can discover and commercialize new drugs. By providing research tools, we participate in the revolutions in genomics and proteomics without bearing the risks inherent in attempting to discover new drugs.

    Since our reorganization in March 1996, we have focused on developing tools to alleviate two critical bottlenecks in the drug discovery process:

    - PROTEIN PURIFICATION, which is the removal of contaminants such as salts, buffers, detergents and cellular debris from a protein sample, and

    - ADMET SCREENING, which is the testing of the absorption, distribution, metabolism, elimination and toxicology properties of drug candidates.

Our proteomics products are tools that allow researchers to purify and analyze proteins contained in a sample. Our ADMET screening products are tools that enable researchers to test drug candidates to determine their ADMET properties prior to conducting costly clinical trials.

    We market our products primarily through our 1,000 page catalog to approximately 100,000 researchers worldwide. Our catalog is also available on our website. We distribute most of our products directly through our operations in the United States, the United Kingdom, Germany, France and Canada. In addition to our catalog distribution channel, we have a long-standing distribution and marketing relationship with Amersham Pharmacia Biotech, or APB, one of the largest companies in the life sciences industry.

OUR OPPORTUNITY

    Drug discovery is a time-consuming and costly process. In the pre-genomics era, the compound development, primary screening and clinical trials stages were bottlenecks in this process. The recent successes of genomics, combinatorial chemistry and high throughput screening have alleviated the bottlenecks at the compound development and primary screening stages. However, these bottlenecks have been replaced by bottlenecks at the target validation, assay development and ADMET screening stages. Our opportunity lies in alleviating these bottlenecks with products that increase the productivity and reduce the cost of drug discovery.

OUR PRODUCTS

    We have a broad array of established products for proteomics and ADMET screening. We believe our products offer drug discovery researchers the most comprehensive protein purification and ADMET screening solutions. In the past two years, we have expanded our product base by introducing the following proprietary tools:

    PROTEIN PURIFICATION:

       - specially coated pipette tips,

       - micro spin columns, and

       - micro dialyzers.

    ADMET SCREENING:

       - NaviCyte diffusion chambers for drug absorption testing,

       - 96 well equilibrium dialysis plates for drug distribution testing, and

       - ScanTox instrument for in vitro toxicology testing.

    In protein purification, these new products increase productivity and reduce cost by avoiding the cumbersome sample handling steps required by current technology and by being compatible with automated liquid-handling robots. Many of the products are available in 96 well plate formats. In ADMET screening, these new products lower the cost and increase automation by using molecular, cellular tissue and organ based assays, which reduce the use of live animals.

    In addition to our proprietary products, we provide a broad selection of non-proprietary products which are frequently used in conjunction with our proprietary products. We seek to be a single source for our customers' product needs in protein purification and ADMET screening.

OUR STRATEGY

    Our goal is to become the leading provider of innovative, enabling technologies and products for proteomics and ADMET research in the drug discovery process. Key elements of our strategy are to:

    - establish our new proteomics and ADMET screening products as industry standards,

    - launch a broad range of innovative new tools for drug discovery,

    - leverage our existing distribution and marketing channels,

    - provide a single source of tools for our customers' research needs in proteomics and ADMET screening, and

    - acquire complementary technologies.

                            ------------------------

    We organized our company as a Massachusetts corporation on March 7, 1996 in connection with our purchase of a portion of the assets of Harvard Apparatus, a business which, with its predecessors, had been in existence since 1901. We will be reincorporated by merger in Delaware prior to the closing of this offering. In connection with the reincorporation, we will change our corporate name from Harvard Apparatus, Inc. to Harvard Bioscience, Inc. Our principal executive offices are located at 84 October Hill Road, Holliston, Massachusetts 01746. Our telephone number at that location is (508) 893-8066 and our Internet address is www.harvardbioscience.com. The information contained on our website is not part of this prospectus.

    The names Harvard Bioscience and Harvard Apparatus and our logo are names and trademarks that belong to us. We have the rights to numerous trademarks and trade names including AmiKa, Biochrom, CPK, GeneQuant, GeneQuantPro, NaviCyte, NovaSpec, PrepTip, PureTip, ScanTox, Stronghold and UltraSpec. This prospectus also contains the trademarks and trade names of other entities that are the property of their respective owners.

                                  THE OFFERING

Common stock offered by us...................  shares

Common stock offered by the selling
  stockholder................................  shares

Common stock outstanding after the
  offering...................................  shares

Use of proceeds..............................  For payment of existing debt, redemption of our series A redeemable preferred stock,
                                               potential acquisitions, working capital and
                                               general corporate purposes.

Proposed Nasdaq National Market symbol.......  HBIO

The above information is based on 819,695 shares outstanding as of September 15, 2000 and excludes:

    - 150,831 shares issuable upon exercise of options then outstanding at a weighted average exercise price of $14.22 per share.

Unless otherwise noted, this prospectus assumes:

    - no exercise of the underwriters' over-allotment,

    - an assumed initial offering price of $      per share,

    - a       stock split of our common stock effected in connection with this offering,

    - our reincorporation by merger in Delaware and our related name change prior to the closing of this offering,

    - the redemption of our outstanding series A redeemable preferred stock upon the closing of this offering,

    - the automatic conversion of our outstanding series B convertible preferred stock into 48,500 shares of our common stock upon the closing of this offering,

    - the issuance of 431,756 shares of our common stock upon exercise of all outstanding warrants at a weighted average exercise price of $0.01 per share prior to the closing of this offering, and

    - the amendment and restatement of our certificate of incorporation in connection with this offering.

                             SUMMARY FINANCIAL DATA

                               PREDECESSOR
                                 COMPANY
                               FISCAL YEAR         FOR THE PERIOD              FISCAL YEAR ENDED
                                  ENDED            FROM INCEPTION                 DECEMBER 31,
                              DECEMBER 31,        (MARCH 15, 1996)       ------------------------------
                                  1995          TO DECEMBER 31, 1996       1997       1998       1999
                              -------------   ------------------------   --------   --------   --------
                               (UNAUDITED)
                                           (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
STATEMENT OF OPERATIONS
  DATA:
Revenues....................    $ 10,032             $    8,198          $ 11,464   $ 12,154   $ 26,178
Cost of goods sold..........       5,286                  4,080             5,128      5,351     13,547
                                --------             ----------          --------   --------   --------
  Gross profit..............       4,746                  4,118             6,336      6,803     12,631
Other operating expenses....       4,252                  3,141             4,217      4,391      8,151
Stock compensation
  expense...................          --                     --                --         --      3,284
                                --------             ----------          --------   --------   --------
  Operating income..........         494                    977             2,119      2,412      1,196
                                --------             ----------          --------   --------   --------

Other (expense) income:
  Common stock warrant
    interest expense........          --                     --              (117)    (1,379)   (29,694)
  Interest expense, net.....        (472)                  (177)             (223)      (210)      (657)
  Amortization of deferred
    financing costs.........          --                     --                --         --        (63)
  Other.....................         (62)                    98                10         31        (65)
                                --------             ----------          --------   --------   --------
Other (expense) income,
  net.......................        (534)                   (79)             (330)    (1,558)   (30,479)
                                --------             ----------          --------   --------   --------
  (Loss) income before
    income taxes............         (40)                   898             1,789        854    (29,283)
Income taxes................          85                    362               682        783        137
                                --------             ----------          --------   --------   --------
  Net (loss) income.........    $   (125)            $      536          $  1,107   $     71   $(29,420)
                                ========             ==========          ========   ========   ========

(Loss) income per share:
  Basic.....................    $  (0.24)            $     0.84          $   2.62   $  (0.18)  $(104.00)
                                ========             ==========          ========   ========   ========
  Diluted...................    $  (0.24)            $     0.44          $   1.27   $  (0.18)  $(104.00)
                                ========             ==========          ========   ========   ========

Weighted average common
  shares:
  Basic.....................     520,518                520,518           375,773    284,050    284,050
                                ========             ==========          ========   ========   ========
  Diluted...................     520,518              1,006,403           867,339    284,050    284,050
                                ========             ==========          ========   ========   ========

Pro forma (loss) income per
  share:
  Basic.....................    $  (0.24)            $     0.46          $   1.37   $   1.86   $   0.20
  Diluted...................    $  (0.24)            $     0.44          $   1.27   $   1.72   $   0.18

Pro forma weighted average
  common shares:
  Basic.....................     520,518                952,274           807,529    715,806    756,068
  Diluted...................     520,518              1,006,403           867,339    775,616    861,326


                                        SIX MONTHS ENDED
                                            JUNE 30,
                              ------------------------------------
                                1999               2000
                              --------   -------------------------
                                          (UNAUDITED)
                              (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
STATEMENT OF OPERATIONS
  DATA:
Revenues....................  $ 11,533   $                  14,458
Cost of goods sold..........     5,661                       7,488
                              --------   -------------------------
  Gross profit..............     5,872                       6,970
Other operating expenses....     3,622                       4,727
Stock compensation
  expense...................       937                          16
                              --------   -------------------------
  Operating income..........     1,313                       2,227
                              --------   -------------------------
Other (expense) income:
  Common stock warrant
    interest expense........    (7,403)                    (67,526)
  Interest expense, net.....      (279)                       (401)
  Amortization of deferred
    financing costs.........       (25)                        (37)
  Other.....................      (181)                       (270)
                              --------   -------------------------
Other (expense) income,
  net.......................    (7,888)                    (68,234)
                              --------   -------------------------
  (Loss) income before
    income taxes............    (6,575)                    (66,007)
Income taxes................       261                         579
                              --------   -------------------------
  Net (loss) income.........  $ (6,836)  $                 (66,586)
                              ========   =========================
(Loss) income per share:
  Basic.....................  $ (24.28)  $                 (210.66)
                              ========   =========================
  Diluted...................  $ (24.28)  $                 (210.66)
                              ========   =========================
Weighted average common
  shares:
  Basic.....................   284,050                     316,488
                              ========   =========================
  Diluted...................   284,050                     316,488
                              ========   =========================
Pro forma (loss) income per
  share:
  Basic.....................  $   0.68   $                    1.10
  Diluted...................  $   0.63   $                    0.98
Pro forma weighted average
  common shares:
  Basic.....................   747,784                     796,744
  Diluted...................   807,594                     902,002

    Pro forma basic and diluted net income (loss) per share have been calculated assuming the conversion of all outstanding shares of convertible preferred stock into common stock and the exercise of all outstanding warrants into common stock as if they had been converted on the dates of issuance. Accordingly, common stock warrant interest expense is excluded from the pro forma per share amounts.

    The financial data presented above for the year ended December 31, 1995 represents the financial data of our predecessor company without any adjustments relating to our purchase of a portion of its assets.

                                                                 AS OF JUNE 30, 2000 (UNAUDITED)
                                                             ---------------------------------------
                                                                                          PRO FORMA
                                                              ACTUAL      PRO FORMA      AS ADJUSTED
                                                             --------   --------------   -----------
                                                                        (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents..................................  $ 2,145        $ 2,150
Working capital............................................    3,813          3,818
Total assets...............................................   20,634         20,639
Long-term obligations, net of current portion..............    4,532          4,532
Preferred stock and common stock warrants..................  101,221          1,500
Stockholders' equity (deficit).............................  (92,738)         6,983

    The preceding table presents a summary of our balance sheet data as of June 30, 2000:

    - on an actual basis,

    - on a pro forma basis to give effect to the conversion of all outstanding shares of convertible preferred stock into an aggregate of 48,500 shares of common stock and the exercise of all outstanding warrants into an aggregate of 431,756 shares of common stock, upon the closing of this offering, and

    - on a pro forma as adjusted basis to reflect the sale of       shares of
      common stock in this offering at an assumed initial offering price of
      $      per share, after deducting estimated underwriting discounts, commissions and offering expense and the redemption of all outstanding shares of redeemable preferred stock upon the closing of this offering.

                                  RISK FACTORS

    AN INVESTMENT IN OUR COMMON STOCK INVOLVES SIGNIFICANT RISKS. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISKS BEFORE YOU DECIDE TO BUY OUR COMMON STOCK.

IF WE ARE UNABLE TO ACHIEVE AND SUSTAIN MARKET ACCEPTANCE OF OUR NEW PROTEOMICS AND ADMET SCREENING PRODUCTS ACROSS THEIR BROAD INTENDED RANGE OF APPLICATIONS, WE WILL NOT GENERATE EXPECTED REVENUE GROWTH.

    Our business strategy depends on our successfully developing and commercializing our new proteomics and ADMET screening technologies to meet our customers' expanding needs and demands. For example, our recent acquisition of AmiKa Corporation involved the purchase of the technology that we are using to develop our 96 well plate for serum protein binding analysis. Market acceptance of this and other new products will depend on many factors, including the extent of our marketing efforts and our ability to demonstrate to existing and potential customers that our technologies are superior to other technologies and products that are available now or may become available in the future. If our new products do not gain market acceptance, it could materially adversely affect our business and future growth prospects.

OUR PRODUCTS COMPETE IN MARKETS THAT ARE SUBJECT TO RAPID TECHNOLOGICAL CHANGE, AND THEREFORE ONE OR MORE OF OUR PRODUCTS COULD BE MADE OBSOLETE BY NEW TECHNOLOGIES.

    Because the market for drug discovery tools is characterized by rapid technological change and frequent new product introductions, our product lines may be made obsolete unless we are able to continually improve our existing products and develop new products. To meet the evolving needs of our customers, we must continually enhance our current and planned products and develop and introduce new products. However, we may experience difficulties which may delay or prevent the successful development, introduction and marketing of new products or product enhancements. In addition, our product lines are based on complex technologies which are subject to rapid change as new technologies are developed and introduced in the marketplace. We may have difficulty in keeping abreast of the rapid changes affecting each of the different markets we serve or intend to serve. Our failure to develop and introduce products in a timely manner in response to changing technology, market demands or the requirements of our customers could cause our product sales to decline, and we could experience significant losses.

    We offer and plan to offer a broad product line and have incurred and expect to continue to incur substantial expenses for development of new products and enhanced versions of our existing products. The speed of technological change in our market may prevent us from being able to successfully market some or all of our products for the length of time required to recover their often significant development costs. Failure to recover the development costs of one or more products or product lines could decrease our profitability or cause us to experience significant losses.

WE HAVE LIMITED EXPERIENCE IN MANUFACTURING SOME OF OUR PRODUCTS WHICH COULD CAUSE PROBLEMS OR DELAYS RESULTING IN LOST REVENUE.

    We have only recently begun to manufacture and therefore currently have limited manufacturing capacity for some of our products, such as our PrepTip protein purification pipette tips. If we fail to manufacture and deliver products in a timely manner, our relationships with our customers could be seriously harmed, and our revenue could decline. To achieve the production levels necessary for successful commercialization, we will need to scale-up our manufacturing facilities and establish automated manufacturing methods and quality control procedures. We cannot assure you that manufacturing or quality control problems will not arise as we attempt to scale-up our production or that we can scale-up manufacturing and quality control in a timely manner or at commercially reasonable costs. If we are unable to manufacture these products consistently on a timely basis because of these or other factors, we may not achieve the level of sales from these products that we otherwise anticipate.

IF AMERSHAM PHARMACIA BIOTECH TERMINATES ITS DISTRIBUTION AGREEMENT WITH US OR FAILS TO PERFORM ITS OBLIGATIONS UNDER OUR DISTRIBUTION AGREEMENT, IT COULD IMPAIR THE MARKETING AND DISTRIBUTION EFFORTS FOR SOME OF OUR PRODUCTS AND RESULT IN LOST REVENUES.

    For the six months ended June 30, 2000, approximately 40% of our revenues were generated through an agreement with Amersham Pharmacia Biotech, or APB, under which APB acts as our primary marketing and distribution channel for the products of our Biochrom subsidiary. We have little or no control over APB's marketing and sales activities or the use of its resources. APB may fail to purchase sufficient quantities of products from us or perform appropriate marketing and sales activities. In addition, our inability to maintain our arrangement with APB for product distribution, could materially impede the growth of our business and our ability to generate sufficient revenue. Our agreement with APB may be terminated early under some circumstances, including in the event of a breach of a material term by us. The initial three-year term of this agreement expires in February 2002 after which it is subject to annual renewal. While we believe our relationship with APB is good, we cannot guarantee that the contract will be renewed or that APB will aggressively market our products in the future.

OUR COMPETITORS AND POTENTIAL COMPETITORS MAY DEVELOP PRODUCTS AND TECHNOLOGIES THAT ARE MORE EFFECTIVE OR COMMERCIALLY ATTRACTIVE THAN OUR PRODUCTS.

    We expect to encounter increased competition from both established and development-stage companies that continually enter our market. We anticipate that these competitors will include:

    - companies developing and marketing life sciences research tools,

    - health care companies that manufacture laboratory-based tests and analyzers,

    - diagnostic and pharmaceutical companies, and

    - companies developing drug discovery technologies.

    Currently, our principal competition comes from established companies that provide products which perform many of the same functions for which we market our products. Our competitors may develop or market products that are more effective or commercially attractive than our current or future products. Many of our competitors have substantially greater financial, operational, marketing and technical resources than we do. Moreover, these competitors may offer broader product lines and tactical discounts, and may have greater name recognition. In addition, we may face competition from new entrants into our field. We may not have the financial resources, technical expertise or marketing, distribution or support capabilities to compete successfully in the future.

IF WE ARE UNABLE TO EFFECTIVELY PROTECT OUR INTELLECTUAL PROPERTY, THIRD PARTIES MAY USE OUR TECHNOLOGY, WHICH WOULD IMPAIR OUR ABILITY TO COMPETE IN OUR MARKETS.

    Our continued success will depend in significant part on our ability to obtain and maintain meaningful patent protection for our products throughout the world. Patent law relating to the scope of claims in the technology fields in which we operate is still evolving. The degree of future protection for our proprietary rights is uncertain. We own ten U.S. patents and have four patent applications pending in the U.S. We also own numerous U.S. registered trademarks and trade names and have applications for the registration of trademarks and trade names pending. We rely on patents to protect a significant part of our intellectual property and to enhance our competitive position. However, our presently pending or future patent applications may not issue as patents, and any patent previously issued to us may be challenged, invalidated, held unenforceable or circumvented. Furthermore, the claims in patents which have been issued or which may be issued to us in the future may not be sufficiently broad to prevent third parties from producing competing products similar to our products. In addition, the laws of various foreign countries in which we compete may not protect our intellectual property to the same extent as do the laws of the United States. If we fail to obtain adequate patent protection for our proprietary technology, our ability to be commercially competitive will be materially impaired.

    In addition to patent protection, we also rely on protection of trade secrets, know-how and confidential and proprietary information. To maintain the confidentiality of trade secrets and proprietary information, we generally seek to enter into confidentiality agreements with our employees, consultants and strategic partners upon the commencement of a relationship with us. However, we may not obtain these agreements in all circumstances. In the event of unauthorized use or disclosure of this information, these agreements, even if obtained, may not provide meaningful protection for our trade secrets or other confidential information. In addition, adequate remedies may not exist in the event of unauthorized use or disclosure of this information. The loss or exposure of our trade secrets and other proprietary information would impair our competitive advantages and could have a material adverse effect on our operating results, financial condition and future growth prospects.

WE MAY BE INVOLVED IN LAWSUITS TO PROTECT OR ENFORCE OUR PATENTS WHICH WOULD BE EXPENSIVE AND TIME-CONSUMING.

    In order to protect or enforce our patent rights, we may initiate patent litigation against third parties. We may also become subject to interference proceedings conducted in the patent and trademark offices of various countries to determine the priority of inventions. The defense and prosecution, if necessary, of intellectual property suits, interference proceedings and related legal and administrative proceedings would be costly and divert our technical and management personnel from their normal responsibilities. We may not prevail in any of these suits. An adverse determination of any litigation or defense proceedings could put our patents at risk of being invalidated or interpreted narrowly and could put our patent applications at risk of not issuing.

    Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. For example, during the course of this kind of litigation, there could be public announcements of the results of hearings, motions or other interim proceedings or developments in the litigation. Securities analysts or investors may perceive these announcements to be negative, which could cause the market price of our stock to decline.

OUR SUCCESS WILL DEPEND PARTLY ON OUR ABILITY TO OPERATE WITHOUT INFRINGING ON OR MISAPPROPRIATING THE INTELLECTUAL PROPERTY RIGHTS OF OTHERS.

    We may be sued for infringing on the intellectual property rights of others, including the patent rights, trademarks and trade names of third parties. Intellectual property litigation is costly and the outcome is uncertain. If we do not prevail in any intellectual property litigation, in addition to any damages we might have to pay, we could be required to stop the infringing activity, or obtain a license to or design around the intellectual property in question. If we are unable to obtain a required license on acceptable terms, or are unable to design around any third party patent, we may be unable to sell some of our products and services, which could result in reduced revenue.

    AmiKa Corporation, whose assets we purchased in July 2000, has received and responded to correspondence from counsel to a third party competitor regarding the possible infringement by us of a patent and other pending patent applications held by such third party. While we believe that this matter has been concluded, we cannot assure you that this third party competitor will not assert these or similar claims in the future.

WE ARE DEPENDENT UPON OUR LICENSED TECHNOLOGIES AND MAY NEED TO OBTAIN ADDITIONAL LICENSES IN THE FUTURE TO OFFER OUR PRODUCTS AND REMAIN COMPETITIVE.

    We have licensed key components of our technologies from third parties. If these agreements were to terminate prematurely or if we breach the terms of any licenses or otherwise fail to maintain our rights to these technologies, we may lose the right to manufacture or sell our products. In addition, we may need to obtain licenses to additional technologies in the future in order to keep our products competitive. If we fail to license or otherwise acquire necessary technologies, we may not be able to develop new products that we need to remain competitive.

MANY OF OUR CURRENT AND POTENTIAL CUSTOMERS ARE FROM THE PHARMACEUTICAL AND BIOTECHNOLOGY INDUSTRIES AND ARE SUBJECT TO RISKS FACED BY THOSE INDUSTRIES.

    We derive a substantial portion of our revenues from pharmaceutical and biotechnology companies. We expect that pharmaceutical and biotechnology companies will continue to be our major source of revenues for the foreseeable future. As a result, we are subject to risks and uncertainties that affect the pharmaceutical and biotechnology industries, such as pricing pressures as third-party payers continue challenging the pricing of medical products and services, government regulation, ongoing consolidation and uncertainty of technological change, and to reductions and delays in research and development expenditures by companies in these industries. If appropriate reimbursement cannot be obtained, it could result in our customers purchasing fewer products from us as they reduce their research and development expenditures.

    In addition, we are dependent, both directly and indirectly, upon general health care spending patterns, particularly in the research and development budgets of the pharmaceutical and biotechnology industries, as well as upon the financial condition of various governments and government agencies. Many of our customers, including universities, government research laboratories, private foundations and other institutions, obtain funding for the purchase of our products from grants by governments or government agencies. There exists the risk of a potential decrease in the level of governmental spending allocated to scientific and medical research which could substantially reduce or even eliminate these grants. If government funding necessary to purchase our products were to decrease, our business and results of operations could be materially adversely affected.

OUR BUSINESS IS SUBJECT TO ECONOMIC, POLITICAL AND OTHER RISKS ASSOCIATED WITH INTERNATIONAL REVENUES AND OPERATIONS.

    Since we manufacture and sell our products worldwide, our business is subject to risks associated with doing business internationally. Our revenues from our non-U.S. operations represented approximately 71% of our total revenues for the six months ended June 30, 2000. We anticipate that revenue from international operations will continue to represent a substantial portion of our total revenues. In addition, a number of our manufacturing facilities and suppliers are located outside the United States. Accordingly, our future results could be harmed by a variety of factors, including:

    - changes in foreign currency exchange rates,

    - changes in a specific country's or region's political or economic conditions,

    - trade protection measures and import or export licensing requirements or other restrictive actions by foreign governments,

    - potentially negative consequences from changes in tax laws,

    - difficulty in staffing and managing widespread operations,

    - differing labor regulations,

    - differing protection of intellectual property, and

    - unexpected changes in regulatory requirements.

WE MAY LOSE MONEY WHEN WE EXCHANGE FOREIGN CURRENCY RECEIVED FROM INTERNATIONAL REVENUES INTO U.S. DOLLARS.

    A significant portion of our business is conducted in currencies other than the U.S. dollar, which is our reporting currency. As a result, currency fluctuations among the U.S. dollar and the currencies in which we do business have caused and will continue to cause foreign currency transaction gains and losses. Currently, we attempt to manage foreign currency risk through the matching of assets and liabilities. In the future, we may undertake to manage foreign currency risk through additional hedging methods. We recognize foreign currency gains or losses arising from our operations in the period incurred. We cannot guarantee that we will be successful in managing foreign currency risk or in predicting the effects of exchange rate fluctuations upon our future operating results because of the number of currencies involved, the variability of currency exposures and the potential volatility of currency exchange rates.

IF WE ENGAGE IN ANY ACQUISITION, WE WILL INCUR A VARIETY OF COSTS, AND MAY NEVER REALIZE THE ANTICIPATED BENEFITS OF THE ACQUISITION.

    Our business strategy includes the future acquisition of businesses, technologies, services or products that we believe are a strategic fit with our business. We currently have no commitments or agreements with respect to any material acquisitions. If we do undertake any acquisition, the process of integrating an acquired business, technology, service or product may result in unforeseen operating difficulties and expenditures and may absorb significant management attention that would otherwise be available for ongoing development of our business. Moreover, we may fail to realize the anticipated benefits of any acquisition. Future acquisitions could reduce your ownership and could cause us to incur debt, expose us to future liabilities and result in amortization expenses related to goodwill and other intangible assets.

OUR MANUFACTURE AND SALE OF PRODUCTS COULD LEAD TO PRODUCT LIABILITY CLAIMS FOR WHICH WE COULD HAVE SUBSTANTIAL LIABILITY.

    The manufacture and sale of our products exposes us to product liability claims if any of our products cause injury or are found otherwise unsuitable during manufacturing, marketing, sale or customer use. A successful product liability claim brought against us in excess of, or outside the coverage of, our insurance coverage could have a material adverse effect on our financial condition. We may not be able to maintain product liability insurance on acceptable terms, if at all, and insurance may not provide adequate coverage against potential liabilities.

IF WE FAIL TO RETAIN OUR KEY PERSONNEL AND HIRE, TRAIN AND RETAIN QUALIFIED EMPLOYEES, WE MAY NOT BE ABLE TO COMPETE EFFECTIVELY, WHICH COULD RESULT IN REDUCED REVENUE.

    Our success is highly dependent on the continued services of key management, technical and scientific personnel. Our management and other employees may voluntarily terminate their employment with us at any time upon short notice. The loss of the services of any member of our senior management team, including our Chief Executive Officer, Chane Graziano, and our President, David Green, or any of our technical or scientific staff may significantly delay or prevent the achievement of product development and other business objectives. We maintain key person life insurance on Messrs. Graziano and Green. Our future success will also depend on our ability to identify, recruit and retain additional qualified scientific, technical and managerial personnel. Competition for qualified personnel in the technology area is intense, and we operate in several geographic locations where labor markets are particularly competitive, including Boston, Massachusetts and London and Cambridge, England, and where demand for personnel with these skills is extremely high and is likely to remain high. As a result, competition for qualified personnel is intense and the turnover rate is high, particularly in the areas of information technology, engineering and science and the process of hiring suitably qualified personnel is often lengthy. If we are unable to hire and retain a sufficient number of qualified employees, our ability to conduct and expand our business could be seriously reduced.

WE PLAN SIGNIFICANT GROWTH, AND THERE IS A RISK THAT WE WILL NOT BE ABLE TO MANAGE THIS GROWTH.

    Our success will depend on the expansion of our operations. Effective growth management will place increased demands on our management, operational and financial resources. To manage our growth, we must expand our facilities, augment our operational, financial and management systems, and hire and train additional qualified personnel. Our failure to manage this growth effectively could impair our ability to generate revenue or could cause our expenses to increase more rapidly than revenue, resulting in operating losses.

AS OUR BUSINESS EXPANDS, WE MAY INCREASE OUR USE OF HAZARDOUS MATERIALS LEADING TO INCREASED ENVIRONMENTAL COMPLIANCE REQUIREMENTS AND THE POSSIBILITY OF CLAIMS RELATING TO IMPROPER HANDLING, STORAGE OR DISPOSAL OF THESE MATERIALS WHICH COULD BE TIME CONSUMING AND COSTLY.

    Although we currently use fairly small quantities of hazardous substances in the manufacture and development of our products, as we expand our operations, our use, transportation, storage and disposal of hazardous substances may increase and lead to additional and more stringent requirements under environmental and health and safety statutes and regulations. We could be required to incur significant costs to comply with current or future environmental laws and regulations. In addition, our failure to comply with laws and regulations and any costs associated with unexpected and unintended releases of hazardous substances by us into the environment, or at disposal sites used by us, could expose us to substantial liability in the form of fines, penalties, remediation costs or other damages, or could lead to a shut down of our operations. We are not aware of any current claims associated with our use of hazardous substances. We intend to remain at all times in full compliance with all applicable environmental and health and safety laws and regulations.

OUR EXISTING STOCKHOLDERS WILL HAVE SUBSTANTIAL INFLUENCE OVER MATTERS REQUIRING A STOCKHOLDER VOTE.

    Following the completion of this offering, our current stockholders will
beneficially own or control approximately    % of the outstanding shares of our
common stock. If all of these stockholders were to vote together as a group, they would have the ability to elect our board of directors and control the outcome of stockholder votes, including votes concerning by-law amendments and possible mergers, corporate control contests and other significant corporate transactions. In addition, this concentration of ownership may delay or prevent a change of control of our company at a premium price if these stockholders oppose it. The interests of these stockholders may not always coincide with our interests as a company or the interests of other stockholders.

BECAUSE OUR STOCK PRICE IS LIKELY TO BE HIGHLY VOLATILE, OUR STOCK PRICE COULD EXPERIENCE SUBSTANTIAL DECLINES AND OUR MANAGEMENT'S ATTENTION MAY BE DIVERTED FROM MORE PRODUCTIVE TASKS.

    The market price of our common stock is likely to be volatile and could decline, perhaps substantially, following this offering in response to various factors, many of which are beyond our control, including:

    - technological innovations by competitors or in competing technologies,

    - revenues and operating results failing to meet the expectations of securities analysts or investors in any quarter,

    - downward revisions in securities analysts' estimates,

    - conditions or trends in the biotechnology and pharmaceutical industries,

    - announcements by us of significant acquisitions or financings or changes in strategic partnerships, and

    - a decrease in the demand for our common stock.

    In addition, the stock market in general, and the Nasdaq National Market and the biotechnology industry market in particular, have experienced significant price and volume fluctuations that at times have been unrelated or disproportionate to the operating performance of those companies. These broad market and industry factors may seriously harm the market price of our common stock, regardless of our operating performance. In the past, securities class action litigation has often been instituted following periods of volatility in the market price of a company's securities. A securities class action suit against us could result in substantial costs, potential liabilities and the diversion of our management's attention and resources.

PROVISIONS OF DELAWARE LAW AND OF OUR CHARTER AND BY-LAWS MAY MAKE A TAKEOVER MORE DIFFICULT WHICH COULD CAUSE OUR STOCK PRICE TO DECLINE.

    Provisions in our certificate of incorporation and by-laws and in the Delaware corporate law may make it difficult and expensive for a third party to pursue a tender offer, change in control or takeover attempt which is opposed by our management and board of directors. Public stockholders who might desire to participate in such a transaction may not have an opportunity to do so. We also have a staggered board of directors which makes it difficult for stockholders to change the composition of the board of directors in any one year. These anti-takeover provisions could substantially impede the ability of public stockholders to change our management and board of directors. Such provisions may also limit the price that investors might be willing to pay for shares of our common stock in the future.

NEW INVESTORS IN OUR COMMON STOCK WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION.

    The initial public offering price of our common stock will be substantially higher than the net tangible book value per share of our existing capital stock. As a result, if you purchase common stock in this offering you will incur
immediate and substantial dilution of $      in net tangible book value per
share of common stock, based on an assumed public offering price of $    per
share. You will also experience additional dilution upon the exercise of outstanding stock options. In addition, the number of shares available for issuance under our 2000 Stock Option and Incentive Plan will automatically increase without stockholder approval.

FAILURE TO RAISE ADDITIONAL CAPITAL OR GENERATE THE SIGNIFICANT CAPITAL NECESSARY TO EXPAND OUR OPERATIONS AND INVEST IN NEW PRODUCTS COULD REDUCE OUR ABILITY TO COMPETE AND RESULT IN LOWER REVENUE.

    We anticipate that our existing capital resources and the net proceeds from this offering will enable us to maintain currently planned operations for at least the next two years. However, we premise this expectation on our current operating plan, which may change as a result of many factors, including market acceptance of our new products and future opportunities with collaborators. Consequently, we may need additional funding sooner than anticipated. Our inability to raise capital could seriously harm our business and product development efforts.

    If we raise additional funds through the sale of equity or convertible debt or equity-linked securities, your percentage ownership in the company will be reduced. In addition, these transactions may dilute the value of our outstanding stock. We may issue securities that have rights, preferences and privileges senior to our common stock. If we raise additional funds through collaborations or licensing arrangements, we may relinquish rights to certain of our technologies or products, or grant licenses to third parties on terms that are unfavorable to us. We may be unable to raise additional funds on terms acceptable to us. If future financing is not available to us or is not available on terms acceptable to us, we may have to curtail or cease operations.

SHARES ELIGIBLE FOR PUBLIC SALE AFTER THIS OFFERING COULD ADVERSELY AFFECT OUR STOCK PRICE.

    The market price of our common stock could decline as a result of sales of shares by our existing stockholders after this offering, or the perception that such sales will occur. These sales also might make it difficult for us to sell equity securities in the future at a time and at a price that we deem
appropriate. After this offering, we will have       shares of common stock
outstanding. Of these shares,       of the shares sold in this offering will be
freely tradeable. All of our existing stockholders have executed lock-up agreements. Those lock-up agreements restrict all of our existing stockholders from selling, pledging or otherwise disposing of their shares for a period of 180 days after the date of this prospectus without the prior written consent of Thomas Weisel Partners LLC. However, Thomas Weisel Partners LLC may, in its sole discretion, release all or any portion of the common stock from the restrictions of the lock-up agreements. In addition, after this offering, we also intend to register 50,000 shares of common stock for issuance under our 2000 Stock Option and Incentive Plan and 25,000 shares under our Employee Stock Purchase Plan.

WE WILL HAVE BROAD DISCRETION AS TO THE USE OF THE PROCEEDS FROM THIS OFFERING AND MAY USE THE PROCEEDS IN A MANNER WITH WHICH YOU DISAGREE.

    Our board of directors and our management will have broad discretion over the use of the net proceeds of this offering. You may disagree with the judgment of our board of directors and our management regarding the application of the proceeds of this offering. We intend to use a majority of the proceeds from this offering for payment of existing debt, redemption of our series A preferred stock, working capital and general corporate purposes and to fund potential acquisitions, if any. Because of the number and variability of factors that determine our use of the net proceeds from this offering, we cannot assure you that our actual use will not vary substantially from our currently planned uses. Initially, we intend to invest the net proceeds from this offering in income producing, investment grade securities.

FUTURE ISSUANCE OF OUR PREFERRED STOCK MAY DILUTE THE RIGHTS OF OUR COMMON STOCKHOLDERS.

    Our board of directors has the authority to issue up to 5,000,000 shares of preferred stock and to determine the price, privileges and other terms of these shares. The board of directors may exercise this authority without any further approval of our stockholders. The rights of the holders of common stock may be adversely affected by the rights of future holders of our preferred stock.

YOU WILL NOT RECEIVE CASH DIVIDENDS ON YOUR INVESTMENT IN OUR COMMON STOCK.

    We intend to retain all of our earnings to finance the development and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future. Moreover, our ability to declare and pay cash dividends on our common stock is restricted by covenants in our senior credit facility and in the indenture governing our senior subordinated notes. As a result, capital appreciation, if any, of our common stock will be your sole source of gain for the foreseeable future.

AN ACTIVE TRADING MARKET FOR OUR COMMON STOCK MAY NOT DEVELOP.

    Prior to this offering, there has been no public market for our common stock. Although we expect our common stock to be quoted on the Nasdaq National Market, an active trading market for our shares may not develop or be sustained following this offering. You may not be able to resell your shares at prices equal to or greater than the initial public offering price. The initial public offering price will be determined through negotiations between us and the underwriters and may not be indicative of the market price for these shares following this offering. You should read "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price.

                INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

    This prospectus contains forward-looking statements. The forward-looking statements are principally contained in the sections on "Prospectus Summary," "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performances or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Forward-looking statements include, but are not limited to:

    - our business strategy,

    - the market opportunity for our products, including the willingness of our customers to expand proteomics and ADMET investments,

    - our plans for hiring additional personnel,

    - our estimates regarding our capital requirements and our needs for additional financing, and

    - our plans, objectives, expectations and intentions contained in this prospectus that are not historical facts.

    In some cases, you can identify forward-looking statements by terms such as "may," "will," "should," "could," "would," "expects," "plans," "anticipates," "believes," "estimates," "projects," "predicts," "intends," "potential" and similar expressions intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. We discuss many of these risks in greater detail under the heading "Risk Factors." Also, these forward-looking statements represent our estimates and assumptions only as of the date of this prospectus.

    You should read this prospectus completely and with the understanding that our actual future results may be materially different from what we expect. We may not update these forward-looking statements, even though our situation may change in the future, unless we have obligations under the Federal securities laws to update and disclose material developments related to previously disclosed information. We qualify all of our forward-looking statements by these cautionary statements.

                                USE OF PROCEEDS

    We estimate that the net proceeds we will receive from the sale of
shares of common stock will be approximately $   million, or approximately $
   million if the underwriters fully exercise their over-allotment option, at
the assumed offering price of $      per share, in each case after deducting
estimated underwriting discounts, commissions and offering expenses payable by us. We will not receive any proceeds from the sale of shares by the selling stockholder in this offering.

    We expect to use the net proceeds of this offering as follows:

    - for payment of approximately $665,000 in subordinated debt and $9.6 million under our credit facility,

    - for redemption of our series A redeemable preferred stock at a cost of approximately $1.5 million,

    - to fund potential acquisitions, if any,

    - for working capital, and

    - for general corporate purposes.

    Except for the payment of existing debt and the redemption of preferred stock listed above, the use of proceeds has not been specifically identified or allocated due to the flexible nature of our planning process and the constantly changing nature of our industry. We will retain broad discretion in the allocation and use of the net proceeds of this offering. Pending the uses described above, we intend to invest the remaining net proceeds from this offering in short-term, investment grade, interest-bearing securities.

    Our subordinated debt bears interest at an annual rate of 13.0% and matures upon the consummation of this offering. All of the subordinated debt will be retired out of the proceeds of this offering.

    Our credit facility consists of two term loans and a revolving credit line. One term loan and the revolving line of credit mature in January 2002. The other term loan matures in June 2004. The interest rate for the credit facility is equal to our lender's base rate plus 1.5%. This interest rate was 10.5% at September 15, 2000. In July 2000, we increased our borrowings under our credit facility by $2.5 million to finance the acquisition of AmiKa Corporation. All of our outstanding indebtedness under our credit facility will be repaid out of the proceeds of this offering.

                                DIVIDEND POLICY

    We have never declared or paid dividends on our common stock in the past and do not intend to pay dividends on our common stock in the foreseeable future. Any future determination to pay dividends will be at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements and other factors the board of directors deems relevant. In addition, our existing credit facility does not permit us to pay cash dividends, and any future credit facilities may not permit us to pay cash dividends.

                                 CAPITALIZATION

    The following table describes our capitalization as of June 30, 2000:

    - on an actual basis,

    - on a pro forma basis to give effect to the conversion of all outstanding shares of convertible preferred stock into an aggregate of 48,500 shares of common stock, the exercise of all outstanding warrants into an aggregate of 431,756 shares of common stock upon the closing of this offering and the filing of our amended and restated certificate of incorporation prior to the effective date of this offering, and

    - on a pro forma as adjusted basis to reflect the sale of       shares of
      common stock in this offering at an assumed initial offering price of
      $    per share, after deducting estimated underwriting discounts, commissions and offering expenses payable by us and the application of the net proceeds therefrom.

                                                                     AS OF JUNE 30, 2000
                                                              ----------------------------------
                                                                                      PRO FORMA
                                                               ACTUAL    PRO FORMA   AS ADJUSTED
                                                              --------   ---------   -----------
                                                              (IN THOUSANDS, EXCEPT SHARE DATA)
Series A redeemable preferred stock, par value $0.01 per
  share; 469,300 shares authorized, issued and outstanding,
  actual; no shares authorized, issued and outstanding, pro
  forma and pro forma as adjusted...........................  $ 1,500    $  1,500       $   --
Series B convertible preferred stock, par value $0.01 per
  share; 48,500 shares authorized, issued and outstanding,
  actual; no shares authorized, issued and outstanding, pro
  forma and pro forma as adjusted...........................    1,000          --           --
                                                              -------    --------       ------
  Total preferred stock.....................................  $ 2,500    $  1,500
                                                              -------    --------       ------

Common stock warrants.......................................   98,721          --           --
                                                              -------    --------       ------

Undesignated preferred stock, par value $0.01 per share;
  82,200 shares authorized, no shares issued and
  outstanding, actual; 5,000,000 shares authorized, no
  shares issued and outstanding, pro forma and pro forma as
  adjusted..................................................       --          --           --
Common stock, par value $0.01 per share; 1,300,000 shares
  authorized, 575,907 shares issued and outstanding, actual;
  80,000,000 shares authorized, 1,056,163 shares issued and
  outstanding, pro forma; 80,000,000 shares authorized,
        shares issued and outstanding, pro forma as
  adjusted..................................................        6          11
Additional paid-in capital..................................    3,299     103,020
Treasury stock, 236,468 shares, actual and pro forma; no
  shares, pro forma as adjusted.............................     (668)       (668)
Retained earnings (accumulated deficit).....................  (94,911)    (94,911)
Accumulated other comprehensive income (loss)...............     (465)       (465)
                                                              -------    --------       ------
  Total stockholders' equity (deficit)......................  (92,739)      6,987
                                                              -------    --------       ------
    Total capitalization....................................  $ 8,482    $  8,487       $
                                                              =======    ========       ======

    The above table excludes 96,369 shares of common stock issuable upon exercise of stock options outstanding as of June 30, 2000 at a weighted average exercise price of $10.60 per share. The above table also assumes no exercise of the underwriters' over-allotment option.

                                    DILUTION

    Our pro forma net tangible book value as of June 30, 2000, was approximately $9.7 million, or $12.34 per share of common stock. Pro forma net tangible book value per share represents the amount of our total pro forma tangible assets less total liabilities divided by the pro forma number of shares of common stock outstanding. After giving effect to the issuance and sale by us of shares of common stock offered by this prospectus at an initial offering
price of $    per share and after deducting estimated underwriting discounts, commissions and offering expenses payable by us, our pro forma net tangible book
value as of June 30, 2000 would have been $      , or $    per share. This
represents an immediate increase in the pro forma net tangible book value of
$    per share to existing stockholders and an immediate dilution of $    per
share to new stockholders in this offering illustrated by the following table:

Initial public offering price per share..................                            $

  Pro forma net tangible book value per share before this
    offering.............................................  $                 12.34

  Increase per share attributable to new stockholders....
                                                           -----------------------

Pro forma net tangible book value per share after the
  offering...............................................
                                                                                     --------

Pro forma net tangible book value per share to new
  stockholders...........................................                            $
                                                                                     ========

    The following table sets forth on a pro forma basis as of June 30, 2000, the number of shares of common stock purchased from us, the total consideration paid and the average price per share paid by existing and new stockholders before deducting underwriting discounts, commissions and offering expenses payable by us:

                                SHARES PURCHASED               TOTAL CONSIDERATION
                               -------------------      ----------------------------------      AVERAGE PRICE
                                NUMBER    PERCENT               AMOUNT            PERCENT         PER SHARE
                               --------   --------      -----------------------   --------      -------------
Existing stockholders........  819,695           %      $                               %         $
New stockholders.............
                               -------     ------       -----------------------    -----
    Total....................               100.0%      $                          100.0%
                               =======     ======       =======================    =====

    The foregoing discussion and tables assume no issuance of shares by us pursuant to the underwriters' over-allotment option and no exercise of any stock options outstanding. As of June 30, 2000, there were options outstanding to purchase a total of approximately 96,369 shares of common stock with a weighted average exercise price of $10.60 per share. To the extent that any of these options are exercised, your investment will be further diluted. In addition, we may grant more options in the future under our stock plans.

                            SELECTED FINANCIAL DATA

    You should read the following selected consolidated financial data in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes included elsewhere in this prospectus. The statement of operations data for the years ended December 31, 1997, 1998 and 1999 and the balance sheet data at December 31, 1998 and 1999 are derived from our audited consolidated financial statements appearing elsewhere in this prospectus. The balance sheet data at December 31, 1997 and 1996, and the statement of operations data for the period ended December 31, 1996 are derived from our audited consolidated financial statements not included in this prospectus. The statement of operations data for the year ended December 31, 1995 and the balance sheet data at December 31, 1995 represents data of a predecessor company and are derived from their unaudited consolidated financial statements not included in this prospectus. The interim statement of operations data for the six-month periods ended June 30, 1999 and June 30, 2000 and the interim balance sheet data at June 30, 2000 are derived from our unaudited consolidated interim financial statements appearing elsewhere in this prospectus which, in the opinion of management, have been prepared on the same basis as the audited consolidated financial statements and reflect all adjustments necessary for a fair presentation of that data. The data for the six-month period ended June 30, 2000 are not necessarily indicative of results for the year ending December 31, 2000 or any future period.

                                    PREDECESSOR         FOR THE PERIOD            FISCAL YEAR ENDED           SIX MONTHS ENDED
                                      COMPANY           FROM INCEPTION               DECEMBER 31,                 JUNE 30,
                                 FISCAL YEAR ENDED    (MARCH 15, 1996 TO    ------------------------------   -------------------
                                 DECEMBER 31, 1995    DECEMBER 31, 1996)      1997       1998       1999       1999       2000
                                 -----------------   --------------------   --------   --------   --------   --------   --------
                                    (UNAUDITED)                                                                  (UNAUDITED)
                                                         (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues.......................      $ 10,032             $    8,198        $ 11,464   $ 12,154   $ 26,178   $ 11,533   $ 14,458
Cost of goods sold.............         5,286                  4,080           5,128      5,351     13,547      5,661      7,488
                                     --------             ----------        --------   --------   --------   --------   --------
    Gross profit...............         4,746                  4,118           6,336      6,803     12,631      5,872      6,970
                                     --------             ----------        --------   --------   --------   --------   --------
General and administrative
  expense......................         2,435                  1,834           2,338      2,317      7,431      2,704      2,179
Sales and marketing expense....         1,469                  1,058           1,672      1,722      2,448      1,255      1,505
Research and development.......           348                    249             207        325      1,188        461        799
Amortization of goodwill.......            --                     --              --         27        368        139        260
                                     --------             ----------        --------   --------   --------   --------   --------
    Operating income...........           494                    977           2,119      2,412      1,196      1,313      2,227
                                     --------             ----------        --------   --------   --------   --------   --------
Other (expense) income:
  Foreign currency (loss)
    gain.......................            23                    108             (96)        21        (48)      (169)      (280)
  Common stock warrant interest
    expense....................            --                     --            (117)    (1,379)   (29,694)    (7,403)   (67,526)
  Interest expense, net........          (472)                  (177)           (223)      (210)      (657)      (279)      (401)
  Amortization of deferred
    financing costs............            --                     --              --         --        (63)       (25)       (37)
  Other........................           (85)                   (10)            106         10        (17)       (12)        10
                                     --------             ----------        --------   --------   --------   --------   --------
    Other expense, net.........          (534)                   (79)           (330)    (1,558)   (30,479)    (7,888)   (68,234)
                                     --------             ----------        --------   --------   --------   --------   --------
    (Loss) income before income
      taxes....................           (40)                   898           1,789        854    (29,283)    (6,575)   (66,007)
Income taxes...................            85                    362             682        783        923        261        579
                                     --------             ----------        --------   --------   --------   --------   --------
    Net (loss) income..........      $   (125)            $      536        $  1,107   $     71   $(29,420)  $ (6,836)  $(66,586)
                                     ========             ==========        ========   ========   ========   ========   ========
(Loss) income per share:
  Basic........................      $  (0.24)            $     0.84        $   2.62   $  (0.18)  $(104.00)  $ (24.28)  $(210.66)
                                     ========             ==========        ========   ========   ========   ========   ========
  Diluted......................      $  (0.24)            $     0.44        $   1.27   $  (0.18)  $(104.00)  $ (24.28)  $(210.66)
                                     ========             ==========        ========   ========   ========   ========   ========
Weighted average common shares:
  Basic........................       520,518                520,518         375,773    284,050    284,050    284,050    316,488
                                     ========             ==========        ========   ========   ========   ========   ========
  Diluted......................       520,518              1,006,403         867,339    284,050    284,050    284,050    316,488
                                     ========             ==========        ========   ========   ========   ========   ========

                                                                              AS OF DECEMBER 31,
                                                                   -----------------------------------------       AS OF
                                                        1995         1996       1997       1998       1999     JUNE 30, 2000
                                                     -----------   --------   --------   --------   --------   -------------
                                                     (UNAUDITED)                (IN THOUSANDS)                  (UNAUDITED)
BALANCE SHEET DATA:
Cash and cash equivalents..........................    $ 1,043      $1,088     $  707     $  957    $ 2,396       $ 2,145
Working capital....................................     (4,910)      1,677      1,698      2,230      3,032         3,813
Total assets.......................................     11,204       6,397      6,161      7,192     20,561        20,634
Long-term obligations, net of current portion......        498       1,112        829        672      5,073         4,532
Preferred stock and common stock warrants..........         --       1,504      1,621      3,000     33,694       101,221
Stockholders' equity (deficit).....................      1,203         516        737        678    (25,676)      (92,738)

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    YOU SHOULD READ THE FOLLOWING DISCUSSION IN CONJUNCTION WITH OUR CONSOLIDATED FINANCIAL STATEMENTS, THE RELATED NOTES AND OTHER FINANCIAL INFORMATION APPEARING ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW

    We are a leading provider of innovative, enabling tools for drug discovery research at pharmaceutical and biotechnology companies, universities and government research laboratories. We focus on two critical bottlenecks in the drug discovery process, proteomics during the target validation stage of the drug discovery process and ADMET screening during the secondary screening stage of the drug discovery process. Our proteomics products consist of tools that allow our customers to purify and analyze proteins contained in a given sample. Our ADMET screening products are tools that enable our customers to test drug candidates to determine their absorption, distribution, metabolism, elimination and toxicology properties prior to conducting costly clinical trials.

    In providing tools for drug discovery generally, we have established a significant base business and have achieved brand recognition through our sale of precision pumps, ventilators and tissue/organ systems. Since our reorganization in 1996, we have built upon our base business and brand recognition by adding new technologies within the areas of proteomics and ADMET screening. Specifically, we have acquired the following product lines, businesses and technologies:

    - In June 1998, we acquired products for cell injection systems from Medical Systems Corporation for $1.0 million in cash,

    - In March 1999, we acquired Biochrom, which develops and manufactures DNA/RNA/protein calculators, spectrophotometers, amino acid analyzers and related consumables in the United Kingdom, from Pharmacia Biotech (Biochrom) Ltd for $7.0 million in cash,

    - In March 1999, we entered into an exclusive license for the technology underlying our ScanTox in vitro toxicology testing product for $25,000 in cash and ongoing royalties and licensing fee payments,

    - In September 1999, we acquired products for intracellular research from Clark Electromedical Instruments for $349,000 in cash,

    - In November 1999, we acquired our NaviCyte diffusion chamber systems product for drug absorption testing from a subsidiary of Trega Biosciences for $390,000 in cash and future royalties,

    - In November 1999, we acquired substantially all the assets and certain liabilities of Hugo Sachs Elektronik, consisting primarily of products for organ testing, for $568,000 in cash,

    - In May 2000, we acquired certain assets of Biotronik, consisting primarily of products for amino acid analysis, for $493,000 in cash, and

    - In July 2000, we acquired substantially all the assets of AmiKa Corporation consisting of purification tips, spin columns, a 96 well drug binding assay and related technology and intellectual property for $3.0 million in cash.

    REVENUES. We generate revenues by selling instruments, devices and consumables through our catalog, our distributors and our web site. For the six months ended June 30, 2000, approximately 82% of our revenues were derived from products we manufacture. The remaining 18% of our revenues were derived from complementary products we distribute in order to provide researchers with a single source for all equipment needed to conduct a particular experiment. For the six months ended June 30, 2000, approximately 71% of our revenues were derived from sales made by our non-U.S. operations. A majority of our international sales during this period consisted of sales to Amersham Pharmacia Biotech, the distributor for our spectrophotometers and amino acid analyzers. Amersham Pharmacia Biotech distributes these products to customers around the world from its distribution center in Upsalla, Sweden, including to many customers located in the United States. As a result, we believe our international sales would have been less as a percentage of our revenues for the six months ended June 30, 2000 than indicated above if we had shipped our products directly to their end users.

    COST OF GOODS SOLD. Cost of goods sold includes material, labor and manufacturing overhead costs, obsolescence charges, packaging costs, warranty costs, shipping charges and royalties. Our costs of goods sold may vary over time based on the mix of products sold.

    GENERAL AND ADMINISTRATIVE EXPENSE. General and administrative expense consists primarily of salaries and other related costs for personnel in executive, finance, accounting, information technology and human relations functions. Other costs include facility costs, professional fees for legal and accounting services, and provision for doubtful accounts.

    SALES AND MARKETING EXPENSE. Sales and marketing expense consists primarily of salaries and related expenses for personnel in sales, marketing and customer support functions. We also incur costs for trade shows, demonstration equipment, public relations and marketing materials, consisting primarily of the printing and distribution of our 1,000 page catalog and the maintenance of our web site. We may from time to time in the future expand our marketing efforts by employing additional technical sales specialists in an effort to increase sales of selected categories of products in our catalog.

    RESEARCH AND DEVELOPMENT EXPENSE. Research and development expense consists primarily of salaries and related expenses for personnel and capital resources used to develop and enhance our products. Other research and development expense includes fees paid to consultants and outside service providers, and material costs for prototype and test units. We expense research and development costs as incurred. We believe that significant investment in product development is a competitive necessity and plan to continue this investment in order to realize the potential of our new technologies for proteomics and ADMET.

    Since our reorganization in 1996, we have experienced substantial revenue growth. In the future we intend to introduce new products for proteomics and ADMET research that support emerging and potentially large markets. In order to support the anticipated growth of these new products, we may expand our product development and sales and marketing activities. In the event we pursue activities which increase our product development and sales and marketing expenses, operating results will be adversely affected if revenues do not increase proportionately. If revenues are below expectations, our business, operating results and financial condition are likely to be materially and adversely affected. Net income may be disproportionately affected by a reduction in revenues as a relatively smaller amount of our expenses vary with changes in our revenues. As a result, we believe that period-to-period comparisons of our results of operations are not necessarily meaningful and should not be relied upon as indications of future performance.

SIX MONTHS ENDED JUNE 30, 2000 COMPARED TO SIX MONTHS ENDED JUNE 30, 1999

    REVENUES. Revenues increased $2.9 million, or 25%, to $14.5 million in 2000 from $11.5 million in 1999. Excluding the impact of changes in foreign currency exchange rates, revenues based on 1999 rates would have been approximately
$14.7 million in 2000. Approximately $1.5 million of the $2.9 million increase, or 52%, was attributable to the full period effect of revenues from the acquisition of our Biochrom subsidiary in March 1999. The balance of the increase was attributable to $1.7 million of revenue from product line acquisitions made in the second half of 1999 partially offset by the cyclical nature of catalog sales.

    COST OF GOODS SOLD. Cost of goods sold increased $1.8 million, or 32%, to $7.5 million in 2000 from $5.7 million in 1999. The increase in cost of goods sold as a percentage of revenues was due to slightly higher cost of goods sold on acquired product lines and for our Biochrom subsidiary acquired in March 1999. Our Biochrom subsidiary experiences lower revenues and correspondingly lower general and administration and sales and marketing expenses relative to cost of goods sold as a consequence of marketing its products primarily through a distributor.

    GENERAL AND ADMINISTRATIVE EXPENSE. General and administrative expense decreased $525,000, or 19%, to $2.2 million in 2000 from $2.7 million in 1999. The decrease was due primarily to compensation expense on stock options of $937,000 in 1999. Excluding these charges, general and administrative expenses increased $448,000 in 2000 compared to 1999 due primarily to the full period effect of Biochrom as well as increased support for operations.

    SALES AND MARKETING EXPENSE. Sales and marketing expense increased $251,000, or 20%, to $1.5 million in 2000 from $1.3 million in 1999. The increase was primarily due to expenses of acquisitions. As a percentage of revenues, marketing and sales expense was 10% in 2000 and 11% in 1999. This declining percentage reflects spreading expense over a larger base of revenues. In the future we may add employees to expand selected categories of our catalog as well as to expand the capabilities of our web site and integrate it into our business planning and processes.

    RESEARCH AND DEVELOPMENT EXPENSE. Research and development spending increased $337,000, or 73%, to $799,000 in 2000 from $461,000 in 1999. The increase in research and development expense resulted from expenses of acquisitions, spending on product enhancement and new product development, primarily on ScanTox in vitro toxicology testing and other core technology. As a percentage of revenues, research and development expense was 6% in 2000 and 4% in 1999. This increasing percentage reflects expanded efforts on ADMET testing products.

    AMORTIZATION OF GOODWILL. Amortization of goodwill was $260,000 in 2000 and $139,000 in 1999. The increase is the result of amortizing additional goodwill incurred in connection with our acquisitions in 2000.

    OTHER EXPENSE, NET. Other expense, net, was $68.2 million in 2000 compared to $7.9 million in 1999. Other expense, net, included a non-cash charge for common stock warrant interest expense of $67.5 million in 2000 and $7.4 million in 1999. This amount represents the difference between the fair value of the warrant for financial reporting purposes and its exercise price. This liability represents the right of warrant holders to require us to pay cash equal to the fair market value of the warrants in exchange for the warrants, or any common stock from the exercise of the warrants, beginning March 15, 2002. Effective with this offering, the warrants will be exercised for common stock and the right to be paid cash will terminate. The liability previously recorded will become part of common stock and additional-paid-in capital, and no additional liability will be incurred with respect to these warrants. Net interest expense increased $120,000, or 43%, to $400,000 in 2000 from $279,000 in 1999. The increase resulted primarily from higher debt balances in 2000, which were incurred to finance acquisitions.

    EFFECTIVE TAX RATES. Our effective tax rates have been established at 38% for 2000 and 33% for 1999 excluding the impact for common stock warrant interest expense, which is not deductible for income tax purposes.

YEAR ENDED DECEMBER 31, 1999 COMPARED TO YEAR ENDED DECEMBER 31, 1998

    REVENUES. Revenues increased $14.0 million, or 115%, to $26.2 million in 1999 from $12.2 million in 1998. Approximately $12.2 million, or 87%, of the increase was derived from the March 1999 acquisition of Biochrom. Excluding the impact of changes in foreign currency exchange rates, revenues based on 1998 rates would have been approximately $26.3 million in 1999. Revenues from our existing business increased $1.8 million, or 15%, to $14.0 million in 1999 from $12.2 million in 1998. The increase was attributable primarily to the full year of revenues from the products acquired from Medical Systems in June 1998, increased sales resulting from our expanded direct marketing efforts, and to a lesser extent to revenues from product lines acquired in the second half of 1999.

    COST OF GOODS SOLD. Cost of goods sold increased $8.2 million, or 153%, to $13.5 million in 1999 from $5.4 million in 1998. As a percentage of revenues, cost of goods sold increased to 52% in 1999 from 44% in 1998. The increase in cost of goods sold in 1999 was primarily the result of the acquisition of Biochrom. The increase was also the result of Biochrom, which experiences higher costs of goods sold as a percentage of revenues due to the marketing of its products primarily through a distributor.

    GENERAL AND ADMINISTRATIVE EXPENSE. General and administration expense increased $5.1 million, or 221%, to $7.4 million in 1999 from $2.3 million in 1998. Biochrom accounted for $1.1 million, or 22%, of the increase. Also in 1999, $3.3 million was recorded as non-cash compensation expense from options granted in 1996. Excluding the Biochrom acquisition and the compensation expense, expenses increased $800,000, or 35%, to $3.1 million in 1999 from $2.3 million in 1998. The increase was due to the need to support expanding operations. As a percentage of revenues, general and administration expense increased to 28% in 1999 from 19% in 1998.

    SALES AND MARKETING EXPENSE. Sales and marketing expense increased $727,000, or 42%, to $2.4 million in 1999 from $1.7 million in 1998. Biochrom accounted for $608,000, or 84%, of the increase. Excluding the Biochrom acquisition, expenses increased $119,000, or 7%, to $1.8 million in 1999 from $1.7 million in 1998. The increase was due to expanded direct marketing efforts and the full year effect of support for the products acquired in June 1998. As a percentage of revenues, sales and marketing expense decreased to 9% in 1999 from 14% in 1998. The decrease in sales and marketing expense as a percentage of revenues was primarily due to the acquisition of Biochrom, which has lower sales and marketing expense because those expenses are primarily borne by its distributor.

    RESEARCH AND DEVELOPMENT EXPENSE. Research and development spending increased $863,000 in 1999, or 266%, to $1.2 million from $325,000 in 1998. The acquisition of Biochrom contributed $577,000 to the increase. The balance of the increase was spending for development of our newly licensed ScanTox technology and expansion of our core drug screening products. As a percentage of revenues, research and development expense increased to 5% in 1999 from 3% in 1998. The increase in research and development expense as a percentage of revenues was primarily due to Biochrom, our employment of additional engineers and increased charges for outside services.

    AMORTIZATION OF GOODWILL. Amortization of goodwill was $368,000 in 1999 and $28,000 in 1998. The increase is the result of amortizing additional goodwill incurred in connection with our acquisitions in 1999 and the full year effect of the acquisition of the Medical Systems products in June 1998.

    OTHER EXPENSE, NET. Other expense, net was $30.5 million in 1999 compared to $1.6 million in 1998. Other expense, net, included a non-cash charge for common stock warrant interest expense of $29.7 million in 1999 and $1.4 million in 1998. Net interest expense increased $447,000, or 214%, to $656,000 in 1999 from $209,000 in 1999. The increase resulted primarily from higher debt balances in 1999, which were incurred to finance acquisitions.

    EFFECTIVE TAX RATES. Our effective tax rates have been established at 33% for 1999 and 35% for 1998. The decrease in the rate is principally due to lower foreign jurisdiction statutory income tax rates, specifically the result of the acquisition of Biochrom.

YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1997

    REVENUES. Revenues increased $690,000, or 6%, to $12.2 million in 1998, from $11.5 million in 1997. The increase was due to the introduction of new products from the acquisition of Medical Systems in June 1998, which accounted for $510,000 of the increase, as well as growth in sales of existing products.

    COST OF GOODS SOLD. Cost of goods sold increased approximately $224,000, or 4%, to $5.4 million in 1998 from $5.1 million in 1997. As a percentage of revenues, cost of goods sold decreased to 44% in 1998 from 45% in 1997. The decrease was due to spreading manufacturing overhead across increased production relating to the products acquired with the purchase of Medical Systems.

    GENERAL AND ADMINISTRATIVE EXPENSE. General and administrative expense remained constant at $2.3 million from 1997 to 1998. As a percentage of revenues, general and administrative expense decreased to 19% in 1998 from 20% in 1997. The decrease in general and administrative expense as a percentage of revenues was primarily due to spreading general and administrative costs over a greater revenue base.

    SALES AND MARKETING EXPENSE. Sales and marketing expense increased $49,000, or 3%, to $1.7 million in 1998 from $1.7 million in 1997. As a percentage of revenues, sales and marketing expense decreased to 14% in 1998 from 15% in 1997. The decrease in sales and marketing expense as a percentage of revenues was primarily due to spreading sales and marketing costs over a greater revenue base.

    RESEARCH AND DEVELOPMENT EXPENSE. Research and development spending increased $118,000, or 57%, to $325,000 in 1998 from $206,000 in 1997. The increase in spending represented investments in product development and enhancement of the existing family of products. As a percentage of revenues, research and development expense increased to 3% in 1998 from 2% in 1997.

    AMORTIZATION OF GOODWILL. Amortization of goodwill consisted of a charge of $28,000 in 1998 resulting from the acquisition of Medical Systems. There was no corresponding charge in 1997.

    OTHER EXPENSES, NET. Other expenses, net were $1.6 million in 1998 compared to $330,000 in 1997. The increase was due primarily to a charge of $1.4 million for common stock warrant interest expense.

    EFFECTIVE TAX RATES. Our effective tax rates have been established at 92% for 1998 and 36% for 1997. Excluding the impact for common stock warrant interest expense, the effective income tax rate was established at 35% for 1998.

LIQUIDITY AND CAPITAL RESOURCES

    Historically, we have financed our business through cash provided by operating activities, the issuance of common and preferred stock, and bank borrowings. Our liquidity requirements have arisen primarily from net cash used in investing activities, including funding of acquisitions, payments on outstanding indebtedness, research and development expenditures, and capital expenditures. As of June 30, 2000, we had cash of $2.1 million. Since our reorganization in March 1996, we have raised $11.5 million, consisting of $2.5 million of preferred and common stock and $9.0 million of debt. As of June 30, 2000, we had $4.8 million in debt under a bank term loan, $678,000 million in subordinated debt and $2.5 million outstanding under a $3.8 million revolving credit facility.

    Our operating activities generated cash of $1.2 million in the first six months of 2000, $2.9 million in 1999, $1.8 million in 1998 and $1.1 million in 1997. For all periods presented, operating cash flows were primarily due to operating results, including the full-year effect of acquisitions prior to non-cash charges, partially offset by working capital requirements.

    Our investing activities used cash of $1.3 million in the first six months of 2000, $8.5 million in 1999, $1.4 million in 1998 and $653,000 in 1997. Cash has been used in the following technology and business acquisitions:

    - $493,000 for Biotronik's amino acid analysis systems business in May 2000,

    - $390,000 for the NaviCyte diffusion chamber systems product line in November 1999,

    - $568,000 for Hugo Sachs Elektronik in November 1999,

    - $349,000 for intracellular research products from Clark Electromedical Instruments in September 1999,

    - $7.0 million for Biochrom in March 1999, and

    - $1.0 million for Medical Systems Corporation's cell injection systems business in June 1998.

    Our financing activities provided cash of $18,000 for the first six months of 2000 and $7.3 million in 1999, and used cash of $105,000 in 1998 and $874,000 in 1997. Financing cash flows consisted of borrowings under a revolving credit facility, long-term debt and the issuance of preferred stock. As of June 30, 2000, we had approximately $1.3 million available under our revolving credit facility, subject to our ability to maintain compliance with all of the covenants contained in our revolving credit agreement. We were in compliance with all covenants as of June 30, 2000.

    Prior to 1999, we had historically generated sufficient cash flow from operations to fund expenditures on capital equipment, debt service, equity transactions, stock repurchases and preferred dividend payments. In 1999, in connection with the acquisition of Biochrom, we increased our long-term indebtedness by approximately $5.5 million and issued approximately
$1.0 million in convertible preferred stock. As a result, the level of debt service required increased substantially compared to historical levels. Upon completion of the offering, we intend to use a portion of the proceeds to redeem our series A redeemable preferred stock in the amount of $1.5 million, and to repay the bank term loan, the subordinated debt and the revolving credit facility.

    Based on our operating plans, we expect that proceeds from this offering, available cash, cash generated from operations, and cash available from our revolving credit facility will be sufficient to finance operations and capital expenditures for at least two years from the date of this prospectus. However, we may use a substantial portion of the proceeds from this offering to accelerate product development, expand our sales and marketing activities or consummate acquisitions. Therefore, we may need to raise additional capital, which may be dilutive to existing stockholders. The additional capital may not be available on acceptable terms or at all. Accordingly, there can be no assurance that we will be successful in raising additional capital.

IMPACT OF FOREIGN CURRENCIES

    We sell our products in many countries and a substantial portion of our sales, costs and expenses are denominated in foreign currencies, especially the United Kingdom pound sterling and the Euro. In the first half of 2000 and in 1999, the U.S. dollar strengthened against these currencies resulting in reduced consolidated revenue growth, as expressed in U.S. dollars. In addition, the currency fluctuations resulted in foreign currency losses of approximately $48,000 in 1999 and $280,000 in the first six months of 2000.

    Historically, our realized foreign exchange gains and losses have not been material. Accordingly, we have not hedged our foreign currency position. Currently, we attempt to manage foreign currency risk through the matching of assets and liabilities. However, as our sales expand internationally, we plan to evaluate our currency risks and we may enter into foreign exchange contracts from time to time to mitigate foreign currency exposure.

BACKLOG

    Our order backlog was approximately $2.3 million as of June 30, 2000 and $1.9 million as of June 30, 1999. We include in backlog only those orders for which we have received valid purchase orders. Our backlog as of any particular date may not be representative of actual sales for any succeeding period. We expect to ship substantially all of the June 30, 2000 backlog by December 31, 2000.

ACCOUNTING PRONOUNCEMENTS

    In June 1998, the Financial Accounting Standard Board issued Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS 133 establishes accounting and reporting standards requiring that every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS 133, as amended by SFAS 137 and SFAS 138, is effective for years beginning after June 15, 2000. SFAS 133 will be adopted on January 1, 2001. We believe the adoption of this statement will not have a significant impact on our financial position, results of operations or cash flows.

SUBSEQUENT EVENT

    In July 2000, we purchased substantially all the assets of AmiKa Corporation, a developer of products for proteomics and genomics research. Cash consideration including transaction expenses was $3.0 million. The acquisition will be accounted for by the purchase method of accounting.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

    Interest rate risk and foreign currency rate risk are the primary sources of market risk to our operations. As of June 30, 2000, we had aggregate variable rate long-term debt of $4.0 million and revolving credit facility debt of $2.5 million. A 10% change in interest rates would change the annual interest expense on our long-term debt by approximately $40,000 and on our revolving credit facility by $25,000.

                                    BUSINESS

OVERVIEW

    We are a leading global provider of innovative, research enabling tools for drug discovery. We provide a broad array of tools designed to accelerate the speed and to reduce the cost at which our customers can introduce new drugs. Since our 1996 reorganization, we have focused on alleviating the protein purification and ADMET screening bottlenecks in drug discovery.

    To address these two critical bottlenecks in protein purification and ADMET screening, we recently introduced several new proprietary tools. For protein purification, these tools include specially treated pipette tips, spin columns and micro-dialyzers. For ADMET screening, these tools include NaviCyte diffusion chambers for drug absorption testing, 96 well equilibrium dialysis plates for drug distribution testing and ScanTox in vitro toxicology screening instruments.

    We also have an established product base in proteomics, which is the study of gene function through the analysis of protein interactions. This product base consists of DNA/RNA/protein calculators, life science spectrophotometers and amino acid analysis systems, as well as precision infusion pumps, organ testing systems and cell ventilators used in ADMET screening.

OUR HISTORY

    Our business began in 1901 and has grown over the intervening years with the development and evolution of modern drug discovery tools. Our past inventions include the mechanical syringe pump in the 1950s for drug infusion and the microprocessor controlled syringe pump in the 1980s.

    In March 1996, a group of investors led by our current management team acquired a majority of the then existing business of our predecessor, Harvard Apparatus. Following this acquisition, we redirected our strategy to focus on high growth areas within drug discovery by acquiring innovative technologies through strategic acquisitions and licensing while continuing to grow our existing business through internal product development and marketing. We have completed five business acquisitions, including Biochrom, the licensing of key new technology for in vitro toxicology assays and drug absorption measurement chambers, the internal development of new product lines, including new generation syringe pumps and DNA/RNA/protein calculators and the mailing of expanded new catalogs.

INDUSTRY OVERVIEW

    The life sciences research industry is undergoing fundamental change and growth resulting principally from the explosive growth in gene discovery and the demand for greater efficiency in the drug discovery process. Industry experts estimate that in 2000, the life sciences research industry will spend more than $50 billion on drug discovery research and development. The goal of drug discovery is to find compounds that will bind specifically to a given target without significantly affecting any other molecules in the body. Traditionally, chemists have laboriously synthesized new compounds with potential therapeutic activity one at a time or painstakingly isolated them from natural resources. Today, combinatorial chemistry techniques are used to greatly increase the supply and diversity of such compounds. Libraries of hundreds of thousands, or even millions, of compounds are now available for testing in biological assays against targets.

    Until recently, life sciences researchers had identified only a few hundred targets against which to test these compounds. Driven by large-scale DNA sequencing projects, such as the Human Genome Project, life sciences researchers expect to identify tens of thousands of new genes as they decipher the genomes of both humans and disease-causing organisms. When a gene, which is a segment of DNA, is expressed, a copy of the gene sequence is carried in messenger RNA, or mRNA, which is used to direct the manufacture of a protein. Although genes, DNA, mRNA and proteins are all targets for drug discovery, proteins are by far the most common. Proteins are the molecular machines of the cell that are responsible for performing the majority of cellular functions. Once proteins are identified and validated as potential targets, they need to be screened against hundreds of thousands, if not millions, of compounds in a process known as primary screening.

    Drug discovery is a time-consuming and costly process. In the pre-genomics era, the compound development, primary screening and clinical trials stages were bottlenecks in this process. The successes of genomics, combinatorial chemistry and high throughput screening in recent years have alleviated the bottlenecks at the compound development and primary screening stages. However, these bottlenecks have been replaced by bottlenecks at the target validation, assay development and absorption, distribution, metabolism, elimination and toxicology, or ADMET, testing stages. The revolution in genomics is expected to increase the number of targets from 500 to 10,000, which will consequently greatly increase the need for protein purification and analysis. The increase in the number of compounds in libraries from tens of thousands to millions together with the increase in the number of targets is greatly increasing the number of leads requiring ADMET screening.

    THE DRUG DISCOVERY PROCESS

    The drug discovery process consists of several steps, which are illustrated below.

    The diagram that illustrates the drug discovery process is initially split into two parallel tracks which merge into a single track as the diagram moves to the right. The upper track of the diagram is titled "Compound Development" and includes an arrow titled "Compound Libraries." Below the arrow are the words "Combinatorial Chemistry." The lower track of the diagram is titled "Target Discovery" and includes two arrows. The first arrow is titled "Target Identification." Below this arrow is the word "Genomics." The next arrow to the right is titled "Target Validation." Below this arrow is the word "Proteomics." Following the "Compound Libraries" arrow on the upper track and the "Target Validation" arrow on the lower track, the two tracks of the diagram combine and include arrows to illustrate the remaining stages and key bottlenecks in the drug discovery process. The individual arrows from left to right include an arrow titled "Assay Development" followed by an arrow titled "High Throughput Screening." These two arrows in the diagram appear under the title "Primary Screening." To the right of the "High Throughput Screening" arrow is an arrow titled "Lead Optimization" followed by an arrow titled "ADMET Screening." These two arrows in the diagram appear under the title "Secondary Screening." To the right of the "ADMET Screening" arrow is an arrow titled "Clinical Trials," the final arrow in the process flow diagram.

    TARGET IDENTIFICATION involves isolating a particular molecule, typically a protein, and evaluating the role that it plays in the body to determine whether it might be a viable target for further investigation. Today, this activity is most often initiated by genomics studies, including DNA sequencing, RNA analysis and genetic mapping.

    TARGET VALIDATION involves demonstrating that affecting the function of a particular target has a positive effect on the course of a disease. Target validation employs a variety of methods including RNA analysis, protein analysis and cell biology. Target validation is a more time-consuming process than target identification.

    PRIMARY SCREENING involves the large-scale testing of collections of chemical compounds, known as compound libraries, against validated targets. These libraries are tested using high throughput assays. The goal is to find individual compounds that bind to and inhibit or activate a particular target, commonly referred to as a hit. An assay, in the context of screening compounds against a new target, refers to a test a researcher must develop for measuring whether particular compounds in a library interact with the target in a certain manner. An assay must be developed for each target to be screened. The major pharmaceutical companies are moving towards screening up to 100 targets annually with libraries of up to one million compounds each.

    SECONDARY SCREENING involves the refinement of hits into leads that can be used in clinical trials. This step consists of lead optimization and ADMET testing. Lead optimization involves conducting successive rounds of chemical alterations and biological tests to find compounds similar to the original compound identified in primary screening which have improved drug properties over the initial compound, particularly efficacy. ADMET testing involves the conducting of various tests on compounds to ensure that they are safe and have good pharmacological properties such as high adsorption into the blood from the digestive tract and good distribution to the site of the target molecule in the body. This stage also involves the testing of compounds to determine therapeutic activity in animal models of disease and to ensure that the compounds can be manufactured with consistent quality.

    CLINICAL TRIALS involve the testing of pharmaceutical compounds in humans to demonstrate their safety and efficacy. Because clinical trials are by far the most expensive part of drug discovery, and undesirable ADMET properties are the most common reasons for failure, pharmaceutical and biotechnology companies can achieve substantial cost savings by identifying drug candidates with poor ADMET properties as early in the drug discovery process as possible. Drugs with successful clinical trials are almost always commercialized.

    PROTEOMICS

    Proteomics involves the large-scale purification, identification and analysis of proteins. Proteins are manufactured in the body's cells according to the code contained in DNA and are the molecular machines of the cell that are responsible for performing the majority of cellular functions. Proteins are the most common targets in the field of drug discovery because proteins tend to be far more accessible to drugs than either DNA or mRNA which are located in the nucleus of the cell.

    Every protein that is identified as a potential target must be analyzed. The trend in protein analysis currently is moving towards the use of mass spectrometry, which is the fastest and most accurate technique for protein analysis. Because mass spectrometers are highly sensitive, they require the use of pure samples in order to properly analyze the protein. Thus, protein purification, the removal of reagents such as salts, detergents and buffers, is essential to target discovery.

    In the last few years the revolution in genomics and the completion of the Human Genome Project has vastly increased the number of known targets. Before the Human Genome Project there were only approximately 500 known targets. Some experts believe that the sequencing of the human genome will ultimately lead to the identification of 50,000 to 100,000 genes and over 1,000,000 proteins. Many scientists expect that this will in turn lead to the identification of up to 10,000 targets. Each of these targets, many of which will be proteins, will need to be purified and analyzed many times prior to becoming a validated target for primary screening. As a result of the recent and projected increases in the number of known drug targets, purifying protein samples has been and will continue to be a significant bottleneck in the drug discovery process.

    ADMET SCREENING

    The goal of ADMET screening is to identify compounds that have toxic side effects or undesirable pharmacological properties. These compounds are then either eliminated or further chemically modified and re-screened. While ADMET screening is traditionally conducted late in the drug discovery process, early application of ADMET screening can be highly beneficial. This is because more than half of the 90% of lead compounds which fail in the costly clinical trial stage of drug discovery fail due to poor pharmacological properties. These important pharmacological properties consist of absorption, distribution, metabolism and elimination which, together with toxicology, are described below:

    ABSORPTION. Absorption describes the ability of a drug to pass through the wall of the digestive tract and enter the blood stream. Absorption is an important property of an effective drug because adequate absorption allows a drug to be administered orally rather than by direct injection into the blood. If a lead candidate cannot be absorbed easily from the digestive tract into the blood, its commercial viability will be adversely impacted even if it effectively acts against the target.

    DISTRIBUTION. Distribution describes the amount of a drug that different tissues in the body take in from the blood. Distribution of the drug to the tissue containing the target molecule is necessary for the drug to have the desired effect. Moreover, undesirable side effects may occur if the drug is distributed to tissues other than the one containing the target molecule. Effective distribution requires the drug to be transported around the body and released into the tissue containing the target molecule at an appropriate rate. The flow of blood alone is often an effective distribution method. However, while the binding of a drug to blood proteins can increase the proper distribution of a drug, it can cause toxic problems if the bond formed is too strong.

    METABOLISM. Metabolism describes the chemical changes that the body makes to a drug. This is an important property of an effective drug for three reasons. First, some drugs must be metabolized in order to become effective. Second, some drugs may have no toxic side effects, but the byproducts of their metabolism, known as metabolites, may be toxic. Third, metabolism usually makes drugs more soluble in water, which in turn makes it easier for the body to eliminate them in the urine.

    ELIMINATION. Elimination describes the process by which the body expels a drug. If the blood absorbs a drug, it will be primarily eliminated in the urine either in its native or metabolized forms. Elimination is important because toxicity is primarily a matter of concentration--even common compounds such as aspirin and caffeine are toxic at high enough concentrations. If the body does not eliminate a drug, the drug's concentration will build up with every dose taken, eventually reaching toxic levels.

    TOXICOLOGY. Toxicology describes the adverse effects a drug has on the body. These range from nausea to death. All drugs must be shown to be safe to the satisfaction of regulatory authorities prior to commercialization. Toxicology consists of tests designed to determine the likelihood that a drug will cause death or the growth of tumors, disrupt normal reproductive function or the immune system or mutate DNA.

    For every 1,000 hits identified through primary screening, only about ten survive secondary screening and make it into clinical trials, the final stage of drug discovery. Of those ten, only one, on average, survive the regulatory process to be commercialized as a new drug.

    CURRENT TECHNOLOGIES FOR PROTEIN PURIFICATION AND ADMET SCREENING

    PROTEIN PURIFICATION. Protein purification is an essential step in proteomics. Researchers must remove any salts, buffers, detergents and cellular debris prior to analyzing a protein sample. Current technologies for protein purification include packed bed columns and dialysis. In order to isolate a specific protein, two-dimensional gel electrophoresis, or 2DGE, is typically used in advance of running a sample through a packed bed column or dialysis. Two-dimensional gel electrophoresis isolates different types of proteins in a two-stage process using electric currents passed through gels. Each protein migrates to a specific location in the gel. The protein can then be separated from the gel residue using packed bed columns or dialysis.

        PACKED BED COLUMNS are small disposable plastic tubes containing chromatography media. A protein sample is typically pipetted into the top of the column, which is then placed in a centrifuge or vacuum manifold to draw the sample through the media. These columns will remove salts, detergents, buffers and 2DGE gel residue, but may retain some of the protein in the media.

        DIALYSIS involves the use of a porous membrane which allows small molecules such as salts, detergents, buffers and 2DGE gel residue to pass through but blocks larger molecules such as proteins from passing through. Dialysis involves pipetting the protein sample into a device which consists of a chamber with the porous membrane covering one otherwise open end. The chamber is then placed in a large volume of pure water and stirred for a period of time, which may be minutes or hours.

    ADMET SCREENING. ADMET testing at the secondary screening stage has traditionally relied almost exclusively on live animal testing instead of tools. The most common animals used in drug discovery studies are laboratory rats and mice. As a drug compound moves closer to human clinical trials, the United States Food and Drug Administration requires that studies be performed using larger animals, such as rabbits and dogs.

    LIMITATIONS OF CURRENT TECHNOLOGIES

    PROTEIN PURIFICATION. Current technologies for protein purification in proteomics have the following limitations:

    - LOW PRODUCTIVITY. Neither packed bed columns nor dialyzers are easily capable of automated sample handling. Using packed bed columns, either alone or in connection with two-dimensional gel electrophoresis, requires centrifugation or the use of a vacuum to move the sample through the purification media. This means the sample must be physically moved to the centrifuge or vacuum pump, left to run--typically for several minutes--then removed, washed and the protein eluted.

    - LOSS OF PROTEIN SAMPLE. Packed bed columns consume a portion of the sample leading to sample loss. The amount of sample lost in the purification process may only be microliters. This is not a significant problem if several milliliters of sample are available, as is common in DNA purification. However, if only a few microliters of sample are available, as is common in protein purification, the loss of even one microliter may be a large percentage of the total. In addition, protein samples are typically expensive and thus sample loss must be minimized.

    ADMET SCREENING. Current technologies for ADMET screening have the following limitations:

    - HIGH COST. Animal assays are costly because all animals have to be housed and cared for under strict government regulations often in clean room environments and with a significant staff to care for the animals. A standard 14-day range finding study performed using laboratory rats costs approximately $75,000, and a two-year carcinogenicity study carried out with laboratory rats costs approximately $1 million. A later stage 90-day study carried out using dogs typically costs almost twice as much as the same test performed using laboratory rats.

    - LABOR INTENSITY. By their nature, animal assays cannot be automated and thus require the time of highly skilled research scientists, such as surgeons and pathologists.

    - ETHICAL CONSIDERATIONS. Even though researchers must use the lowest number of the least sentient animals to achieve the scientifically needed information, avoid pain and consider alternatives to the use of live animals, the large number of animals used still creates ethical considerations.

OUR SOLUTIONS

    We overcome the limitations of current technologies by providing innovative, enabling tools for protein purification and ADMET screening.

    PROTEIN PURIFICATION

    Our protein purification technologies are designed to be quick to use and to reduce sample loss.

    - HIGHER PRODUCTIVITY. Our purification pipette tips are quicker to use than packed bed columns because a centrifugation or vacuuming step is not necessary. This avoids both the moving of the sample to and from the centrifuge or vacuum pump and the run time in the centrifuge or vacuum pump. We believe our protein purification pipette tips are the only pipette tips capable of being fitted to standard pipetting workstations and thus being used for automated protein purification. This automation increases our customers' productivity. In addition, our 96 well plate versions of dialyzers and spin columns can be used directly in automated equipment, again increasing our customers' productivity.

    - REDUCED SAMPLE LOSS. Our miniaturization of dialyzers and spin columns reduces sample loss in the membrane or column material. Our purification pipette tips contain smaller volumes of material than packed bed columns and thus less sample is retained in the material.

    ADMET SCREENING

    Our ADMET screening technologies employ novel approaches to obtaining ADMET data while reducing the use of large numbers of live animals.

    - LOWER COST. Most of our ADMET screening products use organs, tissue or blood proteins rather than live animals. In particular, our in vitro toxicology assay uses the lenses of cows' eyes obtained as a by-product of the beef industry, and our 96 well plate for serum protein binding uses blood proteins in vitro rather than in the bloodstream of live laboratory animals.

    - IMPROVED AUTOMATION. Our in vitro toxicology assay can be run in a few minutes of instrument time and a few hours of elapsed time. By contrast, basic toxicology tests in animals typically take days of elapsed time and more advanced tests take weeks or months. Our 96 well plate for serum protein binding can be run on automated liquid handling equipment.

    - REDUCED ANIMAL USAGE. Our in vitro toxicology assay uses cow eye lenses instead of live animals to detect toxic effects of compounds. Our drug absorption chamber uses cultured human colon cells instead of animal intestinal tissue to simulate the absorption of a drug into the blood from the digestive tract. Our 96 well plate for serum protein binding tests the binding ability of compounds on extracted blood proteins instead of infusing the compounds into the bloodstreams of live test animals.

OUR STRATEGY

    Our goal is to become the leading provider of innovative, enabling technologies and products for proteomics and ADMET research in the drug discovery process. Key elements of our strategy are to:

    ESTABLISH OUR PROTEOMICS AND ADMET SCREENING PRODUCTS AS INDUSTRY STANDARDS

    In order to establish our products as industry standards, we intend to provide a broad selection of products focused on the target validation and ADMET screening stages of the drug discovery process. We have recently introduced several new innovative products designed to reduce the cost and time associated with protein purification and ADMET screening in drug discovery. We have already begun to realize revenue from the sales of our products, including purification pipette tips, spin columns, dialyzers, in vitro toxicology assays and equilibrium dialysis plates. We intend to rapidly increase the market acceptance of these products through the development of new uses for these products, focused, direct marketing campaigns to our extensive customer base and promotions at scientific exhibitions.

    LAUNCH A BROAD RANGE OF INNOVATIVE NEW TOOLS FOR DRUG DISCOVERY

    Since our reorganization in 1996, we have focused on becoming a leading provider of tools for proteomics and ADMET screening. We believe that our customers are eager to acquire new and innovative tools that reduce drug discovery time and expense. Since 1996, we have introduced several new tools for proteomics and ADMET screening such as our protein and DNA purification pipette tips, protein purification dialyzers, ScanTox in vitro toxicology assay and NaviCyte diffusion chambers. We intend to continue to identify, develop and introduce new tools to alleviate bottlenecks in all stages of the drug discovery process.

    LEVERAGE OUR EXISTING DISTRIBUTION AND MARKETING CHANNELS

    We intend to leverage the strength of our existing distribution channels to launch new products. Our 1,000 page catalog is currently distributed worldwide to approximately 100,000 researchers engaged in drug discovery and is also accessible on our website. Our customer list consists primarily of research personnel, who are the end-users of our products and largely responsible for initiating the purchase of our products. We also have wholly-owned subsidiaries in the United Kingdom, Germany, France and Canada providing us with an international market presence. In addition, some of our products are sold through a distribution arrangement with Amersham Pharmacia Biotech, or APB, providing us with access to APB's extensive customer base, reputation and support infrastructure. We believe that our extensive existing distribution channels, when combined with our strong reputation for high quality, reliable and durable tools, provides us with a competitive advantage in bringing new products to market quickly and cost effectively.

    PROVIDE A SINGLE SOURCE OF TOOLS FOR OUR CUSTOMERS' RESEARCH NEEDS IN
     PROTEOMICS AND ADMET SCREENING

    We seek to provide our customers with all of the tools necessary to conduct a wide variety of proteomic and ADMET experiments that are crucial to the drug discovery process. We believe that being a single source sets us apart from our competitors by increasing the likelihood that our customers will turn to our catalog or website first when looking for help with a particular experiment. Currently, our catalog and website include approximately 10,000 products. In addition, our extensive product selection allows us to leverage the sales of our proprietary products through the simultaneous sale of complementary products.

    ACQUIRE COMPLEMENTARY TECHNOLOGIES

    We intend to selectively acquire companies and technologies which we believe will strengthen our portfolio of tools for drug discovery, particularly in the areas of proteomics and ADMET screening. Since 1996, we have completed the acquisition of Biochrom, four other acquisitions involving the integration of acquired products and technology into our existing manufacturing base and distribution channel, and three technology acquisition or licensing transactions. In the future, we may pursue acquisitions of new products and technologies through business acquisitions, partnerships or licensing arrangements.

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
OUR PRODUCTS

    Our broad array of products includes the following:

                                                                            NUMBER OF   YEAR OF INTRODUCTION FOR
PRODUCT CATEGORY                PRODUCT                 DESCRIPTION         PRODUCTS        PRODUCT CATEGORY
----------------        ------------------------  ------------------------  ---------   -------------------------
PROTEOMICS
Protein Purification    Purification Pipette      Disposable pipette tips      50             1999 (coated)
                        Tips                      - coated with                           Est. Q4 2000 (loaded)
                                                  purification media
                                                  - loaded with
                                                  purification media
                        -----------------------------------------------------------------------------------------
                        Macro Spin Columns        Disposable tubes             20                 1998
                                                  containing purification
                                                  media
                        -----------------------------------------------------------------------------------------
                        Ultra Micro Spin Columns  Disposable tubes             20                 1998
                                                  containing purification
                                                  media
                        -----------------------------------------------------------------------------------------
                        Dialyzers                 Membrane capped chambers     45            1996 and prior
                                                  - reusable
                                                  - disposable
                                                  - 96 well
                        -----------------------------------------------------------------------------------------
                        Equilibrium Dialyzers     Membrane separating two       9               1996-1999
                                                  chambers
                                                  - disposable
                                                  - 96 well
-----------------------------------------------------------------------------------------------------------------
Protein Analysis        Molecular Biology         Range of                      6            1970s (initial)
                        Spectrophotometers        spectrophotometers                          2000 (latest)
                        -----------------------------------------------------------------------------------------
                        DNA/RNA/Protein           Spectrophotometers with       2            1993 (initial)
                        Calculators               application software                        2000 (latest)
                        -----------------------------------------------------------------------------------------
                        96 Well Plate Readers     Range of automated            3       Est. Q4 2000 (absorbance)
                                                  readers                               Est. 2001 (luminescence)
                                                  - absorbance                          Est. 2001 (fluorescence)
                                                  - luminescence
                                                  - fluorescence
                        -----------------------------------------------------------------------------------------
                        Amino Acid Analysis       Ninhydrin-based amino         2            1970s (initial)
                        Systems                   acid detection systems                      2000 (latest)
                        -----------------------------------------------------------------------------------------

ADMET SCREENING
Absorption              NaviCyte Diffusion        Simulated digestive           6                 1995
                        Chambers                  tract/ blood stream
                                                  interfaces
-----------------------------------------------------------------------------------------------------------------
Distribution            Equilibrium Dialysis      Membrane separating two       9               1996-1999
                        Plate                     chambers
-----------------------------------------------------------------------------------------------------------------
Metabolism/             Organ Testing Systems     Chambers with                 8              1970s-1999
Elimination                                       stimulators, perfusion
                                                  and recording devices
-----------------------------------------------------------------------------------------------------------------
Toxicology              ScanTox Assay             In vitro toxicology           1                 2000
                                                  assay
                        -----------------------------------------------------------------------------------------
                        Precision Infusion Pumps  Microprocessor               80           1952 (mechanical)
                                                  controlled syringe pumps                1986 (microprocessor)
                                                                                              1998 (latest)
-----------------------------------------------------------------------------------------------------------------

    PROTEOMICS PRODUCTS--PROTEIN PURIFICATION

    PREPTIP PROTEIN PURIFICATION PIPETTE TIPS

    Our proprietary PrepTip pipette tips consist of a standard disposable pipette tip coated on the inside with the same chromatography media used in packed bed columns. This coating selectively binds proteins, but not the salts, detergents, electrophoresis gels, buffers and cellular debris that are often mixed in with the proteins. Our PrepTip pipette tip enables rapid protein purification because it avoids the step of using a centrifuge or vacuum manifold. In addition, it is easy to use because the protein solution is handled entirely within the pipette tip and does not have to be moved through a separate device like a packed bed column or dialyzer. Because our PrepTip pipette tips use the same chromatography media as packed bed columns, they can take advantage of the wide range of existing purification protocols using these media.

    PURETIP DNA PURIFICATION PIPETTE TIPS

    PureTip pipette tip uses a pipette tip that is similar to the PrepTip pipette tip, but is loaded with a gel rather than coated. This is well suited for performing DNA purification. PureTip pipette tips are more adaptable to automation than spin columns because they fit onto automated pipetting workstations. We expect to launch the PureTip pipette tip later this year.

    SPIN COLUMNS

    Spin columns are short plastic tubes that contain purification media. Once a sample is placed in the tube, it is typically spun in a centrifuge to move the sample through the media and separate the proteins from the other cellular debris. Our Ultra Micro spin columns, which we provide in both single and 96 well plate versions, contain chromatography media for use in purifying sample volumes as small as five microliters. This is significantly smaller than the sample volume required by columns produced by our largest competitors.

    PROTEIN PURIFICATION DIALYZERS

    Dialyzers are small chambers with an open end covered with a membrane. The membrane allows small molecules to pass through but not large molecules. Because proteins are large molecules and most contaminants are small molecules, this is an effective way to purify proteins. We make single- and double-sided reusable and disposable dialyzers.

    DISPOSABLE EQUILIBRIUM DIALYZERS

    Our proprietary disposable equilibrium dialyzers are effective cost-efficient products for protein binding studies and can handle sample sizes as small as 75 microliters. These disposable products are particularly useful for binding studies involving radioactively labeled compounds because the dialyzer does not require cleaning after use.

    PROTEOMICS PRODUCTS--PROTEIN ANALYSIS

    MOLECULAR BIOLOGY SPECTROPHOTOMETERS

    A spectrophotometer is an instrument widely used in molecular biology and cell biology to quantify the amount of a compound in a sample by shining a beam of white light through a prism or grating to divide it into component wavelengths. Each wavelength in turn is shone through a liquid sample and the spectrophotometer measures the amount of light absorbed at each wavelength. This enables the quantification of the amount of a compound in a sample. We sell a wide range of spectrophotometers under the names UltroSpec and NovaSpec. These products are manufactured by our Biochrom subsidiary and sold primarily through our distribution arrangement with Amersham Pharmacia Biotech.

    DNA/RNA/PROTEIN CALCULATORS

    A DNA/RNA/protein calculator is a bench top instrument dedicated to quantifying the amount of DNA, RNA or protein in a sample. It uses a process similar to that of a molecular biology spectrophotometer. These are sold under the names GeneQuant and GeneQuantPro. Launched in 1993, we believe that we were the first company to sell such an instrument and that we are a leader in this product line. These products are manufactured by our Biochrom subsidiary and sold primarily through Amersham Pharmacia Biotech.

    96 WELL PLATE READERS

    96 well plate readers are widely used for high throughput screening assays in the drug discovery process. They use light to detect chemical interactions. We plan to introduce a range of these products beginning with absorbance readers in the fourth quarter of 2000 and luminescence and fluorescence readers in 2001 primarily for distribution through Amersham Pharmacia Biotech.

    AMINO ACID ANALYSIS SYSTEMS

    An amino acid analysis system uses chromatography to separate the amino acids in a sample and then uses a chemical reaction to detect each one in turn as they flow out of the chromatography column. Amino acids are the building blocks of proteins. In June 2000, we acquired substantially all of the amino acid analysis systems business of the Biotronik subsidiary of Eppendorf--Netheler--Hinz GmbH and integrated it with the existing amino acid analysis systems business in our Biochrom subsidiary.

    ADMET SCREENING PRODUCTS

    We have traditionally sold products for ADMET testing that are based upon animal models. However, as a result of a series of acquisitions and licensing transactions, we have begun to develop and manufacture organ testing systems, tissue testing systems and serum protein binding assays for early toxicology testing.

    NAVICYTE DIFFUSION CHAMBERS

    A diffusion chamber is a small plastic chamber with a membrane separating the two halves of the chamber used to measure the absorption of a drug into the bloodstream. The membrane can either be tissue such as intestinal tissue or a cultured layer of cells such as human colon cells. This creates a miniaturized model of intestinal absorption. We entered this market with our 1999 acquisition of the assets of NaviCyte Inc. a wholly owned subsidiary of Trega Biosciences.

    96 WELL EQUILIBRIUM DIALYSIS PLATE FOR SERUM PROTEIN BINDING ASSAYS

    Our 96 well equilibrium dialysis plate operates in a similar way to the equilibrium dialyzers for target validation described above. The difference is that both chambers on either side of the membrane are capped. The protein target is placed on one side of the membrane and the drug on the other. The small molecule drug diffuses through the membrane. If it binds to the target, it cannot diffuse back again. If it does not bind, it will diffuse back and forth until an equilibrium is established. Thus, measuring the drug concentration determines the strength of binding. This product is principally used for ADMET screening to determine if a drug binds to blood proteins. A certain level of reversible binding is advantageous in order to promote good distribution of a drug through the human body. However, if the binding is too strong, it may impair normal protein function and cause toxic effects.

    ORGAN TESTING SYSTEMS

    Organ testing systems use glass or plastic chambers together with stimulators and recording electrodes to study organ function. Organ testing systems enable either whole organs or strips of tissue from organs such as hearts, livers and lungs to be kept functioning outside the body while researchers perform experiments with them. They are typically used in place of live animals. We have sold basic versions of these systems for many years, but have significantly expanded our product offerings through our November 1999 acquisition of Hugo Sachs Elektronik. Studies on isolated livers are useful in determining metabolism and studies on kidneys are useful in determining elimination.

    SCANTOX IN VITRO TOXICOLOGY SCREENING

    Our proprietary ScanTox in vitro toxicology screening system uses a living organ system, a bovine eye lens, to detect the toxic effect of compounds by measuring the refraction of laser light passing through the eye lens. Its advantages include:

    - higher relevance to whole body toxicology than a cell-based assay, without the complicated support and measurement apparatus needed for other organs such as hearts or lungs,

    - higher sensitivity and reproducibility than live animal assays,

    - higher sensitivity than other tissue assays, and

    - easier operation than other animal or tissue assays because the data is collected and analyzed automatically.

    PRECISION INFUSION PUMPS

    Infusion pumps, typically syringe pumps, are used to accurately infuse very small quantities of liquid, commonly drugs. Infusion pumps are typically used for long-term toxicology testing of drugs by infusion into animals, typically laboratory rats. We sell 80 types of syringe pumps.

    OTHER PRODUCTS

    CELL INJECTION SYSTEMS

    Cell injection systems use extremely fine bore glass capillaries to penetrate and inject drugs into or around individual cells. Cell injection systems are used to study the effects of drugs on single cells. Injection is accomplished either with air pressure or, if the drug molecule is electrically charged, by applying an electric current. We entered this market with our 1998 acquisition of the research products of Medical Systems Corporation.

    VENTILATORS

    Ventilators use a piston driven air pump to inflate the lungs of an anesthestised animal. Ventilators are typically used in surgical procedures common in drug discovery. Our advanced Inspira ventilators have significant safety and ease of use features, such as default safety settings, not found on other ventilators.

    CPK ATOMIC MODELS

    CPK atomic models use colored plastic parts to accurately model molecular structures, such as DNA. We offer a wide range of components and assembled models.

    STRONGHOLD LABORATORY CLAMPS

    Stronghold laboratory clamps are made from glass reinforced nylon. Our clamps resist rusting which is a common problem with steel clamps. We provide a wide variety of clamps, stands and lattices.

    OEM PRODUCTS

    Our reputation for quality, durability and reliability has led to the formation of a number of original equipment manufacturer, or OEM, relationships with major life science instrument companies. A good example of these relationships is with respect to our syringe pumps. Our syringe pumps are capable of delivering flow rates as low as 0.001 microliters per hour while maintaining high accuracy. We have adapted, in conjunction with our OEMs, the core technology embodied in our syringe pumps to make specialized sample injectors for many of the major mass spectrometry manufacturers.

    DISTRIBUTED PRODUCTS

    In addition to the manufactured products described above, we buy and resell through our catalog products made by other manufacturers. These distributed products accounted for approximately 18% of our revenues for the six months ended June 30, 2000. These distributed products enable us to provide our customers with a single source for their experimental needs. Our manufactured products are often leaders in their fields, but researchers often need complementary products in order to conduct their particular experiments. Most of these complementary products come from small companies without our extensive distribution and marketing channel.

OUR CUSTOMERS

    Our customers are primarily end user research scientists at pharmaceutical and biotechnology companies, universities and government laboratories, such as the U.S. National Institutes of Health, or NIH. Our largest customers in the United States include Baylor College of Medicine, Bristol-Myers Squibb Company, Eli Lilly and Company, Johns Hopkins University, Merck & Co., Inc., NIH, Parke-Davis, Pfizer Inc., Schering-Plough Corporation, SmithKline Beecham plc and the University of California.

    We conduct direct sales in the United States, the United Kingdom, Germany, France and Canada. We also maintain distributors in other countries. Aggregate sales to our largest customer, Amersham Pharmacia Biotech, as a distributor with end users similar to ours, accounted for approximately 40% of our revenue for the six months ended June 30, 2000, and 44% of our revenue for the fiscal year ended December 31, 1999. We have several thousand customers worldwide and no other customer accounted for more than five percent of our revenue for such periods.

SALES AND MARKETING

    DIRECT SALES

    We periodically produce and mail approximately 100,000 copies of our 1,000-page catalog, which contains approximately 10,000 items. We distribute the majority of our products through our worldwide subsidiaries. Our manufactured products accounted for approximately 82% of our revenues for the six months ended June 30, 2000. The complete catalog is also available as a CD-ROM and can be accessed on our website, www.harvardbioscience.com. Our leading positions in many of our manufactured products create traffic to the catalog and web site which enables cross-selling and facilitates the introduction of new products. In addition to the comprehensive catalog, we create and mail abridged catalogs which focus on specific product areas along with direct mailers which introduce or promote new products.

    AMERSHAM PHARMACIA BIOTECH DISTRIBUTOR

    Since the 1970s, our Biochrom subsidiary has used Amersham Pharmacia Biotech and its predecessors as its primary marketing and distribution channel. When we acquired Biochrom from Pharmacia and Upjohn in 1999, we signed a distribution, marketing and new product development agreement with Amersham Pharmacia Biotech. After the initial three-year term which expires in February 2002, this agreement is subject to annual renewal.

RESEARCH AND DEVELOPMENT

    Our principal research and development mission is to develop a broad portfolio of technologies, products and core competencies in drug discovery tools, particularly for application in the areas of proteomics and ADMET.

    Our development expenditures were $206,000 in 1997, $325,000 in 1998 and $1.2 million in 1999. We anticipate that we will continue to make significant development expenditures. We plan to continue to pursue a balanced development portfolio strategy of originating new products from internal research and development programs and business and technology acquisitions.

    We maintain development staff in each of our manufacturing facilities to design and develop new products. In-house development is focused on our current technologies. For new technologies, our strategy has been to license or acquire proven technology from universities and biotechnology companies and then develop the technology into commercially viable products.

MANUFACTURING

    We manufacture and test the majority of our products in our four principal manufacturing facilities located in the United States, the United Kingdom and Germany. We have considerable manufacturing flexibility at our various facilities, and each facility can manufacture multiple products at the same time. We maintain in-house key manufacturing know-how, technologies and resources. We seek to maintain multiple suppliers for key components that are not manufactured in-house.

    Our manufacturing operations are essentially to assemble and test. Our manufacturing of syringe pumps, ventilators, cell injectors and protein purification products takes place in Holliston, Massachusetts. Our manufacturing of spectrophotometers and amino acid analysis systems takes place in Cambridge, England. Our manufacturing of surgery-related products and teaching products takes place in Edenbridge, England. Our manufacturing of complete organ testing systems takes place in March-Hugstetten, Germany. Our Cambridge, England facility is certified to ISO 9001.

COMPETITION

    The markets into which we sell our products are highly competitive, and we expect the intensity of competition to increase. We compete with many companies engaged in developing and selling tools for drug discovery. Many of our competitors have greater financial, operational, sales and marketing resources, and more experience in research and development and commercialization than we have. Moreover, competitors may have greater name recognition than we do, and many offer discounts as a competitive tactic. These competitors and other companies may have developed or could in the future develop new technologies that compete with our products or which could render our products obsolete. We cannot assure you that we will be able to make the enhancements to our technologies necessary to compete successfully with newly emerging technologies.

    We believe that we offer one of the broadest selections of protein purification and ADMET technologies to companies engaged in drug discovery. We are not aware of any competitor which offers a product line of comparable breadth within the protein purification and ADMET product markets. We have numerous competitors on a product line basis. We believe that we compete favorably with our competitors on the basis of product performance, including quality, reliability and speed, technical support, price and delivery time. We compete with several companies that provide instruments for proteomics and ADMET screening. In the DNA/RNA/protein calculator area, we compete with PerkinElmer Instruments, Inc. and Bio-Rad Laboratories, Inc. In the molecular biology spectrophotometer area, we compete with Beckman Coulter, Inc. and PerkinElmer Instruments, Inc. In the protein sample preparation area, we compete with Millipore Corporation, Pierce Chemical Company and Spectrum Medical. In the ADMET screening area, we compete with KD Scientific, Razel Scientific Instruments, Inc., Experimetria Ltd., Kent Scientific Corporation, Warner Instruments, General Valve Company, Eppendorf-Netheler-Hinz GmbH, Ugo Basile and Becton, Dickinson and Company. In the area of OEM products, we face competition primarily from the in-house engineering teams of our OEM customers.

INTELLECTUAL PROPERTY

    To establish and protect our proprietary technologies and products, we rely on a combination of patent, copyright, trademark and trade-secret laws, as well as confidentiality provisions in our contracts. Most of our new technology is covered by patents or patent applications. Most of our base business is protected by trade names and trade secrets only.

    We have implemented a patent strategy designed to provide us with freedom to operate and facilitate commercialization of our current and future products. We currently own ten issued U.S. patents and have four pending applications. In addition, we hold exclusive licenses for the technologies used in our ScanTox in vitro toxicology products, our NaviCyte drug absorption products and our PureTip pipette tip products.

    Generally, U.S. patents have a term of 17 years from the date of issue for patents issued from applications filed with the U.S. Patent Office prior to June 8, 1995, and 20 years from the application filing date or earlier claimed priority date in the case of patents issued from applications filed on or after June 8, 1995. Our issued US patents will expire between 2011 and 2018. Our success depends to a significant degree upon our ability to develop proprietary products and technologies. We intend to continue to file patent applications as we develop new products and technologies.

    Patents provide some degree of protection for our intellectual property. However, the assertion of patent protection involves complex legal and factual determinations and is therefore uncertain. The scope of any of our issued patents may not be sufficiently broad to offer meaningful protection. In addition, our issued patents or patents licensed to us may be successfully challenged, invalidated, circumvented or unenforceable so that our patent rights would not create an effective competitive barrier. Moreover, the laws of some foreign countries may not protect our proprietary rights to the same extent as do the laws of the United States. In addition, the laws governing patentability and the scope of patent coverage continue to evolve, particularly in areas of interest to us. As a result, there can be no assurance that patents will issue from any of our patent applications or from applications licensed to us. In view of these factors, our intellectual property positions bear some degree of uncertainty.

    We also rely in part on trade-secret protection of our intellectual property. We attempt to protect our trade secrets by entering into confidentiality agreements with third parties, employees and consultants. Our employees and consultants also sign agreements requiring that they assign to us their interests in patents and copyrights arising from their work for us. Many of our U.S. employees have signed agreements not to compete unfairly with us during their employment and after termination of their employment, through the misuse of confidential information, soliciting employees, soliciting customers and the like. However, it is possible that these agreements may be breached or invalidated and if so, there may not be an adequate corrective remedy available. Despite the measures we have taken to protect our intellectual property, we cannot assure you that third parties will not independently discover or invent competing technologies, or reverse engineer our trade secrets or other technologies. Therefore, the measures we are taking to protect our proprietary rights may not be adequate.

    We do not believe that our products infringe on the intellectual property rights of any third party. We cannot assure you, however, that third parties will not claim such infringement by us or our licensors with respect to current or future products. We expect that product developers in our market will increasingly be subject to such claims as the number of products and competitors in our market segment grows and the product functionality in different market segments overlaps. In addition, patents on production and business methods are becoming more common and we expect that more patents will issue in our technical field. Any such claims, with or without merit, could be time-consuming, result in costly litigation and diversion of management's attention and resources, cause product shipment delays or require us to enter into royalty or licensing agreements. Moreover, such royalty or licensing agreements, if required, may not be on terms acceptable to us, or at all, which could seriously harm our business or financial condition.

GOVERNMENT REGULATION

    We are not subject to direct governmental regulation other than the laws and regulations generally applicable to businesses in the domestic and foreign jurisdictions in which we operate. In particular, we are not subject to regulatory approval by the United States Food and Drug Administration as none of our products are sold for use in diagnostic procedures or on human clinical patients. In addition, we believe we are in compliance with all relevant environmental laws.

EMPLOYEES

    As of September 15, 2000, we had 122 full-time employees and 5 part-time employees, 35 of whom resided in the United States, 73 of whom resided in the United Kingdom, 12 of whom resided in Germany, 3 of whom resided in France and 4 of whom resided in Canada. None of our employees is subject to any collective bargaining agreement. We believe that our relationship with our employees is good.

FACILITIES

    Our four principal facilities incorporate manufacturing, development, sales and marketing and administration functions. Our facilities consist of:

    - a leased 20,000 square foot facility in Holliston, Massachusetts, which is our corporate headquarters,

    - a leased 28,000 square foot facility in Cambridge, England,

    - an owned 15,500 square foot facility in Edenbridge, England, and

    - a leased 9,000 square foot facility in March-Hugstetten, Germany.

    We lease additional facilities for sales and administrative support in Les Ulix, Paris France and Montreal, Quebec Canada.

LEGAL PROCEEDINGS

    From time to time, we may be involved in various claims and legal proceedings arising in the ordinary course of business. We are not currently a party to any claims or proceedings which, we believe, if decided adversely to us, would either individually or in the aggregate have a material adverse effect on our business, financial condition or results of operations.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    The following table shows information about our executive officers and directors as of September 15, 2000.

NAME                                                AGE                         POSITION
----                                              --------   ----------------------------------------------
Chane Graziano..................................     61      Chief Executive Officer and Director

David Green.....................................     36      President and Director

James Warren....................................     55      Chief Financial Officer

Mark Norige.....................................     46      Chief Operating Officer

John House......................................     55      Managing Director, Biochrom Ltd

Susan Luscinski.................................     44      Vice President of Finance and Administration

Christopher W. Dick.............................     46      Director

Richard C. Klaffky, Jr..........................     53      Director

Messrs. Dick and Klaffky are the members of our compensation committee.

Mr. Klaffky is the sole member of our audit committee. Two additional independent directors will be added to the audit committee in connection with this offering.

    CHANE GRAZIANO has served as our Chief Executive Officer and as a member of our board of directors since March 1996. Prior to joining Harvard Bioscience, Mr. Graziano served as the President of Analytical Technology Inc., an analytical electrochemistry instruments company, from 1993 to 1996 and as the President and Chief Executive Officer of its predecessor, Analytical
Technology Inc.--Orion, an electrochemistry instruments and laboratory products company, from 1990 until 1993. Mr. Graziano served as the President of Waters Corporation, an analytical instrument manufacturer, from 1985 until 1989.
Mr. Graziano has over 36 years experience in the laboratory products and analytical instruments industry.

    DAVID GREEN has served as our President and as a member of our board of directors since March 1996. Prior to joining Harvard Bioscience, Mr. Green was a strategy consultant with Monitor Company, a strategy consulting company, in Cambridge, Massachusetts and Johannesburg, South Africa from June 1991 until September 1995 and a brand manager for household products with Unilever PLC, a packaged consumer goods company, in London from September 1985 to February 1989. Mr. Green graduated from Oxford University with a B.A. Honors degree in physics and holds a M.B.A. degree with distinction from Harvard Business School.

    JAMES WARREN has served as our Chief Financial Officer since July 2000. Prior to joining Harvard Bioscience, Mr. Warren served as the Chief Financial Officer of Aquila Biopharmaceuticals, Inc., a life sciences company, from January 1998 until July 2000 and as the Corporate Controller of Genzyme Corporation, a biotechnology company, from 1991 until January 1998. Mr. Warren holds a M.B.A. degree from Boston University.

    MARK NORIGE has served as our Chief Operating Officer since January 2000 and in various other positions with us since September 1996. Prior to joining Harvard Bioscience, Mr. Norige served as a Business Unit Manager at
QuadTech, Inc., an impedance measuring instrument manufacturer, from May 1995 until September 1996. Mr. Norige worked at Waters Corporation from 1977 until May 1995.

    JOHN HOUSE has served as Managing Director of our Biochrom Ltd subsidiary since July 2000. Prior to joining Biochrom, Mr. House was retired from January 1995 until July 2000 and engaged during that period primarily in charitable activities. Mr. House served in various positions with, and most recently as a Managing Director of, Unicam Ltd., a manufacturer of gas chromatographs, from 1987 until January 1995.

    SUSAN LUSCINKSI has served as our Vice President of Finance and Administration since May 1999. Ms. Luscinski served as our Corporate Controller from May 1988 until May 1999 and has served in various other positions at our company and its predecessor since January 1985.

    CHRISTOPHER W. DICK has served as a director of Harvard Bioscience since March 1996. Mr. Dick has served as Managing Director of Ascent Venture Management, Inc., a private equity firm, since March 1999. Mr. Dick has served as a Managing Member or General Partner of Ascent Venture Partners, L.P. fund and Ascent Venture Partners II, L.P. fund since 1999. Prior to joining Ascent Venture Management, Inc., Mr. Dick served as General Partner of Pioneer Capital Corporation, a private equity management firm, from 1991 until March 1999.
Mr. Dick is a graduate of Cornell University and holds a M.B.A. degree from Babson College.

    RICHARD C. KLAFFKY, JR. has served as a director of Harvard Bioscience since March 1996. Since 1987, Mr. Klaffky has served as President of FINEC Corp., the corporate general partner of two private equity partnerships, First New England Capital L.P. and First New England Capital 2 L.P., based in Hartford, Connecticut. Mr. Klaffky also serves as a director of Centrum Industries, a manufacturing company in the metal forming, material handling and motor production industries. Mr. Klaffky is a graduate of Brown University and holds a M.B.A. degree from Columbia University.

BOARD COMPOSITION

    Following the closing of this offering, our board of directors will be divided into three classes, each of whose members will serve for a staggered three-year term. Our board of directors will consist of two Class I directors, whose term of office will continue until the 2001 annual meeting of stockholders, two Class II directors, whose term of office will continue until the 2002 annual meeting of stockholders, and two Class III directors, whose term of office will continue until the 2003 annual meeting of stockholders. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the directors of the same class whose terms are then expiring.

BOARD COMMITTEES

    Effective upon the closing of this offering, our board of directors will reconstitute the audit committee and compensation committee.

    AUDIT COMMITTEE. The members of the audit committee will be responsible for recommending to the board of directors the engagement of our outside auditors and reviewing our accounting controls and the results and scope of audits and other services provided by our auditors. Within 90 days following the completion of this offering, the audit committee will consist of three directors. Such individuals have not been selected as of the date of this prospectus. All of the members of the audit committee will be independent directors unless the board of directors determines that exceptional and limited circumstances exist which warrant the inclusion of one non-independent director on the audit committee and that the inclusion of one non-independent director is in the best interests of us and our stockholders.

    COMPENSATION COMMITTEE. The members of the compensation committee, a majority of whom will be independent directors, will be responsible for approving or recommending to the board of directors the amount and type of consideration to be paid to senior management, administering our stock option plans and establishing and reviewing general policies relating to compensation and benefits of employees.

DIRECTOR COMPENSATION

    We reimburse our non-employee directors for their expenses incurred in connection with attending board and committee meetings but do not provide cash compensation for their services as board or committee members. Directors are eligible to participate in our 2000 Stock Option and Incentive Plan. Each of our non-employee directors will receive a one-time option grant of 10,000 shares vesting annually over four years upon joining the board and an annual option grant of 2,500 shares vesting annually over four years on the date of each annual meeting of stockholders following the closing of this offering.

EXECUTIVE COMPENSATION

    The following table sets forth the total compensation paid or accrued in the fiscal year ended December 31, 1999 to our Chief Executive Officer and the three other executive officers whose aggregate compensation exceeded $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                         LONG-TERM
                                                 ANNUAL COMPENSATION   COMPENSATION
                                                 -------------------   -------------
                                                                          NUMBER
                                                                       OF SECURITIES
                                                                        UNDERLYING         ALL
                                                                          OPTIONS         OTHER
NAME AND POSITION                                 SALARY     BONUS        GRANTED      COMPENSATION
-----------------                                --------   --------   -------------   ------------
Chane Graziano ................................  $219,000   $232,000      23,250          $19,592(1)
  Chief Executive Officer

David Green ...................................   175,000    186,000      23,250           15,507(2)
  President

Mark A. Norige ................................   108,000     35,000          --            5,447(3)
  Chief Operating Officer

Susan M. Luscinski ............................    95,000     47,500          --            4,832(3)
  Vice President of Finance and Administration

------------------------------
(1) Includes $7,357 in automobile lease payments and $7,520 in contributions by us to Mr. Graziano's 401(k) account.

(2) Includes $7,687 in automobile lease payments and $7,165 in contributions by us to Mr. Green's 401(k) account.

(3) Represents contributions by us to the executive officers' 401(k) accounts.

OPTION GRANTS IN LAST FISCAL YEAR AND OPTION VALUES AT FISCAL YEAR END

    The following table provides information regarding stock options granted to the named executive officers during the fiscal year ended December 31, 1999.

                       OPTION GRANTS IN FISCAL YEAR 1999

                                                                                                 POTENTIAL REALIZABLE
                                                     INDIVIDUAL GRANTS                             VALUE AT ASSUMED
                             -----------------------------------------------------------------      ANNUAL RATE OF
                                        NUMBER OF    PERCENT OF TOTAL                                 STOCK PRICE
                                        SECURITIES       OPTIONS                                     APPRECIATION
                                        UNDERLYING      GRANTED TO      EXERCISE                  FOR OPTION TERM(3)
                             DATE OF     OPTIONS       EMPLOYEES IN       PRICE     EXPIRATION   ---------------------
NAME                          GRANT     GRANTED(1)    FISCAL YEAR(2)    PER SHARE      DATE         5%          10%
----                         --------   ----------   ----------------   ---------   ----------   ---------   ---------
Chane Graziano.............  3/2/1999     23,250            50%         $20.6186     3/2/2009    $301,481    $764,012

David Green................  3/2/1999     23,250            50%          20.6186     3/2/2009     301,481     764,012

--------------------------
(1) The options vest upon the sale of all or substantially all of our assets or capital stock for a price per share of common stock of at least $41.23, or an initial public offering of our common stock for a price per share of at least $41.23 and gross proceeds to us of at least $15.0 million.

(2) Based on an aggregate of 46,500 options granted in fiscal 1999.

(3) The amounts shown as potential realizable value illustrate what might be realized upon exercise immediately prior to expiration of the option term using the 5% and 10% appreciation rates compounded annually as established in regulations of the Securities and Exchange Commission.

    The following table sets forth the potential realizable value of the options granted to the listed executive officers using our assumed initial public
    offering price of $      per share:

                                                                              POTENTIAL REALIZABLE
                                                                                VALUE AT ASSUMED
                                                                                 ANNUAL RATES OF
                                                                                   STOCK PRICE
                                                               NUMBER OF          APPRECIATION
                                                              SECURITIES         FOR OPTION TERM
                                                              UNDERLYING      ---------------------
                                                            OPTIONS GRANTED      5%          10%
                                                            ---------------   ---------   ---------
Chane Graziano............................................      23,250

David Green...............................................      23,250

    The potential realizable value is not intended to predict future appreciation of the price of our common stock. The values shown do not consider non-transferability, vesting or termination of the options upon termination of the employee's employment relationship with us.

FISCAL YEAR-END OPTION VALUES

    The following table sets forth information concerning the number and value of unexercised options to purchase common stock held as of December 31, 1999 by the executive officers listed in the Summary Compensation Table. There was no public trading market for our common stock as of December 31, 1999. Accordingly, the values of the unexercised in-the-money options have been calculated on the basis of the estimated fair value of our common stock at December 31, 1999 of $72.25, less the applicable exercise price multiplied by the number of shares which may be acquired on exercise. None of the executive officers listed in the Summary Compensation Table exercised any stock options in fiscal 1999.

           AGGREGATE OPTION AMOUNTS AND FISCAL YEAR-END OPTION VALUES

                                                   NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                  UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                                                OPTIONS AT FISCAL YEAR-END        AT FISCAL YEAR-END
                                                ---------------------------   ---------------------------
NAME                                            EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                                            -----------   -------------   -----------   -------------
Chane Graziano................................     39,767         28,931      $2,872,746     $1,610,825

David Green...................................     39,767         28,931       2,872,746      1,610,825

Mark A. Norige................................      2,840          2,841         204,366        204,438

Susan M. Luscinski............................      4,260          1,421         307,742        102,653

BENEFIT PLANS

    2000 STOCK OPTION AND INCENTIVE PLAN. Our board of directors will adopt the 2000 Stock Option and Incentive Plan, subject to stockholder approval. The 2000 Stock Option and Incentive Plan will be submitted to our stockholders for approval in October 2000. The 2000 Stock Option and Incentive Plan allows for the issuance of up to 50,000 shares of common stock plus an additional amount
equal to     % of any net increase in the total number of shares of common stock outstanding after this offering. Our compensation committee will administer the 2000 Stock Option and Incentive Plan.

    Under the 2000 Stock Option and Incentive Plan, our compensation committee may:

    - grant incentive stock options,

    - grant non-qualified stock options,

    - grant stock appreciation rights,

    - issue or sell common stock with vesting or other restrictions, or without restrictions,

    - grant rights to receive common stock in the future with or without vesting,

    - grant common stock upon the attainment of specified performance goals, and

    - grant dividend rights in respect of common stock.

    These grants and issuances may be made to our officers, employees, directors, consultants, advisors and other key persons.

    Our compensation committee has the right, in its discretion, to select the individuals eligible to receive awards, determine the terms and conditions of the awards granted, accelerate the vesting schedule of any award and generally administer and interpret the plan.

    The exercise price of options granted under the 2000 Stock Option and Incentive Plan is determined by our compensation committee. Under present law, incentive stock options and options intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986 may not be granted at an exercise price less than the fair market value of the common stock on the date of grant, or less than 110% of the fair market value in the case of incentive stock options granted to optionees holding more than 10% of the voting power.

    Non-qualified stock options may be granted at prices which are less than the fair market value of the underlying shares on the date granted. Options are typically subject to vesting schedules, terminate 10 years from the date of grant and may be exercised for specified periods after the termination of the optionee's employment or other service relationship with us. Upon the exercise of options, the option exercise price must be paid in full either in cash or by certified or bank check or other instrument acceptable to the committee or, in the sole discretion of the committee, by delivery of shares of common stock that have been owned by the optionee free of restrictions for at least six months.

    The 2000 Stock Option and Incentive Plan and all awards issued under the plan will terminate upon a merger, reorganization or consolidation, the sale of all or substantially all of our assets or all of our outstanding capital stock or a liquidation or other similar transaction, unless Harvard Bioscience and the other parties to such transactions have agreed otherwise. All participants under the 2000 Stock Option and Incentive Plan will be permitted to exercise for a period of 30 days before any such termination all awards held by them which are then exercisable or will become exercisable upon the closing of the transaction.

    EMPLOYEE STOCK PURCHASE PLAN. The Employee Stock Purchase Plan will be adopted by our board of directors in October 2000 subject to stockholder approval. The Employee Stock Purchase Plan will be submitted to stockholders in October 2000. Up to 25,000 shares of our common stock may be issued under the Employee Stock Purchase Plan. The Employee Stock Purchase Plan is administered by our compensation committee.

    The first offering under the Employee Stock Purchase Plan will commence on January 1, 2001 and end on June 30, 2001. Subsequent offerings will commence on each January 1 and July 1 thereafter and will have a duration of six months. Generally, all employees who are customarily employed for more than 20 hours per week as of the first day of the applicable offering period are eligible to participate in the Employee Stock Purchase Plan. Any employee who owns or is deemed to own shares of stock representing in excess of 5% of the combined voting power of all classes of our stock may not participate in the Employee Stock Purchase Plan.

    During each offering, an employee may purchase shares under the Employee Stock Purchase Plan by authorizing payroll deductions of up to 10% of his cash compensation during the offering period. The maximum number of shares which may be purchased by any participating employee during any offering period is limited to 1,000 shares (as adjusted by the compensation committee from time to time). Unless the employee has previously withdrawn from the offering, his accumulated payroll deductions will be used to purchase shares of our common stock on the last business day of the period at a price equal to 85% of the fair market value of our common stock on the first or last day of the offering period, whichever is lower. Under applicable tax rules, an employee may purchase no more than $25,000 worth of our common stock in any calendar year under the Employee Stock Purchase Plan. We have not issued any shares to date under the Employee Stock Purchase Plan.

    1996 STOCK OPTION AND GRANT PLAN. Our 1996 Stock Option and Grant Plan was initially approved by our board of directors and was approved by our stockholders in March 1996. Our 1996 Stock Option and Grant Plan provides for the issuance of 206,620 shares of our common stock. As of September 15, 2000, options to purchase 150,831 shares of our common stock were outstanding under our 1996 Stock Option and Grant Plan. Options granted under our 1996 Stock Option and Grant Plan generally vest over four years and terminate on the tenth anniversary of the date of grant. We will not make any additional grants under our 1996 Stock Option and Grant Plan after the completion of this offering.

EMPLOYMENT ARRANGEMENTS

    We anticipate entering into employment agreements with each of Messrs. Graziano, Green and Warren. Each proposed agreement is for a period of two years, other than Mr. Warren's agreement which is for one year. Each agreement automatically extends for one additional year on the anniversary date unless either party has given notice that it does not wish to extend the agreement. Each agreement provides for the payment of base salary and incentive compensation and for the provision of certain fringe benefits to the Executive. The agreements require our executive officers to refrain from competing with us and from soliciting our employees for a period of 12 months following termination for any reason. Each agreement also provides for certain payments and benefits for an executive officer should his or her employment with us be terminated because of death or disability, by the executive for good reason or by us without cause, as further defined in the agreements. In general, in the case of a termination by the executive officer for good reason, or by us without cause, the executive officer will receive up to two years' salary and bonus in the cases of Messrs. Graziano and Green and one year's salary and bonus in the case of Mr. Warren, an extension of benefits for one year and an acceleration of vesting for stock options and restricted stock which otherwise would vest during the next twelve months. Upon a change of control, as defined in the agreements, the executive officer is eligible for payment of up to three years' salary and bonus in the cases of Messrs. Graziano and Green and one-and-a-half year's salary and bonus in the case of Mr. Warren, an extension of benefits for one year and an acceleration of vesting for all outstanding stock options and restricted stock.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Messrs. Dick and Klaffky are the members of our compensation committee. Neither Mr. Dick nor Mr. Klaffky is an executive officer of our company or has received any compensation from us within the last three years other than in his capacity as a director.

                  RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

STOCK REDEMPTIONS AND LOAN REPAYMENTS WITH STOCKHOLDERS

    In March 1996, in connection with the acquisition of our business by a group led by our current management team, we issued redeemable preferred stock for an aggregate purchase price of $1.5 million and subordinated debentures with an aggregate principal amount of $1.0 million to our investors. The redeemable preferred stock pays cumulative dividends at the rate of $0.26 per share quarterly in arrears and the subordinated debentures bear interest at an annual rate of 13% payable quarterly in arrears. The terms of the redeemable preferred stock and the subordinated debentures require us to redeem or repay these instruments upon the completion of this offering. A portion of the proceeds of this offering will be used to retire the redeemable preferred stock and the subordinated debentures. The redemption of the preferred stock and the retirement of the subordinated debentures will result in payments of approximately $167,000 to Chane Graziano, our Chief Executive Officer and a member of our board of directors, $500,000 to Ascent Venture Partners, L.P., $1.0 million to Ascent Venture Partners II, L.P. and $500,000 to First New England Capital, L.P. Christopher W. Dick, a member of our board of directors, is a Managing Director of Ascent Venture Management, Inc., the general partner of Ascent Venture Partners, L.P., and Ascent Management SBIC Corp., the general partner of Ascent Venture Partners II, L.P., and Richard C. Klaffky, Jr., a member of our board of directors, is the President of FINEC Corp., the general partner of First New England Capital, L.P.

TRANSACTIONS WITH AN AFFILIATE OF AN EXECUTIVE OFFICER

    In March 1996, we acquired our business from a company now known as Harvard Clinical Technology Inc. Following this acquisition, we entered into several transition-related transactions with Harvard Clinical. In 1997, we sold Harvard Clinical several items of furniture, fixtures, appliances and equipment, leased Harvard Clinical office space, provided transition support services and assumed Harvard Clinical's obligations to pay specified professional fees in exchange for 77,584 shares of our common stock held by a principal stockholder of Harvard Clinical at an agreed upon value of $2.19 per share. The assets purchased by Harvard Clinical had an aggregate purchase price of $122,000, which reflected their estimated fair market value as determined by Mr. Graziano, our Chief Executive Officer. We originally purchased these assets as part of the March 1996 acquisition of our business. Diane Green, who is an officer, director and stockholder of Harvard Clinical, is the spouse of David Green, our President and a member of our board of directors.

                       PRINCIPAL AND SELLING STOCKHOLDERS

    The following table sets forth information regarding the beneficial ownership of Harvard Bioscience common stock as of September 15, 2000 and on an as adjusted basis to reflect the sale of the common stock offered hereby by:

    - all persons known by us to own beneficially 5% or more of the common stock,

    - each of our directors,

    - the executive officers listed in the summary compensation table,

    - the stockholder selling shares in this offering, and

    - all of our directors and executive officers as a group.

    The number of shares beneficially owned by each stockholder is determined under rules issued by the Securities and Exchange Commission and includes voting or investment power with respect to securities. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and includes any shares as to which the individual or entity has the right to acquire beneficial ownership within 60 days after September 15, 2000 through the exercise of any warrant, stock option or other right. The inclusion in this prospectus of such shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of such shares. Unless otherwise indicated, the address of all listed stockholders is c/o Harvard Bioscience, Inc., 84 October Hill Road, Holliston, MA 01746-1371.

                                                       BENEFICIAL OWNERSHIP               BENEFICIAL OWNERSHIP
                                                       PRIOR TO OFFERING(1)                AFTER OFFERING(1)
                                                       --------------------   SHARES TO   --------------------
NAME OF BENEFICIAL OWNER                                SHARES     PERCENT     BE SOLD     SHARES     PERCENT
------------------------                               ---------   --------   ---------   ---------   --------
Christopher W. Dick(2) ..............................   328,008     40.0%          --      328,008
  255 State Street
  Boston, MA 02109

Chane Graziano(3) ...................................   243,935     28.2%          --      243,935

Ascent Venture Partners II, L.P.(4) .................   199,272     24.3%          --      199,272
  255 State Street
  Boston, MA 02109

David Green(5) ......................................   162,223     18.7%       3,000      159,223

Ascent Venture Partners, L.P.(6) ....................   128,736     15.7%          --      128,736
  255 State Street
  Boston, MA 02109

First New England Capital, L.P.(7) ..................    99,636     12.2%          --       99,636
  100 Pearl Street
  Hartford, CT 06103

Richard C. Klaffky(8) ...............................    99,636     12.2%          --       99,636
  100 Pearl Street
  Hartford, CT 06103

NEGF, II, L.P.(9) ...................................    48,500      5.9%          --       48,500
  One Boston Place
  Suite 2100
  Boston, MA 02108

Susan M. Luscinski ..................................     5,681         *          --        5,681

Mark A. Norige ......................................     4,260         *          --        4,260

All executive officers and directors, as a group
  (6 persons)(10) ...................................   843,743     92.6%          --      840,743

--------------------------

  *  Represents less than 1% of the outstanding shares of common stock.

 (1) All percentages assume the underwriters do not elect to exercise the
     over-allotment option to purchase an additional       shares of common
     stock. The number of shares of common stock set forth herein includes shares to be issued upon completion of this offering pursuant to the conversion of all outstanding shares of our series B convertible preferred stock into shares of common stock and the exercise of all outstanding warrants to purchase shares of our common stock.

 (2) Consists solely of the shares described in notes (4) and (6) below, of which Mr. Dick may be considered the beneficial owner. Mr. Dick disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein.

 (3) Includes 45,974 shares subject to options exercisable within 60 days of September 15, 2000 and 65,500 shares held by two trusts for the benefit of Mr. Graziano's children, of which Mr. Graziano is a trustee.

 (4) Ascent Management SBIC Corp. is the general partner of Ascent Venture Management II, L.P., which is the general partner of Ascent Venture Partners II, L.P., which exercises sole voting and investment power with respect to all of the shares held of record by Ascent Venture Partners II, L.P. Mr. Dick, a member of our board of directors, is the Managing Director of Ascent Management SBIC Corp. Mr. Dick disclaims any beneficial ownership of the shares held by Ascent Venture Partners II, L.P., except to the extent of his pecuniary interest therein.

 (5) Includes 45,974 shares subject to options exercisable within 60 days of September 15, 2000.

 (6) Ascent Venture Management, Inc. is the general partner of Ascent Venture Partners, L.P., which exercises sole voting and investment power with respect to all of the shares held of record by Ascent Venture Partners, L.P. Mr. Dick, a member of our board of directors, is the Managing Director of Ascent Venture Management, Inc. Mr. Dick disclaims any beneficial ownership of the shares held by Ascent Venture Partners, L.P., except to the extent of his pecuniary interest therein.

 (7) FINEC Corp. is the general partner of First New England Capital, L.P., which exercises sole voting and investment power with respect to all of the shares held of record by First New England Capital, L.P. Mr. Klaffky, a member of our board of directors, is the President of FINEC Corp.
     Mr. Klaffky disclaims any beneficial ownership of the shares held by First New England Capital, L.P., except to the extent of his pecuniary interest therein.

 (8) Consists solely of the shares described in note (7) above, of which Mr. Klaffky may be considered the beneficial owner. Mr. Klaffky disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein.

 (9) NEGF Ventures, Inc. is the general partner of New England Partners, II, L.P., which is the general partner of NEGF II, L.P. NEGF Ventures, Inc. exercises sole voting and investment power with respect to all of the shares held of record by NEGF II, L.P.

 (10) Includes 91,948 shares subject to options exercisable within 60 days of September 15, 2000.

                          DESCRIPTION OF CAPITAL STOCK

    Following this offering, our authorized capital stock will consist of 80,000,000 shares of common stock and 5,000,000 shares of undesignated preferred stock, issuable in one or more series designated by our board of directors. No other class of capital stock will be authorized. The following information relates only to our certificate of incorporation and by-laws, as they will exist after this offering.

COMMON STOCK

    VOTING RIGHTS. The holders of our common stock have one vote per share. Holders of our common stock are not entitled to vote cumulatively for the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority, or, in the case of election of directors, by a plurality, of the votes cast at a meeting at which a quorum is present, voting together as a single class, subject to any voting rights granted to holders of any then outstanding preferred stock.

    DIVIDENDS. Holders of common stock will share ratably in any dividends declared by our board of directors, subject to the preferential rights of any preferred stock then outstanding. Dividends consisting of shares of common stock may be paid to holders of shares of common stock.

    OTHER RIGHTS. Upon our liquidation, dissolution or winding up, all holders of common stock are entitled to share ratably in any assets available for distribution to holders of shares of common stock. No shares of common stock are subject to redemption or have preemptive rights to purchase additional shares of common stock.

PREFERRED STOCK

    Our certificate of incorporation provides that 5,000,000 shares of preferred stock may be issued from time to time in one or more series. Our board of directors is authorized to fix the voting rights, if any, designations, powers, preferences, qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our board of directors may, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects, including preferred stock or rights to acquire preferred stock in connection with implementing a shareholder rights plan. We have no present plans to issue any shares of preferred stock. The ability of our board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control with respect to our company or the removal of existing management.

WARRANTS

    As of September 15, 2000, we had outstanding warrants to purchase 431,756 shares of common stock at an exercise price of $0.01 per share. The warrants will expire on March 15, 2003. These warrants will be exercised in connection with this offering.

REGISTRATION RIGHTS

    The holders of 280,998 shares of our common stock, 120,560 shares of our common stock issuable upon the exercise of outstanding stock options, 48,500 shares of our common stock issuable upon conversion of our series B convertible preferred stock and 431,756 shares of our common stock issuable upon the exercise of warrants are entitled to rights with respect to registration of these shares under the Securities Act of 1933. These rights are provided under the terms of a securityholders agreement between us and certain of the holders of registrable securities. Under these registration rights, holders of registrable securities holding 30% or more of the then outstanding registrable securities held by all holders of registrable securities may require on two occasions that we register their shares for public resale. In addition, certain holders of registrable securities may require that we register their shares for public resale on Form S-3 or similar short-form registration, if we are eligible to use Form S-3 or similar short form registration, and the value of the securities to be registered is at least $2,000,000. If we elect to register any of our shares of common stock for any public offering, the holders of registrable securities are entitled to include shares of common stock in the registration. However, we may reduce the number of shares proposed to be registered in view of market conditions. We will pay all expenses in connection with any registration, other than underwriting discounts and commissions.

INDEMNIFICATION MATTERS

    Prior to the offering, we will have entered into indemnification agreements with each of our directors. The form of indemnification agreement provides that we will indemnify our directors for expenses incurred because of their status as a director to the fullest extent permitted by Delaware law, our certificate of incorporation and our by-laws.

    Our certificate of incorporation contains a provision permitted by Delaware law that generally eliminates the personal liability of directors for monetary damages for breaches of their fiduciary duty, including breaches involving negligence or gross negligence in business combinations, unless the director has breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or a knowing violation of law, paid a dividend or approved a stock repurchase in violation of the Delaware General Corporation Law or obtained in improper personal benefit. This provision does not alter a director's liability under the federal securities laws and does not affect the availability of equitable remedies, such as an injunction or rescission, for breach of fiduciary duty. Our by-laws provide that directors and officers shall be, and in the discretion of our board of directors, non-officer employees may be, indemnified by us to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with service for or on behalf of us. Our by-laws also provide for the advancement of expenses to directors and, in the discretion of our board of directors, to officers and non-officer employees. In addition, our by-laws provide that the right of directors and officers to indemnification shall be a contract right and shall not be exclusive of any other right now possessed or hereafter acquired under any by-law, agreement, vote of stockholders or otherwise. We also have directors' and officers' insurance against certain liabilities. We believe that the indemnification agreements, together with the limitation of liability and indemnification provisions of our certificate of incorporation and by-laws and directors' and officers' insurance will assist us in attracting and retaining qualified individuals to serve as our directors and officers.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be provided to directors, officers or persons controlling us as described above, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. At present, there is no pending material litigation or proceeding involving any of our directors, officers, employees or agents in which indemnification will be required or permitted.

PROVISIONS OF OUR CERTIFICATE OF INCORPORATION AND BY-LAWS THAT MAY HAVE
  ANTI-TAKEOVER EFFECTS

    Certain provisions of our certificate of incorporation and by-laws described below, as well as the ability of our board of directors to issue shares of preferred stock and to set the voting rights, preferences and other terms thereof, may be deemed to have an anti-takeover effect and may discourage takeover attempts not first approved by our board of directors, including takeovers which particular stockholders may deem to be in their best interests. These provisions also could have the effect of discouraging open market purchases of our common stock because they may be considered disadvantageous by a stockholder who desires subsequent to such purchases to participate in a business combination transaction with us or to elect a new director to our board.

    NO STOCKHOLDER ACTION BY WRITTEN CONSENT

    Our certificate of incorporation provides that any action required or permitted to be taken by our stockholders at an annual or special meeting of stockholders must be effected at a duly called meeting and may not be taken or effected by a written consent of stockholders.

    SPECIAL MEETINGS OF STOCKHOLDERS

    Our certificate of incorporation and by-laws provide that a special meeting of stockholders may be called only by our board of directors. Our by-laws provide that only those matters included in the notice of the special meeting may be considered or acted upon at that special meeting unless otherwise provided by law.

    ADVANCE NOTICE OF DIRECTOR NOMINATIONS AND STOCKHOLDER PROPOSALS

    Our by-laws include advance notice and informational requirements and time limitations on any director nomination or any new proposal which a stockholder wishes to make at an annual meeting of stockholders. For the first annual meeting following the completion of this offering, a stockholder's notice of a director nomination or proposal will be timely if delivered to our secretary at our principal executive offices not later than the close of business on the later of the 75th day prior to the scheduled date of such annual meeting or the 10th day following the day on which public announcement of the date of such annual meeting is made by us.

AMENDMENT OF THE CERTIFICATE OF INCORPORATION

    As required by Delaware law, any amendment to our certificate of incorporation must first be approved by a majority of our board of directors and, if required by law, thereafter approved by a majority of the outstanding shares entitled to vote with respect to such amendment, except that any amendment to the provisions relating to stockholder action by written consent, directors, limitation of liability and the amendment of our certificate of incorporation must be approved by not less than 75% of the outstanding shares entitled to vote with respect to such amendment.

AMENDMENT OF BY-LAWS

    Our certificate of incorporation and by-laws provide that our by-laws may be amended or repealed by our board of directors or by the stockholders. Such action by the board of directors requires the affirmative vote of a majority of the directors then in office. Such action by the stockholders requires the affirmative vote of at least 75% of the shares present in person or represented by proxy at an annual meeting of stockholders or a special meeting called for such purpose unless our board of directors recommends that the stockholders approve such amendment or repeal at such meeting, in which case such amendment or repeal only requires the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting.

STATUTORY BUSINESS COMBINATION PROVISION

    Following the offering, we will be subject to Section 203 of the Delaware General Corporation Law, which prohibits a publicly-held Delaware corporation from consummating a "business combination," except under certain circumstances, with an "interested stockholder" for a period of three years after the date such person became an "interested stockholder" unless:

    - before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination;

    - upon the closing of the transaction that resulted in the interested stockholder becoming such, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares held by directors who are also officers of the corporation and shares held by employee stock plans; or

    - following the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of at least two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder.

    The term "interested stockholder" generally is defined as a person who, together with affiliates and associates, owns, or, within the prior three years, owned, 15% or more of a corporation's outstanding voting stock. The term "business combination" includes mergers, consolidations, asset sales involving 10% or more of a corporation's assets and other similar transactions resulting in a financial benefit to an interested stockholder. Section 203 makes it more difficult for an "interested stockholder" to effect various business combinations with a corporation for a three-year period. A Delaware corporation may "opt out" of Section 203 with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or by-laws resulting from an amendment approved by holders of at least a majority of the outstanding voting stock. Neither our certificate of incorporation nor our by-laws contain any such exclusion.

TRADING ON THE NASDAQ NATIONAL MARKET SYSTEM

    We have applied to have our common stock approved for quotation on the Nasdaq National Market under the symbol "HBIO."

NO PREEMPTIVE RIGHTS

    No holder of any class of our stock has any preemptive right to purchase any of our securities.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for our common stock will be       .

                        SHARES ELIGIBLE FOR FUTURE SALE

    Upon consummation of the offering, we will have outstanding       shares of
common stock or       shares if the underwriters' over-allotment option is
exercised in full, in each case excluding shares underlying outstanding options.
Of these shares, all of the shares sold in this offering (      shares or
      shares if the underwriters' over-allotment option is exercised in full) will be freely tradeable without restriction or further registration under the Securities Act except for any shares purchased by an "affiliate," which will be subject to the limitations of Rule 144 of the Securities Act. As defined in Rule 144, an "affiliate" of an issuer is a person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the issuer. The remaining outstanding shares of common stock will be "restricted securities" as defined in Rule 144 and may not be resold in the absence of registration under the Securities Act or pursuant to an exemption from such registration, including exemptions provided by Rule 144.

    In addition, our executive officers, directors, and existing stockholders, who own all of the shares of our capital stock outstanding prior to this offering, have signed lock-up agreements in which they have agreed not to offer, sell, contract to sell or otherwise dispose of any common stock or any securities convertible into or exchangeable for common stock for a period of
180 days after the date of this prospectus without the prior written consent of Thomas Weisel Partners LLC. Immediately following this offering, the shares
subject to the lock-up agreements will represent approximately   % of the then
outstanding shares of common stock ( % if the underwriters' over-allotment option is exercised in full). While the underwriters have indicated no present intention to waive these restrictions, were they to do so, up to approximately
an additional       shares of our common stock could be available for sale
during the period following the offering, which could harm our stock price or make it more difficult to sell our shares. Historically, factors that have led underwriters to waive lock-up restrictions on a case by case basis include bona fide gifts to charitable institutions and other small waivers which underwriters reasonably believe will have minimal effect on the trading price of the common stock of the applicable company.

RULE 144

    In general, under Rule 144, beginning 90 days after the date of this prospectus, a person who has beneficially owned restricted shares for at least one year, including persons who are affiliates, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

    - 1% of the then outstanding shares of our common stock, approximately shares immediately after this offering; or

    - the reported average weekly trading volume of our common stock during the four calendar weeks preceding a sale by such person.

    Sales under Rule 144 are also subject to manner-of-sale provisions, notice requirements and the availability of current public information.

RULE 144(K)

    Under Rule 144(k), a person who has not been one of our affiliates during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is free to sell such shares without regard to the volume, manner-of-sale or certain other limitations contained in Rule 144.
Upon completion of this offering, holders of       shares of our common stock
will be eligible to freely sell those shares under Rule 144(k). However, all of these shares will be subject to the 180-day lock-up agreements described above.

    Prior to this offering, there has been no public market for our common stock and we can make no predictions about the effect, if any, that market sales of shares or the availability of shares for sale will have on the market price of our common stock prevailing from time to time. Future sales of substantial amounts of our common stock in the public market, or the perception that such sales may occur, may cause the market prices of our common stock to decline.

REGISTRATION RIGHTS

    After the 180-day period following the closing of this offering, the holders of 761,254 shares of our common stock and 120,560 shares of our common stock issuable upon the exercise of outstanding stock options will have rights which require us to register their shares for sale. See "Description of Capital Stock--Registration Rights."

OPTIONS

    As of September 15, 2000, options to purchase 150,831 shares of our common stock were outstanding. At some time following the effectiveness of the offering chosen by the board of directors in its discretion, we intend to file a registration statement on Form S-8 under the Securities Act to register all of the shares of our common stock reserved for issuance under our 2000 Stock Option and Incentive Plan, our Employee Stock Purchase Plan and our 1996 Stock Option and Grant Plan. The filing of this registration statement will allow these shares, other than those held by members of management who are deemed to be affiliates, to be eligible for resale without restriction, subject to the lock-up period related to this offering, or further registration upon issuance to participants. After the effective date of the registration statement on Form S-8 and, if applicable, the expiration of the lock-up period related to this offering, shares purchased upon exercise of options granted pursuant to these plans, generally will be available for resale in the public market by non-affiliates without restriction. Sales by our affiliates of shares registered on this registration statement are subject to all of the Rule 144 restrictions except for the one-year minimum holding period requirement.

    In addition to possibly being able to sell option shares without restriction under a Form S-8 registration statement when effective, persons other than our affiliates are allowed under Rule 701 of the Securities Act to sell shares of our common stock issued upon exercise of stock options beginning 90 days after the date of this prospectus, subject only to the manner of sale provisions of Rule 144 and to the lock-up period related to this offering. Our affiliates may also begin selling option shares beginning 90 days after the date of this prospectus but are subject to all of the Rule 144 restrictions except for the one-year holding period requirement and to the 180-day lock-up period related to this offering.

                                  UNDERWRITING

GENERAL

    Subject to the terms and conditions set forth in an agreement among the underwriters and us, each of the underwriters named below, through their representatives, Thomas Weisel Partners LLC and ING Barings LLC, have severally agreed to purchase from us the aggregate number of shares of common stock set forth opposite its name below:

                                                              NUMBER OF
UNDERWRITERS                                                    SHARES
------------                                                  ----------
Thomas Weisel Partners LLC..................................
ING Barings LLC.............................................

    Total...................................................

    Of the       shares to be purchased by the underwriters,       shares will
be purchased from us and       shares will be purchased from the selling
stockholder.

    The underwriting agreement provides that the obligations of the several underwriters are subject to various conditions. The nature of the underwriters' obligations commits them to purchase and pay for all of the shares of common stock listed above if any are purchased.

    The underwriting agreement provides that we and the selling stockholder will indemnify the underwriters against liabilities specified in the underwriting agreement under the Securities Act or will contribute to payments that the underwriters may be required to make relating to these liabilities.

    Thomas Weisel Partners LLC expects to deliver the shares of common stock to
purchasers on               , 2000.

OVER-ALLOTMENT OPTION

    We have granted a 30-day over-allotment option to the underwriters to
purchase up to a total of       additional shares of our common stock from us at
the initial public offering price, less the underwriting discounts and commissions payable by us, as set forth on the cover page of this prospectus. If the underwriters exercise this option in whole or in part, then each of the underwriters will be separately committed, subject to conditions described in the underwriting agreement, to purchase the additional shares of our common stock in proportion to their respective commitments set forth in the table above.

DETERMINATION OF OFFERING PRICE

    Prior to this offering, there has been no public market for our common stock. The initial public offering price will be determined through negotiations between us and the representatives. In addition to prevailing market conditions, the factors to be considered in determining the initial public offering price will include:

    - the valuation multiples of publicly-traded companies that the representatives believe are comparable to us,

    - our financial information,

    - our history and prospects and the outlook for our industry,

    - an assessment of our management, our past and present operations, and the prospects for, and timing of, our future revenues,

    - the present state of our development and the progress of our business plan, and

    - the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

    We cannot assure you that an active or orderly trading market will develop for our common stock or that our common stock will trade in the public markets subsequent to this offering at or above the initial offering price.

COMMISSIONS AND DISCOUNTS

    The underwriters propose to offer the shares of common stock directly to the public at the public offering price set forth on the cover page of this
prospectus, and at this price less a concession not in excess of $      per
share of common stock to other dealers specified in a master agreement among underwriters who are members of the National Association of Securities
Dealers, Inc. The underwriters may allow, and the other dealers specified may
reallow, concessions, not in excess of $      per share of common stock to these
other dealers. After this offering, the offering price, concessions and other selling terms may be changed by the underwriters. Our common stock is offered subject to receipt and acceptance by the underwriters and to other conditions, including the right to reject orders in whole or in part.

    The following table summarizes the compensation to be paid to the underwriters by us and the expenses payable by us:

                                                                                   TOTAL
                                                                      -------------------------------
                                                                         WITHOUT            WITH
                                                          PER SHARE   OVER-ALLOTMENT   OVER-ALLOTMENT
                                                          ---------   --------------   --------------
Public offering price...................................  $              $                $
Underwriting discount...................................
Proceeds, before expenses, to us........................
Proceeds, before expenses, to the selling stockholder...

INDEMNIFICATION OF THE UNDERWRITERS

    We and the selling stockholder will indemnify the underwriters against some civil liabilities, including liabilities under the Securities Act and liabilities arising from breaches of our representations and warranties contained in the underwriting agreement. If we are unable to provide this indemnification, we will contribute to payments the underwriters may be required to make in respect of those liabilities.

RESERVED SHARES

    The underwriters, at our request, have reserved for sale at the initial
public offering price up to       shares of common stock to be sold in this
offering for sale to our employees and other persons designated by us. The number of shares available for sale to the general public will be reduced to the extent that any reserved shares are purchased. Any reserved shares not purchased in this manner will be offered by the underwriters on the same basis as the other shares offered in this offering.

NO SALES OF SIMILAR SECURITIES

    Our directors, officers, selling stockholder and other stockholders holding all of the outstanding shares of our capital stock prior to this offering have agreed or have a contractual obligation to agree, subject to specified exceptions, not to offer, sell, agree to sell, directly or indirectly, or otherwise dispose of any shares of common stock or any securities convertible into or exchangeable for shares of common stock without the prior written consent of Thomas Weisel Partners LLC for a period of 180 days after the date of this prospectus.

    We have agreed that for a period of 180 days after the date of this prospectus we will not, without the prior written consent of Thomas Weisel Partners LLC, offer, sell, or otherwise dispose of any shares of common stock, except for the shares of common stock offered in the offering and the shares of common stock issuable upon exercise of outstanding options and warrants on the date of this prospectus.

INFORMATION REGARDING THOMAS WEISEL PARTNERS LLC

    Thomas Weisel Partners LLC, one of the representatives of the underwriters, was organized and registered as a broker-dealer in December 1998. Since December 1998, Thomas Weisel Partners LLC has been named as a lead or co-manager on 177 filed public offerings of equity securities, of which 141 have been completed, and has acted as a syndicate member in an additional 117 public offerings of equity securities. Thomas Weisel Partners LLC does not have any material relationship with us or any of our officers, directors or other controlling persons, except with respect to its contractual relationship with us pursuant to the underwriting agreement entered into in connection with this offering.

NASDAQ NATIONAL MARKET LISTING

    We have applied to have our common stock approved for quotation on the Nasdaq National Market under the symbol "HBIO."

DISCRETIONARY ACCOUNTS

    The underwriters do not expect sales of shares of common stock offered by this prospectus to any accounts over which they exercise discretionary authority to exceed five percent of the shares offered.

SHORT SALES, STABILIZING TRANSACTIONS AND PENALTY BIDS

    In order to facilitate this offering, persons participating in this offering may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock during and after this offering. Specifically, the underwriters may engage in the following activities in accordance with the rules of the U.S. Securities and Exchange Commission.

    SHORT SALES. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional shares from the issuer in the offering. The underwriters may close out any covered short position by either exercising their option to purchase shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. "Naked" short sales are any sales in excess of such over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering.

    STABILIZING TRANSACTIONS. The underwriters may make bids for or purchases of the shares for the purpose of pegging, fixing or maintaining the price of the shares, so long as stabilizing bids do not exceed a specified maximum.

    PENALTY BIDS. If the underwriters purchase shares in the open market in a stabilizing transaction or syndicate covering transaction, they may reclaim a selling concession from the underwriters and selling group members who sold those shares as part of this offering. Stabilization and syndicate covering transactions may cause the price of the shares to be higher than it would be in the absence of these transactions. The imposition of a penalty bid might also have an effect on the price of the shares if it discourages resales of the shares.

    The transactions above may occur on the Nasdaq National Market or otherwise. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of the shares. If these transactions are commenced, they may be discontinued without notice at any time.

                                 LEGAL MATTERS

    The validity of the shares of common stock offered hereby will be passed upon for us by Goodwin, Procter & Hoar LLP, Boston, Massachusetts. Various legal matters related to the sale of the common stock offered hereby will be passed upon for the underwriters by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., Boston, Massachusetts.

                                    EXPERTS

    The consolidated financial statements of Harvard Apparatus, Inc. and subsidiaries as of December 31, 1998 and 1999, and for each of the years ended December 31, 1997, 1998 and 1999, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and the authority of said firm as experts in auditing and accounting.

    The audited consolidated financial statements of Biochrom Ltd as of December 31, 1997 and 1998, and for each of the years ended December 31, 1997 and 1998, have been included herein and in the registration statement in reliance upon the report of PricewaterhouseCoopers, independent chartered accountants, appearing elsewhere herein, and the authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

    We have filed with the Securities and Exchange Commission, or SEC, a registration statement on Form S-1 (including the exhibits and schedules thereto) under the Securities Act and the rules and regulations thereunder, for the registration of the common stock offered hereby. This prospectus is part of the registration statement. This prospectus does not contain all the information included in the registration statement because we have omitted certain parts of the registration statement as permitted by the SEC rules and regulations. For further information about us and our common stock, you should refer to the registration statement. Statements contained in this prospectus as to any contract, agreement or other document referred to are not necessarily complete. Where the contract or other document is an exhibit to the registration statement, each statement is qualified by the provisions of that exhibit.

    You can inspect and copy the registration statement at the public reference facility maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices at Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may call the SEC at 1-800-732-0330 for further information about the operation of the public reference rooms. Copies of all or any portion of the registration statement can be obtained from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the registration statement is publicly available through the SEC's site on the Internet's World Wide Web, located at http://www.sec.gov.

    We will also file annual, quarterly and current reports, proxy statements and other information with the SEC. You can also request copies of these documents, for a copying fee, by writing to the SEC. We intend to furnish to our stockholders annual reports containing audited financial statements for each fiscal year.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

HARVARD APPARATUS, INC. AND SUBSIDIARIES

Independent Auditors' Report................................     F-2
Consolidated Balance Sheets at December 31, 1998 and 1999
  and June 30, 2000 (unaudited).............................     F-3
Consolidated Statements of Operations for the years ended
  December 31, 1997, 1998 and 1999 and the six months ended
  June 30, 1999 and 2000 (unaudited)........................     F-5
Consolidated Statements of Stockholders' Equity (Deficit)
  and Comprehensive Income (Loss) for the years ended
  December 31, 1996, 1997, 1998 and 1999 and the six months
  ended June 30, 2000 (unaudited)...........................     F-6
Consolidated Statements of Cash Flows for the years ended
  December 31, 1997, 1998 and 1999 and the six months ended
  June 30, 1999 and 2000 (unaudited)........................     F-7
Notes to Consolidated Financial Statements..................     F-8

PHARMACIA & UPJOHN (CAMBRIDGE) LIMITED

Directors' Report...........................................    F-25
Statement of Directors' Responsibilities....................    F-27
Report of the Auditors......................................    F-28
Profit and Loss Account for the years ended December 31,
  1997 and 1998.............................................    F-30
Balance Sheet for the years ended December 31, 1997 and
  1998......................................................    F-31
Cash Flow Statement for the years ended December 31, 1997
  and 1998..................................................    F-32
Notes to the Accounts.......................................    F-33

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Harvard Apparatus, Inc.:

    We have audited the accompanying consolidated balance sheets of Harvard Apparatus, Inc. and subsidiaries (the "Company") as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity (deficit) and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Harvard Apparatus, Inc. and subsidiaries at December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999, in conformity with generally accepted accounting principles generally accepted in the United States of America.

February 25, 2000

                    HARVARD APPARATUS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                         DECEMBER 31,    DECEMBER 31,     JUNE 30,
                                                             1998            1999           2000
                                                         -------------   -------------   -----------
                                                                                         (UNAUDITED)
                                       ASSETS (NOTES 6 AND 7)

Current assets:
  Cash and cash equivalents............................   $  956,771      $ 2,396,053    $ 2,145,201
  Trade accounts receivable, net of reserve for
    uncollectible accounts of $61,004 and $87,642 at
    December 31, 1998 and 1999, respectively, and
    $88,602 at June 30, 2000...........................    1,659,766        4,191,850      3,875,503
  Other receivables and other assets...................       49,716          201,946        194,479
  Inventories (note 4).................................    1,656,318        2,849,670      3,319,291
  Catalog costs........................................      450,087           66,829        257,694
  Prepaid expenses (note 17)...........................      202,916          593,348        655,678
  Deferred tax asset (note 13).........................       96,736          987,853        984,624
                                                          ----------      -----------    -----------
      Total current assets.............................    5,072,310       11,287,549     11,432,470
                                                          ----------      -----------    -----------

Property, plant and equipment, net (notes 5 and 10)....      969,905        1,559,922      1,472,188
                                                          ----------      -----------    -----------

Other assets:
  Catalog costs, less current portion..................      163,497          165,419        501,000
  Deferred tax asset (note 13).........................           --          384,148        389,703
  Goodwill, net of accumulated amortization of $27,661,
    $395,896 and $655,680 at December 31, 1998,
    December 31, 1999 and June 20, 2000, respectively
    (note 3)...........................................      925,973        6,583,354      6,436,231
  Other assets (notes 3 and 12)........................       60,626          580,829        402,901
                                                          ----------      -----------    -----------
      Total other assets...............................    1,150,096        7,713,750      7,729,835
                                                          ----------      -----------    -----------
                                                          $7,192,311      $20,561,221    $20,634,493
                                                          ==========      ===========    ===========

          See accompanying notes to consolidated financial statements.

                    HARVARD APPARATUS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                       DECEMBER 31,    DECEMBER 31,      JUNE 30,
                                                           1998            1999            2000
                                                       -------------   -------------   ------------
                                                                                       (UNAUDITED)
Current liabilities:
  Short-term debt (note 6)...........................   $1,050,000     $  2,200,000    $  2,450,000
  Current installments of long-term debt (note 7)....      190,389          794,173         969,246
  Trade accounts payable.............................      751,338        1,880,246       1,890,917
  Accrued income taxes payable (note 13).............      162,726          957,834         990,839
  Accrued expenses (note 18).........................      586,289        1,399,523         960,062
  Other liabilities..................................      101,271          237,811         358,917
                                                        ----------     ------------    ------------
      Total current liabilities......................    2,842,013        7,469,587       7,619,981
                                                        ----------     ------------    ------------

Long-term debt, less current installments (note 7)...      638,466        5,072,941       4,531,947
Deferred income tax liability (note 13)..............       33,943               --              --
                                                        ----------     ------------    ------------
      Total long-term liabilities....................      672,409        5,072,941       4,531,947
                                                        ----------     ------------    ------------

Commitments and contingencies (notes 8, 9, 10, 11, and 19)

Preferred stock preference in liquidation, 600,000
  shares (note 8)
    Redeemable series "A" 469,300 shares issued and
      outstanding....................................    1,500,000        1,500,000       1,500,000
    Convertible and redeemable series "B" 48,500
      shares issued and outstanding..................           --        1,000,000       1,000,000
Common stock warrants (note 9).......................    1,500,352       31,194,371      98,721,009
                                                        ----------     ------------    ------------
      Total redeemable preferred stock and common
        stock warrants...............................    3,000,352       33,694,371     101,221,009
                                                        ----------     ------------    ------------

Stockholders' equity (deficit) (notes 9 and 14):
  Common stock, par value $.01 per share, 1,300,000
    shares authorized; 520,518 shares issued and
    outstanding at December 31, 1998 and 1999,
    575,907 shares issued and outstanding at
    June 30, 2000....................................        5,205            5,205           5,759
  Accumulated other comprehensive loss...............      (34,720)         (54,690)       (465,230)
  Additional paid-in capital--stock options..........           --        3,283,164       3,299,409
  Additional paid-in capital--common stock...........           --               --           1,215
  Retained earnings (accumulated deficit)............    1,374,797      (28,241,612)    (94,911,852)
  Treasury stock, 236,468 common shares, at cost.....     (667,745)        (667,745)       (667,745)
                                                        ----------     ------------    ------------
      Total stockholders' equity (deficit)...........      677,537      (25,675,678)    (92,738,444)
                                                        ----------     ------------    ------------
                                                        $7,192,311     $ 20,561,221    $ 20,634,493
                                                        ==========     ============    ============

                See accompanying notes to financial statements.

                    HARVARD APPARATUS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                     YEARS ENDED                                SIX-MONTHS ENDED
                              ---------------------------------------------------------   -----------------------------
                              DECEMBER 31, 1997   DECEMBER 31, 1998   DECEMBER 31, 1999   JUNE 30, 1999   JUNE 30, 2000
                              -----------------   -----------------   -----------------   -------------   -------------
                                                                                                   (UNAUDITED)
Revenues (notes 15 and
  20).......................     $11,464,157         $12,154,025         $26,177,814       $11,533,163     $14,457,603
Cost of goods sold..........       5,127,709           5,351,271          13,546,933         5,661,184       7,488,077
                                 -----------         -----------         -----------       -----------     -----------
    Gross profit............       6,336,448           6,802,754          12,630,881         5,871,979       6,969,526

General and administrative
  expense (note 14).........       2,338,423           2,317,021           7,429,728         2,703,644       2,178,441
Sales and marketing
  expense...................       1,672,388           1,721,606           2,448,505         1,254,622       1,505,512
Research and development....         206,497             324,792           1,187,584           461,429         798,581
Amortization of goodwill
  (note 3)..................              --              27,661             368,235           139,338         260,093
                                 -----------         -----------         -----------       -----------     -----------
    Operating income........       2,119,140           2,411,674           1,196,829         1,312,946       2,226,899
                                 -----------         -----------         -----------       -----------     -----------

Other (expense) income:
  Foreign currency (loss)
    gain....................         (96,549)             21,418             (47,982)         (168,830)       (280,036)
  Common stock warrant
    interest expense
    (note 9)................        (116,574)         (1,379,460)        (29,694,019)       (7,402,457)    (67,526,638)
  Interest expense..........        (238,669)           (221,932)           (679,122)         (287,198)       (422,751)
  Interest income...........          16,176              12,567              22,767             7,775          23,242
  Amortization of deferred
    financing costs.........              --                  --             (63,442)          (25,266)        (37,898)
  Other.....................         106,013              10,067             (17,468)          (12,578)         10,070
                                 -----------         -----------         -----------       -----------     -----------
    Other expense, net......        (329,603)         (1,557,340)        (30,479,266)       (7,888,554)    (68,234,011)
                                 -----------         -----------         -----------       -----------     -----------

    (Loss) income before
      income taxes..........       1,789,537             854,334         (29,282,437)       (6,575,608)    (66,007,112)

Income taxes (note 13)......         682,329             783,192             137,480           260,633         579,132
                                 -----------         -----------         -----------       -----------     -----------
    Net (loss) income.......     $ 1,107,208              71,142         (29,419,917)       (6,836,241)    (66,586,244)
                                 ===========         ===========         ===========       ===========     ===========

(Loss) income per share
  (note 16):
  Basic.....................     $      2.62         $     (0.18)        $   (104.00)      $    (24.28)    $   (210.66)
                                 ===========         ===========         ===========       ===========     ===========
  Diluted...................     $      1.27         $     (0.18)        $   (104.00)      $    (24.28)    $   (210.66)
                                 ===========         ===========         ===========       ===========     ===========

Weighted average common
  shares:
  Basic.....................         375,773             284,050             284,050           284,050         316,488
                                 ===========         ===========         ===========       ===========     ===========
  Diluted...................         867,339             284,050             284,050           284,050         316,488
                                 ===========         ===========         ===========       ===========     ===========

          See accompanying notes to consolidated financial statements.

                    HARVARD APPARATUS, INC. AND SUBSIDIARIES

  CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT) AND COMPREHENSIVE
                                 INCOME (LOSS)

                                                           ADDITIONAL   ADDITIONAL
                                            ACCUMULATED     PAID-IN      PAID-IN       RETAINED                     TOTAL
                                               OTHER       CAPITAL--    CAPITAL--      EARNINGS                 STOCKHOLDERS'
                                 COMMON    COMPREHENSIVE     STOCK        COMMON     (ACCUMULATED   TREASURY       EQUITY
                                 STOCK         LOSS         OPTIONS       STOCK        DEFICIT)       STOCK       (DEFICIT)
                                --------   -------------   ----------   ----------   ------------   ---------   -------------
Balance, December 31, 1996....   $5,205      $  71,183     $       --     $   --     $    439,781   $      --   $    516,169
  Preferred stock dividends...       --             --             --         --         (121,668)         --       (121,668)
  Purchase of treasury
    stock.....................       --             --             --         --               --    (667,745)      (667,745)
  Comprehensive income (loss):
    Net income................       --             --             --         --        1,107,208          --      1,107,208
    Translation adjustments...       --        (97,444)            --         --               --          --        (97,444)
                                                                                                                ------------
  Total comprehensive
    income....................                                                                                     1,009,764
                                 ------      ---------     ----------     ------     ------------   ---------   ------------

Balance, December 31, 1997....    5,205        (26,261)            --         --        1,425,321    (667,745)       736,520

  Preferred stock dividends...       --             --             --         --         (121,666)         --       (121,666)

  Comprehensive income (loss):
    Net income................       --             --             --         --           71,142          --         71,142
    Translation adjustments...       --         (8,459)            --         --               --          --         (8,459)
                                                                                                                ------------
  Total comprehensive
    income....................                                                                                        62,683
                                 ------      ---------     ----------     ------     ------------   ---------   ------------

Balance, December 31, 1998....    5,205        (34,720)            --         --        1,374,797    (667,745)       677,537

  Preferred stock dividends...       --             --             --         --         (121,666)         --       (121,666)

  Preferred stock issuance
    costs.....................                                                            (74,826)                   (74,826)

  Stock compensation
    expense...................       --             --      3,283,164         --               --          --      3,283,164
  Comprehensive income (loss):
    Net loss..................       --             --             --         --      (29,419,917)         --    (29,419,917)
    Translation adjustments...       --        (19,970)            --         --               --          --        (19,970)
                                                                                                                ------------
  Total comprehensive income
    (loss)....................                                                                                   (29,439,887)
                                 ------      ---------     ----------     ------     ------------   ---------   ------------

Balance, December 31, 1999....    5,205        (54,690)     3,283,164         --      (28,241,612)   (667,745)   (25,675,678)

  Preferred stock dividends...       --             --             --         --          (83,996)         --        (83,996)

  Issuance of common stock....      554             --             --      1,215               --          --          1,769

  Stock compensation
    expense...................       --             --         16,245         --               --          --         16,245
  Comprehensive income (loss):
    Net loss..................       --             --             --         --      (66,586,244)         --    (66,586,244)
    Translation adjustments...       --       (410,540)            --         --               --          --       (410,540)
                                                                                                                ------------
  Total comprehensive income
    (loss)....................                                                                                   (66,996,784)
                                 ------      ---------     ----------     ------     ------------   ---------   ------------

Balance, June 30, 2000
  (unaudited).................   $5,759      $(465,230)    $3,299,409     $1,215     $(94,911,852)  $(667,745)  $(92,738,444)
                                 ======      =========     ==========     ======     ============   =========   ============

          See accompanying notes to consolidated financial statements.

                    HARVARD APPARATUS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                           YEARS ENDED                                   SIX-MONTHS ENDED
                                   ------------------------------------------------------------   -------------------------------
                                   DECEMBER 31, 1997    DECEMBER 31, 1998    DECEMBER 31, 1999    JUNE 30, 1999    JUNE 30, 2000
                                   ------------------   ------------------   ------------------   --------------   --------------
                                                                                                            (UNAUDITED)
Cash flows from operating
  activities:
  Net (loss) income..............      $1,107,208           $    71,142         $(29,419,917)       $(6,836,241)    $(66,586,244)
  Adjustments to reconcile net
    (loss) income to net cash
    provided by operating
    activities:
    Common stock warrant interest
      expense....................         116,574             1,379,460           29,694,019          7,402,457       67,526,638
    Stock compensation expense...              --                    --            3,283,164            937,138           16,245
    Depreciation.................         127,555               154,776              331,822            149,358          186,347
    Amortization of catalog
      costs......................         328,713               525,600              493,428            318,541          106,336
    Loss (gain) on sale of fixed
      assets.....................         (33,980)               (4,075)               7,584                 --               --
    Provision for bad debts......          14,321               (41,388)              26,877              1,926            1,884
    Amortization of goodwill.....              --                27,661              368,235            139,338          260,093
    Amortization of deferred
      financing costs............              --                    --               63,442             25,266           37,898
    Deferred income taxes........        (106,321)              (16,277)          (1,310,325)          (382,767)          (9,379)
    Changes in operating assets
      and liabilities, net of
      effects of business
      acquisition:
      (Increase) decrease in
        accounts receivable......        (193,547)               46,214           (2,282,344)        (1,901,502)         141,512
      (Increase) decrease in
        other receivables........          (2,741)               57,711             (113,949)          (146,939)         (12,586)
      (Increase) decrease in
        inventories..............          58,631                80,430              215,152             16,388         (435,154)
      Increase in prepaid
        expenses and other
        assets...................         (19,306)               (5,514)            (260,285)          (220,835)         (84,173)
      (Increase) decrease in
        other assets.............         112,716              (184,534)            (202,460)          (162,460)          54,106
      Increase (decrease) in
        trade accounts payable...        (211,303)             (115,065)             541,065            662,286           90,018
      Increase (decrease) in
        accrued income taxes
        payable..................          27,247              (191,013)             797,633            350,250          197,161
      Increase (decrease) in
        accrued expenses.........        (178,965)               19,874              666,637            228,813         (406,450)
      Increase (decrease) in
        other liabilities........         (30,881)                1,388               26,663             72,884           92,612
                                       ----------           -----------         ------------        -----------     ------------
        Net cash provided by
          operating activities...       1,115,921             1,806,390            2,926,441            653,901        1,176,864
                                       ----------           -----------         ------------        -----------     ------------
Cash flows from investing
  activities:
  Additions to property, plant
    and equipment................        (389,543)              (87,405)            (332,474)          (202,072)        (173,585)
  Additions to catalog costs.....        (429,207)             (250,183)            (121,644)           (15,170)        (644,130)
  Proceeds from sales of fixed
    assets.......................         165,528                 8,173               34,566                 --               --
  Acquisition of businesses, net
    of cash acquired.............              --            (1,090,553)          (8,126,656)        (6,856,632)        (492,797)
                                       ----------           -----------         ------------        -----------     ------------
        Net cash used in
          investing activities...        (653,222)           (1,419,968)          (8,546,208)        (7,073,874)      (1,310,512)
                                       ----------           -----------         ------------        -----------     ------------
Cash flows from financing
  activities:
  Net increase (decrease) in
    short-term debt..............         275,000               300,000            1,753,928          1,495,181          465,904
  Net increase (decrease) in
    long-term debt...............        (263,050)             (283,433)           4,435,409          4,936,019         (389,430)
  Dividends paid.................        (218,668)             (121,666)            (121,666)           (60,333)         (60,667)
  Net proceeds from issuance of
    preferred stock..............              --                    --              925,174            925,174               --
  Treasury stock purchase........        (667,745)                   --                   --                 --               --
  Issuance of common stock.......              --                    --                   --                 --            1,769
                                       ----------           -----------         ------------        -----------     ------------
        Net cash provided by
          (used in) financing
          activities.............        (874,463)             (105,099)           6,992,845          7,296,041           17,576
                                       ----------           -----------         ------------        -----------     ------------
Effect of exchange rate changes
  on cash........................          30,573               (31,505)              66,204            (39,189)        (134,780)
                                       ----------           -----------         ------------        -----------     ------------
Increase (decrease) in cash and
  cash equivalents...............        (381,191)              249,818            1,439,282            836,879         (250,852)
Cash and cash equivalents,
  beginning of period............       1,088,144               706,953              956,771            956,771        2,396,053
                                       ----------           -----------         ------------        -----------     ------------
Cash and cash equivalents, end of
  period.........................      $  706,953           $   956,771         $  2,396,053        $ 1,793,650     $  2,145,201
                                       ==========           ===========         ============        ===========     ============
Supplemental disclosures of cash
  flow information:
  Cash paid for interest.........      $  227,747           $   241,002         $    671,452        $   223,765     $    401,334
                                       ==========           ===========         ============        ===========     ============
  Cash paid for income taxes.....      $  761,251           $ 1,128,929         $    686,675        $   327,781     $    321,375
                                       ==========           ===========         ============        ===========     ============

          See accompanying notes to consolidated financial statements.

                    HARVARD APPARATUS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 1999 AND 1998

(1)  ORGANIZATION

    On March 15, 1996, HAI Acquisition Corp. and its subsidiary, Guell Limited, purchased certain assets and assumed certain liabilities of the former Harvard Apparatus, Inc. and its subsidiary in the United Kingdom, Harvard
Apparatus, Ltd. (the "Purchase"). Assets acquired at the time of the purchase included 79% of the capital stock of Ealing Scientific Ltd. (Canada) and Ealing S.A.R.L., now Harvard Apparatus S.A.R.L. (France). The remainder of the capital stock of Ealing Scientific Ltd. and Ealing S.A.R.L. was also acquired directly from the stockholder at the time of the Purchase. After the date of the Purchase, HAI Acquisition Corp. and Guell Limited legally changed their names to Harvard Apparatus, Inc. and Harvard Apparatus, Ltd., respectively.

    The Company manufactures and distributes syringe pumps, ventilators, cell injectors, diffusion chambers and other products principally used in the toxicology, metabolism and efficacy testing of new drugs, as well as spectrophotometers and amino acid analyzers primarily used in molecular biology which are manufactured by Biochrom Ltd, a wholly owned subsidiary acquired during 1999.

(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    (A)  PRINCIPLES OF CONSOLIDATION

       The consolidated financial statements include the accounts of Harvard Apparatus, Inc. and its subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

    (B)  INTERIM CONSOLIDATED FINANCIAL STATEMENTS

       The interim consolidated financial statements as of June 30, 2000, and for the six months ended June 30, 2000 and June 30, 1999 are unaudited. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the financial position and results of operations have been included in such unaudited consolidated financial statements. The results of operations for the six months ended June 30, 2000 are not necessarily indicative of the results to be expected for the entire year.

    (C)  CASH AND CASH EQUIVALENTS

       For purposes of the consolidated statements of cash flows, the Company considers all highly liquid instruments with original maturities of three months or less to be cash equivalents.

    (D)  INVENTORIES

       Inventories are stated at the lower of cost or market. Cost is determined using a standard costing system which approximates the first-in, first-out (FIFO) method.

    (E)  PROPERTY, PLANT AND EQUIPMENT

       Property, plant and equipment are stated at cost. Equipment under capital leases is stated at the present value of the minimum lease payments at the lease agreement date. Property, plant

                    HARVARD APPARATUS, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1999 AND 1998

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) and equipment is depreciated using the straight-line method over the estimated useful lives of the assets as follows:

Buildings................................................    40 years
Machinery and equipment..................................  3-10 years
Computer equipment.......................................   3-7 years
Furniture and fixtures...................................  5-10 years
Automobiles..............................................   4-6 years

    (F)  CATALOG COSTS

       Significant costs of product catalog design, development and production are capitalized and amortized over the expected useful life of the catalog (usually three years). Costs of drawing and design that were acquired at the purchase on March 15, 1996 are being amortized over their estimated useful life of six years.

    (G)  INCOME TAXES

       Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to be applied to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

    (H)  FOREIGN CURRENCY TRANSLATION

       All assets and liabilities of the Company's foreign subsidiaries are translated at exchange rates in effect at year-end. Income and expenses are translated at rates which approximate those in effect on the transaction dates. The resulting translation adjustment is recorded as a separate component of stockholders' equity in other comprehensive income.

    (I)  STOCK OPTIONS

       The Company accounts for stock options granted to employees in accordance with the requirements of Statement of Financial Accounting Standards
       (SFAS) No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION. As is permitted by this Statement, the Company has elected to account for stock options in accordance with the provisions of APB Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES and provide the additional disclosures that are required by SFAS No. 123.

    (J)  USE OF ESTIMATES

       The preparation of financial statements in conformity with generally accepted accounting principles requires the use of management's estimates. Such estimates include the

                    HARVARD APPARATUS, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1999 AND 1998

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) determination and establishment of certain accruals and provisions, including those for inventory obsolescence, catalog cost amortization and reserves for bad debts. Actual results could differ from those estimates.

    (K)  REVENUE RECOGNITION

       The Company recognizes revenue from product sales at the time of shipment.

    (L)  GOODWILL

       Goodwill, which represents the excess of purchase price over fair value of net assets acquired, is amortized on a straight-line basis over the expected periods to be benefited, ranging from 5 to 15 years. The Company continually evaluates whether events or circumstances have occurred that indicate that the remaining useful life of goodwill may warrant revision or that the remaining balance may not be recoverable. When factors indicate that goodwill should be evaluated for possible impairment, the Company estimates the undiscounted cash flow of the business segment, net of tax, over the remaining life of the asset in determining whether the asset is recoverable. Charges for impairment of goodwill would be recorded to the extent unamortized book value exceeds the related future discounted cash flow, net of tax. The discount factor would be the long-term debt rate currently obtainable by the Company.

    (M)  IMPAIRMENT OF LONG-LIVED ASSETS AND LONG-LIVED ASSETS TO BE DISPOSED OF

       The Company uses the provisions of SFAS No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF. This statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to undiscounted future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

    (N)  EFFECT OF ACCOUNTING CHANGES

       In 1998, the Financial Accounting Standards Board issued SFAS 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES. SFAS 133, which was deferred through the issuance of SFAS 137 and subsequently amended by SFAS 138, is effective for fiscal years beginning after June 15, 2000. SFAS 133 will be adopted on January 1, 2001. Its impact on the consolidated financial statements is still being evaluated, but is not expected to be material.

    (O)  FAIR VALUE OF FINANCIAL INSTRUMENTS

       The carrying value of the Company's cash and cash equivalents, trade accounts receivable, trade accounts payable and accrued expenses approximate their fair values because of the

                    HARVARD APPARATUS, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1999 AND 1998

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) short maturities of those instruments. The carrying value of the Company's debt approximates its fair value because of the short maturities and/or interest rates which are comparable to those available to the Company on similar terms.

(3)  ACQUISITION OF BUSINESSES

    On June 30, 1998, the Company acquired certain assets of Medical Systems Corporation, a manufacturer and product developer of research medical equipment. Cash consideration of approximately $1,000,000 plus certain acquisition costs was paid for the assets. The costs of the acquisition were allocated on the basis of the estimated fair market value of the assets acquired. The net purchase price resulted in an allocation of $784,047 to goodwill and $281,506 to tangible net assets:

    On February 26, 1999, the Company acquired substantially all of the assets and certain liabilities of Pharmacia Biotech (Biochrom) Ltd ("Biochrom"), a UK manufacturer and developer of spectrophotometers, amino acid analyzers and other related research equipment. Cash consideration of approximately $6,981,000 (including $502,000 of acquisition related expenses) was paid for the assets. The costs of the acquisition allocated on the basis of estimated fair market value of the assets acquired using the purchase method of accounting resulted in an allocation of $5,446,000 to goodwill and other intangibles. The assets acquired consisted of approximately $61,000 of accounts receivable, $1,039,000 of inventory, $100,000 of prepaid expenses, $612,000 of fixed assets, $372,000 of pension assets and liabilities assumed totaled approximately $649,000.

    On September 10, 1999, the Company acquired certain assets of Clark Electromedical Instruments, a manufacturer of Glass Cappillaries and distributor of research equipment. Cash consideration of approximately $349,000 was paid for the assets. The costs of the acquisition allocated on the basis of estimated fair market value of the assets acquired using the purchase method of accounting resulted in an allocation of $288,000 to goodwill and other intangibles.

    On November 19, 1999, the Company acquired the NaviCyte diffusion chamber systems product line from NaviCyte, a wholly-owned subsidiary of Trega Biosciences, Inc. Cash consideration of approximately $390,000 (including $33,000 of acquisition related expenses) was paid for the assets. The costs of the acquisition allocated on the basis of estimated fair market value of the assets acquired and the purchase method of accounting resulted in an allocation of $333,000 to goodwill and other intangibles.

    On November 30, 1999, the Company acquired substantially all of the assets and certain liabilities of Hugo Sachs Elektronik, a developer and manufacturer of perfusion systems for research. Cash consideration of approximately $568,000 was paid for the assets, net of cash acquired of $31,000. The costs of the acquisition allocated on the basis of estimated fair market value of the assets acquired and the purchase method of accounting resulted in an allocation of $89,000 to goodwill and other intangibles.

    All acquisitions have been accounted for by the purchase method of accounting for business combinations. Accordingly, the accompanying consolidated statements of operations do not include any revenues or expenses related to these acquisitions prior to the respective acquisition dates.

                    HARVARD APPARATUS, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1999 AND 1998

(3)  ACQUISITION OF BUSINESSES (CONTINUED)
    The following unaudited pro forma results of operations gives effect to the acquisition of Biochrom as if it had occurred at the beginning of fiscal 1997 (the effect of the other acquisitions are considered insignificant). Such pro forma information reflects certain adjustments including amortization of goodwill, interest expense, income tax effect and an increase in the number of weighted average shares outstanding. The pro forma information does not necessarily reflect the results of operations that would have occurred had the acquisition taken place as described and is not necessarily indicative of results that may be obtained in the future.

                                                             YEARS ENDED
                                                     ---------------------------
                                                     DECEMBER 31,   DECEMBER 31,
                                                         1997           1998
                                                     ------------   ------------
                                                             (UNAUDITED)
Pro forma revenues.................................  $25,749,465    $23,942,973
                                                     ===========    ===========
Pro forma net earnings (loss)......................  $ 1,362,399    $  (120,186)
                                                     ===========    ===========
Pro forma basic net earnings (loss) per share:
  Basic............................................  $      3.30    $     (0.85)
                                                     ===========    ===========
  Diluted..........................................  $      1.48    $     (0.85)
                                                     ===========    ===========
Pro forma weighted average common shares:
  Basic............................................      375,773        284,050
                                                     ===========    ===========
  Diluted..........................................      915,389        284,050
                                                     ===========    ===========

(4)  INVENTORIES

    Inventories consist of the following:

                                           DECEMBER 31,   DECEMBER 31,    JUNE 30,
                                               1998           1999          2000
                                           ------------   ------------   -----------
                                                                         (UNAUDITED)
Finished goods...........................   $  686,555     $  857,202    $1,080,789
Work in process..........................      335,150        359,505       458,594
Raw materials............................      634,613      1,632,963     1,779,908
                                            ----------     ----------    ----------
                                            $1,656,318     $2,849,670    $3,319,291
                                            ==========     ==========    ==========

                    HARVARD APPARATUS, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1999 AND 1998

(5)  PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment consists of the following:

                                           DECEMBER 31,   DECEMBER 31,    JUNE 30,
                                               1998           1999          2000
                                           ------------   ------------   -----------
                                                                         (UNAUDITED)
Land and buildings.......................   $  654,172     $  636,250    $  597,640
Machinery and equipment..................      126,891        726,933       795,408
Computer equipment.......................      103,218        378,400       388,816
Furniture and fixtures...................      234,882        326,978       336,583
Automobiles..............................      190,354        123,113       124,005
                                            ----------     ----------    ----------
                                             1,309,517      2,191,674     2,242,451
Less accumulated depreciation............     (339,612)      (631,752)     (770,263)
                                            ----------     ----------    ----------
                                            $  969,905     $1,559,922    $1,472,188
                                            ==========     ==========    ==========

(6)  SHORT-TERM DEBT

    At December 31, 1999 and 1998, short-term debt consisted of an amount outstanding under a bank line of credit that is secured by a first priority security interest in all assets of the Company and a pledge of 65% of the capital stock of the Company's subsidiaries. Interest on the line of credit is payable monthly, in arrears, at the related bank's "base rate" plus 1% (9.5% and 8.75% at December 31, 1999 and 1998, respectively). Borrowings under the line of credit are limited to an available amount determined by an accounts receivable and inventory based formula, $3,750,000 and $2,000,000 at December 31, 1999 and 1998, respectively. This line of credit matured on January 29, 2000 and was subsequently extended until 2002. At December 31, 1999 and 1998, borrowings under the line of credit were $2,200,000 and $700,000, respectively.

    At December 31, 1998, short-term debt also included a note from the same bank in the amount of $350,000 with interest payable monthly, in arrears at the bank's "base rate" plus 1.5% (9.25%). This debt was rolled into long-term debt on March 2, 1999 as part of the financing arrangement to acquire Biochrom in March 1999, (see notes 3 and 7).

                    HARVARD APPARATUS, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1999 AND 1998

(7)  LONG-TERM DEBT

    Long-term debt consists of the following:

                                          DECEMBER 31,   DECEMBER 31,    JUNE 30,
                                              1998           1999          2000
                                          ------------   ------------   -----------
                                                                        (UNAUDITED)
Subordinated debentures, at 13%, payable
  in quarterly installments through
  March 15, 2003........................    $787,500      $  727,500    $   677,500
Notes payable...........................          --       5,125,000      4,812,502
Capital lease obligations (note 10).....      41,355          14,614         11,191
                                            --------      ----------    -----------
                                             828,855       5,867,114      5,501,193
Less current installments...............    (190,389)       (794,173)      (969,246)
                                            --------      ----------    -----------
                                            $638,466      $5,072,941    $ 4,531,947
                                            ========      ==========    ===========

    On March 2, 1999, the Company entered into two loan agreements with two banks to borrow up to $5.5 million. The purpose of the loan agreements was to partially finance the acquisition of Biochrom (see note 3). Principal and interest are being paid in quarterly installments, with the final payment due in January 2002. The interest rate is determined by one of the banks base rate plus 1%, (9.5% at December 31, 1999). The loans are secured by substantially all of the Company's assets. The loan agreements contain covenants relating to net income, debt service coverage and cash flow coverage. At December 31, 1999, the Company was in compliance with all of its covenants.

    Financing costs of $221,074 were incurred in 1999. These costs were capitalized and are being amortized over the term of the loans. Amortization expense was $63,442 in 1999.

    Aggregate annual principal payments on all long-term debt, excluding capital lease obligations, for the next five years and thereafter at December 31, 1999 are as follows:

2000........................................................  $  787,502
2001........................................................   1,137,502
2002........................................................   3,699,996
2003........................................................     227,500
Thereafter..................................................          --
                                                              ----------
                                                              $5,852,500
                                                              ==========

(8)  CONVERTIBLE AND REDEEMABLE PREFERRED STOCK

    During 1999, 48,500 shares of Series B convertible and redeemable preferred stock were issued to partially finance the acquisition of Biochrom (note 3). The net proceeds from this issuance were $925,174. The Company's Series B convertible redeemable preferred stock has a dividend preference over the Series A preferred stock, and as a result, no dividends shall be paid in respect of shares of Series A preferred stock unless all accrued dividends that become payable in respect of Series B preferred stock have been paid. The Series B redeemable convertible preferred stock is convertible at

                    HARVARD APPARATUS, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1999 AND 1998

(8) CONVERTIBLE AND REDEEMABLE PREFERRED STOCK (CONTINUED) the option of the holder, at any time, into shares of common stock of the Company at an initial conversion rate of one share of common stock for each share of Series B redeemable convertible preferred stock, subject to adjustment for subdivision of Series B preferred stock or any issuance of additional shares of Series B preferred stock.

    Redeemable preferred Series A stock pays quarterly cumulative dividends in arrears at a rate of approximately $.26 per share. On March 3, 2000, convertible and redeemable preferred "B" stock starts to accrue dividends at a rate of $1.44 that will be payable a year in arrears on March 3, 2001, and thereafter quarterly in arrears.

    In the event of any liquidation of the Company, the holders of the Company's redeemable preferred stock are entitled to be paid from the assets available for distribution to holders of the Company's capital stock $2,500,000, plus any related dividends that are accrued but unpaid at such time, prior to other stock distributions.

    Mandatory redemption requirements for the preferred stock are as follows:

                                                        SERIES "A"     SERIES "B"
                                                       ------------   ------------
March 15, 2002.......................................   $  500,000     $  333,320
March 15, 2003.......................................      500,000        333,320
March 15, 2004.......................................      500,000        333,320
                                                        ----------     ----------
                                                        $1,500,000     $1,000,000
                                                        ==========     ==========

(9)  COMMON STOCK WARRANTS

    At December 31, 1999 and 1998, there were outstanding 431,756 warrants, which enable the holders to purchase a like amount of the Company's common stock for $.01 per share. The warrants were issued in connection with the issuance of Series A redeemable preferred stock (306,774 warrants) and subordinated debentures (124,982 warrants) that occurred on March 15, 1996.

    Commencing on March 15, 2002, the holders of the warrants may at any time require the Company to repurchase the warrants, or any common shares previously acquired from exercise of the warrants, for their fair market value as determined in good faith by the Company's board of directors. Such repurchase price would be repaid in 12 equal quarterly installments beginning on the first business day of the month following the surrender of the warrants or applicable shares of common stock. In 1999, 1998, 1997, and for the six months ended
June 30, 2000 and 1999, $29,694,019, $1,379,460, $116,574, $67,526,638 and
$7,402,457, respectively, has been recorded as interest expense to accrue the estimated amount of this potential liability in accordance with EITF 96-13, ACCOUNTING FOR DERIVATIVE FINANCIAL INSTRUMENTS INDEXED TO AND POTENTIALLY SETTLED IN, A COMPANY'S OWN STOCK. Future changes in the fair value of common stock warrants will also be recorded as interest expense.

                    HARVARD APPARATUS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 1999 AND 1998

(10)  LEASES

    The Company leases automobiles under various leases that are classified as capital leases. The carrying value of automobiles under capital leases at December 31, 1999 and 1998 was $14,532 and $40,795, respectively, which is net of $68,602 and $76,352, respectively, of accumulated depreciation.

    The Company has noncancelable operating leases for office and warehouse space expiring at various dates through 2009. Rent expense for 1999, 1998 and 1997 was approximately $484,000, $134,000 and $151,262, respectively.

    Future minimum lease payments for both capital and operating leases, with initial or remaining terms in excess of one year at December 31, 1999, are as follows:

                                                         CAPITAL    OPERATING
                                                          LEASES      LEASES
                                                         --------   ----------
2000...................................................  $ 7,879    $  590,094
2001...................................................    7,234       586,004
2002...................................................    1,157       495,156
2003...................................................       --       451,629
2004 and thereafter....................................       --     2,275,964
                                                         -------    ----------
  Net minimum lease payments...........................   16,270    $4,398,847
                                                                    ==========
Less amount representing interest......................    1,656
                                                         -------
Present value of net minimum lease payments............  $14,614
                                                         -------

(11)  RELATED PARTY TRANSACTIONS

    The Company pays an annual consulting fee to a former stockholder who serves on its board of directors and, by written agreement, provides no less than five days of consulting services each month. The agreement expires on March 15, 2001 or at the time of any initial public offering of the Company's stock or other sale of a material portion of the Company's stock or assets, if such a transaction occurs before that date. The related consulting expense amounted to $258,437, $262,040 and $268,030 for the years ended December 31, 1999, 1998 and
1997, respectively.

(12)  EMPLOYEE BENEFIT PLANS

    The Company sponsors a profit sharing retirement plan for its U.S. employees, which includes an employee savings plan established under
Section 401(k) of the U.S. Internal Revenue Code. The plan covers substantially all full-time employees who meet certain eligibility requirements. Contributions to the profit sharing retirement plan are at the discretion of management. During the years ended December 31, 1999, 1998 and 1997, the Company contributed approximately $67,000, $41,000 and $27,000, respectively, to the plan.

    Certain of the Company's subsidiaries in the United Kingdom (UK), Harvard Apparatus Limited, and Biochrom Limited maintain contributory, defined benefit pension plans for substantially all of their employees.

                    HARVARD APPARATUS, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1999 AND 1998

(12)  EMPLOYEE BENEFIT PLANS (CONTINUED)
    The components of the Company's pension expense, primarily for Biochrom, for the year ended December 31, 1999 follow:

Components of net periodic benefit cost:
  Service cost..............................................  $ 288,640
  Interest cost.............................................    250,437
  Expected return on plan assets............................   (364,684)
  Net amortization gain.....................................      6,965
                                                              ---------
    Net periodic benefit cost...............................  $ 181,358
                                                              =========

    The funded status of the Company's defined benefit pension plans and the amount recognized in the balance sheet at December 31, 1999 follow:

Change in benefit obligation:
  Balance at beginning of year..............................  $1,215,000
  Acquisitions..............................................   4,848,552
  Service cost..............................................     288,640
  Interest cost.............................................     250,437
  Participants' contributions...............................      60,745
  Actuarial gain............................................    (824,672)
  Net amortization gain.....................................       9,299
                                                              ----------
    Balance at end of year..................................   5,848,001
                                                              ----------

Change in fair value of plan assets:
  Balance at beginning of year..............................   1,158,138
  Acquisitions..............................................   5,231,470
  Actual return on plan assets..............................     440,606
  Participants' contributions...............................      60,745
  Employer contributions....................................     180,985
  Benefits paid.............................................       9,299
                                                              ----------
    Balance at end of year..................................   7,081,243
                                                              ----------
Funded status:
  Plan assets greater than benefit obligation...............   1,233,242
  Unrecognized gain.........................................    (881,299)
                                                              ----------
    Prepaid pension expense in consolidated balance sheet...  $  351,943
                                                              ==========

                    HARVARD APPARATUS, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1999 AND 1998

(12)  EMPLOYEE BENEFIT PLANS (CONTINUED)
    The weighted average assumptions used in determining the net pension cost for the Company's plans follows:

Weighted average assumptions:
  Discount rate.............................................  5.5%
  Expected return on assets.................................  7.0-8.0%
  Rate of compensation increase.............................  3.8-4.0%

(13)  INCOME TAXES

    The significant components of the Company's deferred tax assets and liabilities at December 31, 1999 and 1998 are as follows:

                                                                1998        1999
                                                              --------   ----------
Deferred tax assets:
  Accounts receivable.......................................  $     --   $   31,755
  Inventory.................................................   111,676      129,097
  Operating loss carryforward...............................    28,182       34,417
  Accrued expenses..........................................   (14,940)   1,196,068
  Goodwill..................................................        --       37,679
  Catalog costs.............................................        --        8,503
                                                              --------   ----------
Total deferred tax assets...................................   124,918    1,437,789
                                                              --------   ----------
Deferred tax liabilities:
  Catalog costs.............................................    24,524           --
  Pension fund asset........................................    15,051       18,461
  Property, plant and equipment.............................    22,323       42,632
  Other.....................................................       497        4,695
                                                              --------   ----------
Total deferred tax liabilities..............................    62,125       65,788
                                                              --------   ----------
Net deferred tax assets.....................................  $ 62,793   $1,372,001
                                                              ========   ==========

    In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. Based upon the level of historical taxable income and projections for future taxable income over the periods during which deferred tax assets are deductible, management believes it is more likely than not that the Company will realize the benefits of these deductible differences.

                    HARVARD APPARATUS, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1999 AND 1998

(13)  INCOME TAXES (CONTINUED)
    Income tax expense is based on the following pre-tax income (loss) for the years ended December 31, 1999, 1998 and 1997:

                                              1997        1998         1999
                                           ----------   --------   ------------
Domestic.................................  $1,253,916   $115,418   $(32,040,219)
Foreign..................................     535,621    738,916      2,757,782
                                           ----------   --------   ------------
                                           $1,789,537   $854,334   $(29,282,437)
                                           ==========   ========   ============

    Income tax expense (benefit) for the years ended December 31, 1999, 1998 and 1997 consisted of:

                                               1997        1998        1999
                                             ---------   --------   -----------
Current income tax expense:
  Federal and state........................  $ 584,239   $579,152   $   403,149
  Foreign..................................    208,103    214,112     1,043,539
                                             ---------   --------   -----------
                                               792,342    793,264     1,446,688
                                             ---------   --------   -----------
Deferred income tax (benefit) expense:
  Federal and state........................    (56,939)   (19,380)   (1,239,119)
  Foreign..................................    (53,074)     9,308       (70,089)
                                             ---------   --------   -----------
                                              (110,013)   (10,072)   (1,309,208)
                                             ---------   --------   -----------
    Total income tax expense...............  $ 682,329   $783,192   $   137,480
                                             =========   ========   ===========

    Income tax expense for the years ended December 31, 1999, 1998 and 1997 differed from the amount computed by applying the U.S. federal income tax rate of 34% to pretax income as a result of the following:

                                               1997       1998         1999
                                             --------   --------   ------------
Computed "expected" income tax (benefit)
  expense..................................  $608,443   $290,474   $ (9,956,029)
Increase (decrease) in income taxes
  resulting from:
  Foreign tax rate and regulation
    differential...........................    (3,625)   (27,811)        35,804
  State income taxes, net of federal income
    tax benefit............................    73,757     86,068         (7,473)
  Interest expense (common stock
    warrants)..............................    39,564    469,002     10,095,966
  Foreign Subsidiary Corporation tax
    benefit................................        --    (27,804)       (28,761)
  Other....................................     9,220     (6,737)        (2,027)
  Decrease in deferred tax valuation
    allowance..............................   (45,030)        --             --
                                             --------   --------   ------------
    Total..................................  $682,329   $783,192   $    137,480
                                             ========   ========   ============

                    HARVARD APPARATUS, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1999 AND 1998

(13)  INCOME TAXES (CONTINUED)
    Undistributed earnings of the Company's foreign subsidiaries amounted to approximately $3,185,000 and $1,565,000 at December 31, 1999 and 1998,
respectively. Those earnings are considered to be indefinitely reinvested and, accordingly, no related provision for U.S federal and state income taxes has been provided. Upon distribution of those earnings in the form of dividends or otherwise, the Company will be subject to both U.S. income taxes (subject to an adjustment for foreign tax credits) and withholding taxes in the various foreign countries.

(14)  STOCK OPTION PLAN

    The Company has adopted a stock option plan (the "Plan") pursuant to which the Company's Board of Directors may grant stock options to employees. The Plan authorizes grants of options to purchase up to 206,620 shares of authorized but unissued stock.

    For years ended December 31, 1999 and 1998, 56,810 and 56,810 "Incentive Stock Options," and 91,948 and 45,448 "Non-qualified Stock Options" had been granted to employees, respectively. The Incentive Stock Options become fully vested over a four year period, on a pro rata basis. The Non-qualified Stock Options granted prior to 1999 only become vested if, prior to the end of the year 2000: a sale of substantially all of the Company's assets or capital stock occurs; an initial public offering of the Company's common stock at a net price of not less than $28 per share; or the fair market value of the Company's common stock is otherwise determined to be, on a fully diluted basis, not less than $28 per common share. For options granted under the non-qualified plan during 1999, the options are vested and exercisable upon either (i) the sale of all or substantially all of the assets or capital stock of the Company for an actual or implied price per share of not less than $41.23 or (ii) an initial public offering of the Company's stock with a price per share of not less than $41.23 and gross proceeds to the Company of at least $15 million.

    The following is a summary of stock option activity.

                                                        EMPLOYEE STOCK OPTIONS
                                                    ------------------------------
                                                      OPTIONS     WEIGHTED AVERAGE
                                                    OUTSTANDING    EXERCISE PRICE
                                                    -----------   ----------------
Balance at December 31, 1996......................     96,577          $ 0.01
  Options granted.................................      5,681            0.29
                                                      -------          ------
Balance at December 31, 1997......................    102,258            0.03
  Options granted.................................         --              --
                                                      -------          ------
Balance at December 31, 1998......................    102,258            0.03
  Options granted.................................     46,500           20.62
                                                      -------          ------
Balance at December 31, 1999......................    148,758          $ 6.46
                                                      =======          ======

    During 1999, 1998 and 1997, there were no other additional options exercised, canceled, expired or forfeited, or changes in any option terms, including exercise prices.

                    HARVARD APPARATUS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 1999 AND 1998

(14)  STOCK OPTION PLAN (CONTINUED)

    The weighted-average fair value of options granted during fiscal 1999 and 1997 was $20.62 and $0.29, respectively. No options were granted during 1998.

    The following is a summary of information relating to stock options outstanding at December 31, 1999:

                                   OPTIONS OUTSTANDING                   OPTIONS EXERCISABLE
                      ---------------------------------------------   -------------------------
                          NUMBER                           WEIGHTED       NUMBER       WEIGHTED
                      OUTSTANDING AT       WEIGHTED-       AVERAGE    EXERCISABLE AT   AVERAGE
     RANGE OF          DECEMBER 31,    AVERAGE REMAINING   EXERCISE    DECEMBER 31,    EXERCISE
  EXERCISE PRICE           1999        CONTRACTUAL LIFE     PRICE          1999         PRICE
-------------------   --------------   -----------------   --------   --------------   --------
$       0.01-$ 0.29      102,258         6.2 years          $ 0.03         41,186       $0.03
$       0.30-$20.62       46,500         9.2 years           20.62             --          --
-------------------      -------           ---------        ------       --------       -----
$       0.01-$20.62      148,758         7.2 years          $ 6.46         41,186       $0.03

    The Company applies APB Opinion No. 25 in accounting for the Plan. APB
No. 25 requires no recognition of compensation expense for the Company's "Incentive Stock Option" awards, because as of the date of grant the exercise price was equal to the estimated fair market value of the Company's common stock and the number of options granted was fixed. The Company's "Non-qualified Stock Option" awards are considered variable awards as the number of shares to be acquired by the employees is indeterminable at the date of grant. Accordingly, in 1999 and for the six months ended June 30, 1999 the Company has recognized compensation expense of $3,283,164 and $937,138, respectively on the non-qualified Stock Options granted prior to 1999. At December 31, 1999, all non-qualified stock options granted prior to 1999 were fully vested. Additional compensation expense will be recognized for the 1999 non-qualified stock options in the event that the options become fully vested. Had the Company determined compensation cost based on the fair value of the options at the grant date, as is permitted by SFAS No. 123, the Company's net income would have been as follows:

                                                                        YEARS ENDED
                                                         ------------------------------------------
                                                         DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                                             1997           1998           1999
                                                         ------------   ------------   ------------
Net income (loss) as reported..........................   $1,107,208       $71,142     $(29,419,917)
                                                          ==========       =======     ============
Pro forma net income (loss)............................   $1,106,988       $70,922     $(26,922,672)
                                                          ==========       =======     ============
Basic net income (loss) per share......................   $     2.62       $ (0.18)    $    (104.00)
                                                          ==========       =======     ============
Pro forma basic net income (loss) per share............   $     2.62       $ (0.18)    $     (95.21)
                                                          ==========       =======     ============
Diluted net income (loss) per share....................   $     1.27       $ (0.18)    $    (104.00)
                                                          ==========       =======     ============
Diluted pro forma net income (loss) per share..........   $     1.27       $ (0.18)    $     (95.21)
                                                          ==========       =======     ============

                    HARVARD APPARATUS, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1999 AND 1998

(14)  STOCK OPTION PLAN (CONTINUED)
    The fair value of each option grant for the Company's plans is estimated on the date of the grant using the Black-Scholes option pricing model, with the following weighted average assumptions used for grants in 1999 and 1997. There were no grants of options in 1998.

                                                               1997       1999
                                                             --------   --------
Risk free interest rates...................................  6.4%       5.6%
Expected option lives......................................  7 years    7 years
Expected volatilities......................................  0%         0%
Expected dividend yields...................................  0%         0%

(15)  SEGMENT AND RELATED INFORMATION

    The Company operates in one significant business segment.

    Revenues by geographic area consists of the following:

                                               YEARS ENDED                       SIX MONTHS ENDED
                                ------------------------------------------   -------------------------
                                DECEMBER 31,   DECEMBER 31,   DECEMBER 31,    JUNE 30,      JUNE 30,
                                    1997           1998           1999          1999          2000
                                ------------   ------------   ------------   -----------   -----------
                                                                                    (UNAUDITED)
United States.................  $ 5,853,551    $ 7,347,907    $ 8,169,470    $ 4,190,141   $ 4,257,666
Canada and Europe.............    5,610,606      4,806,118     18,008,344      7,343,022    10,199,937
                                -----------    -----------    -----------    -----------   -----------
                                $11,464,157    $12,154,025    $26,177,814    $11,533,163   $14,457,603
                                ===========    ===========    ===========    ===========   ===========

    Long lived assets by geographic area consists of the following:

                                           DECEMBER 31,   DECEMBER 31,    JUNE 30,
                                               1998           1999          2000
                                           ------------   ------------   -----------
                                                                         (UNAUDITED)
United States............................    $260,977      $  307,286    $  288,834
Canada and Europe........................     708,928       1,252,636     1,183,354
                                             --------      ----------    ----------
                                             $969,905      $1,559,922    $1,472,188
                                             ========      ==========    ==========

(16)  INCOME (LOSS) PER SHARE

    Basic income (loss) per share is based upon net income less dividends on preferred stock divided by the weighted average common shares outstanding during each year. The calculation of diluted net income (loss) per share assumes conversion of convertible preferred stock, stock options and common stock warrants into common stock, and also adjusts net income (loss) for the effect of converting

                    HARVARD APPARATUS, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1999 AND 1998

(16)  INCOME (LOSS) PER SHARE (CONTINUED)
convertible preferred stock and common stock warrants into common stock. Net income (loss) and shares used to compute net income per share, basic and diluted, are reconciled below:

                                               YEARS ENDED                        SIX MONTHS ENDED
                                ------------------------------------------   --------------------------
                                DECEMBER 31,   DECEMBER 31,   DECEMBER 31,    JUNE 30,         2000
                                    1997           1998           1999          1999         JUNE 30,
                                ------------   ------------   ------------   -----------   ------------
                                                                                    (UNAUDITED)
Net income (loss) as
  reported....................   $1,107,208      $  71,142    $(29,419,917)  $(6,836,241)  $(66,586,244)
Less preferred stock
  dividends...................     (121,668)      (121,666)       (121,666)      (60,333)       (83,995)
                                 ----------      ---------    ------------   -----------   ------------
Net income (loss) available to
  common shareholders.........      985,540        (50,524)    (29,541,583)   (6,896,574)   (66,670,239)
Effect of dilutive securities:
  Common stock warrants.......      116,574             --              --            --             --
                                 ----------      ---------    ------------   -----------   ------------
Net income (loss), assuming
  dilution....................   $1,102,114      $ (50,524)   $(29,541,583)  $(6,896,574)  $(66,670,239)
                                 ==========      =========    ============   ===========   ============
Weighted average common shares
  outstanding during the
  year........................      375,773        284,050         284,050       284,050        316,488
Effect of dilutive securities:
  Common stock warrants.......      431,756             --              --            --             --
  Common stock options........       59,810             --              --            --             --
                                 ----------      ---------    ------------   -----------   ------------
                                    867,339        284,050         284,050       284,050        316,488
                                 ==========      =========    ============   ===========   ============

    For the years ended December 31, 1999 and 1998, and for the six months ended June 30, 2000 and June 30, 1999, common equivalent shares of 577,276, 491,566, 552,849 and 523,544, respectively, resulting from stock options and warrants were not included in the computation of diluted earnings per share because to do so would have been antidilutive.

(17)  PREPAID EXPENSES

    Prepaid expenses consist of:

                                            DECEMBER 31,   DECEMBER 31,    JUNE 30,
                                                1998           1999          2000
                                            ------------   ------------   -----------
                                                                          (UNAUDITED)
Prepaid consulting services (note 11).....    $     --       $     --      $155,658
Other.....................................     202,916        593,348       500,020
                                              --------       --------      --------
                                              $202,916       $593,348      $655,678
                                              ========       ========      ========

                    HARVARD APPARATUS, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1999 AND 1998

(18)  ACCRUED EXPENSES

    Accrued expenses consist of:

                                            DECEMBER 31,   DECEMBER 31,    JUNE 30,
                                                1998           1999          2000
                                            ------------   ------------   -----------
                                                                          (UNAUDITED)
Accrued compensation and payroll..........    $392,066      $  736,021     $309,383
Accrued interest..........................       8,062         158,101      114,566
Accrued legal and professional fees.......     128,812         251,926      149,599
Other.....................................      57,349         253,475      386,514
                                              --------      ----------     --------
                                              $586,289      $1,399,523     $960,062
                                              ========      ==========     ========

(19)  CONTINGENCIES

    The Company is subject to legal proceedings and claims arising out of its normal course of business. Management after review and consultation with counsel, considers that amounts accrued for in connection therewith are adequate.

(20)  CONCENTRATION OF CREDIT RISK

    One commercial customer accounted for 44% of revenues for the year ended December 31, 1999 and 40% and 38% for the six months ended June 30, 2000 and 1999, respectively. At June 30, 2000 and December 31, 1999, one customer accounted for 42% and 48% of accounts receivable, respectively.

(21)  SUBSEQUENT EVENT (UNAUDITED)

    On July 14, 2000, the Company acquired substantially all of the assets of AmiKa Corporation, for cash consideration of $3 million. The acquisition will be accounted for by the purchase method of accounting.

                     PHARMACIA & UPJOHN (CAMBRIDGE) LIMITED
                                    FORMERLY
                      PHARMACIA BIOTECH (BIOCHROM) LIMITED

                            REPORT OF THE DIRECTORS

                     FOR THE YEAR ENDED 31ST DECEMBER 1998

The Directors present their report and the audited financial statements for the year ended 31st December 1998.

TRADING RESULTS FOR THE YEAR AND OUTLOOK

    The trading results for the year are set out on page F-29 of the accounts. The year was satisfactory.

    Following the Company's disposal of the majority of its net assets on the 26th February 1999, (note 23), the Company will cease to trade.

PRINCIPAL ACTIVITIES

    During the year the Company developed, manufactured and marketed scientific instruments and associated chemicals.

DIRECTORS

    The Directors throughout the year were as listed below. None of the Directors holds any beneficial interest in the share capital of the Company.

W.B. Brown       --         Managing   Resigned   01/03/99
J.G. Lee         --                    Joined     23/12/98
K.T. Krzywicki   --                    Joined     23/12/98

YEAR 2000 AND EUROPEAN MONETARY UNION

    As the Company ceased to trade on the 26th February 1999 the directors are satisfied that there are no risks associated with the impact of the Year 2000 date change or European Monetary Union.

RESEARCH AND DEVELOPMENT

    It is the Company's policy to carry out research and development to develop products in the fields of spectrophotometry and amino acid analysis. Our objective is the rapid creation of products utilising Biochrom's strengths in electronic, software, optical and mechanical design plus production skills.

    Expenditure on research and development is set out in the profit and loss accounts on page F-29.

CLOSE COMPANY PROVISIONS

    As far as the Directors are aware the close company provisions of the Income and Corporation Taxes Act 1988 as amended do not apply to the Company. There has been no change in this respect since the end of the financial year.

POST BALANCE SHEET EVENT

    Effective 26th February 1999, the Company sold the majority of its net assets to Biochrom Limited.

    (See note 23).

                     PHARMACIA & UPJOHN (CAMBRIDGE) LIMITED
                                    FORMERLY
                      PHARMACIA BIOTECH (BIOCHROM) LIMITED

                            REPORT OF THE DIRECTORS

                     FOR THE YEAR ENDED 31ST DECEMBER 1998

AUDITORS

    Our auditors, Coopers & Lybrand, merged with Price Waterhouse on 1 July 1998, following which Coopers & Lybrand resigned and the directors appointed the new firm, PricewaterhouseCoopers, as auditors.

    A resolution to reappoint PricewaterhouseCoopers as auditors to the company will be proposed at the annual general meeting.

BY ORDER OF THE BOARD

J.G. LEE
DIRECTOR

                     PHARMACIA & UPJOHN (CAMBRIDGE) LIMITED

                                    FORMERLY

                      PHARMACIA BIOTECH (BIOCHROM) LIMITED

                         YEAR ENDED 31ST DECEMBER 1998

STATEMENT OF DIRECTORS' RESPONSIBILITIES

    Company law requires the directors to prepare financial statements for each financial year which give a true and fair view of the state of affairs of the company and of the profit or loss of the company for that period. In preparing these financial statements, the directors are required to:

    * Select suitable accounting policies and then apply them consistently;

    * Make judgements and estimates that are reasonable and prudent;

    * State whether applicable accounting standards have been followed, subject to any material departures disclosed and explained in the financial statements;

    * Prepare the financial statements on the going concern basis unless it is inappropriate to presume that the company will continue in business.

    The directors are responsible for keeping proper accounting records which disclose with reasonable accuracy at any time the financial position of the company and to enable them to ensure that the financial statements comply with the Companies Act 1985. They are also responsible for safeguarding the assets of the company and hence for taking reasonable steps for the prevention and detection of fraud and other irregularities.

BY ORDER OF THE BOARD

        /s/ J.G. Lee
----------------------------    Director

        9 April 1999
----------------------------    Date

                    REPORT OF THE AUDITORS TO THE MEMBERS OF
                     PHARMACIA & UPJOHN (CAMBRIDGE) LIMITED

                                    FORMERLY

                      PHARMACIA BIOTECH (BIOCHROM) LIMITED

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Directors of Pharmacia & Upjohn (Cambridge) Limited:

    In our opinion, the accompanying balance sheet, profit and loss account and statement of cash flows present fairly, in all material respects, the financial position of Pharmacia & Upjohn (Cambridge) Limited as at 31 December 1997 and 1998 and the profit and loss accounts and cash flows for the years ended
31 December 1997 and 1998 in conformity with generally accepted accounting principles in the United Kingdom, which differ in certain respects from those accepted in the United States (see note 24 to the financial statements).

    These financial statements are the responsibility of Pharmacia & Upjohn (Cambridge) Limited's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audit of these statements in accordance with generally accepted auditing standards in the United Kingdom and the United States. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statements presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

PRICEWATERHOUSECOOPERS
Chartered Accountants and Registered Auditors
Cambridge, England
February 26, 1998 (year ended December 31, 1997) and April 9, 1999 (year ended December 31, 1998), except for Note 24, which is as of September 15, 2000.

                     PHARMACIA & UPJOHN (CAMBRIDGE) LIMITED
                                    FORMERLY
                      PHARMACIA BIOTECH (BIOCHROM) LIMITED
                            PROFIT AND LOSS ACCOUNT
                         YEAR ENDED 31ST DECEMBER 1998

                                                              1998                           1997
                                                    ------------------------   --------------------------------
                                          NOTES         L             L            L                 L
                                         --------   ----------   -----------   ----------   -------------------
TURNOVER...............................     2                      7,101,776                          8,699,944
Cost of sales..........................                           (5,160,296)                        (6,252,278)
                                                                 -----------                -------------------
GROSS PROFIT...........................                            1,941,480                          2,447,666
Distribution costs.....................               (457,939)                  (421,254)
Administration costs...................               (604,918)                  (493,374)
Research and Development costs.........               (395,569)                  (418,000)
                                                    ----------                 ----------
                                                    (1,458,426)                (1,332,628)
Other operating income.................     4           48,808                     61,019
                                                    ----------                 ----------
NET OPERATING EXPENSES.................                           (1,409,618)                        (1,271,609)
                                                                 -----------                -------------------
OPERATING PROFIT.......................     3                        531,862                          1,176,057
Interest receivable....................     5                         83,095                            114,392
                                                                 -----------                -------------------
PROFIT ON ORDINARY ACTIVITIES BEFORE
  TAXATION.............................                              614,957                          1,290,449
Tax on profit on ordinary activities...     6                       (194,935)                          (444,323)
                                                                 -----------                -------------------
PROFIT FOR THE YEAR....................                              420,022                            846,126
Dividend Paid Net......................                                   --                         (2,349,827)
                                                                 -----------                -------------------
PROFIT(LOSS) RETAINED FOR THE YEAR.....                             L420,022                        L(1,503,701)
                                                                 ===========                ===================

Reserves statement see note 15

All activities are discontinued (note 23).

    The company has no recognised gains and losses other than those included in the profits above, and therefore no separate statement of total recognised gains and losses has been presented.

    There is no difference between the profit on ordinary activities before taxation and the retained profit for the year stated above and historical cost equivalents.

                     PHARMACIA & UPJOHN (CAMBRIDGE) LIMITED

                                    FORMERLY

                      PHARMACIA BIOTECH (BIOCHROM) LIMITED

                                 BALANCE SHEET

                               31ST DECEMBER 1998

                                                                    1998                             1997
                                                       ------------------------------   ------------------------------
                                             NOTES         L               L                L               L
                                            --------   ---------   ------------------   ---------   ------------------
FIXED ASSETS
Tangible assets...........................    9                               415,900                          455,504

CURRENT ASSETS
Stock.....................................   10          636,556                          706,141
Debtors...................................   11        1,603,559                        1,537,499
Cash at bank and in hand..................             1,545,230                        1,026,766
                                                       ---------                        ---------
                                                       3,785,345                        3,270,406
CREDITORS: Amounts falling due within one
  year....................................   12          888,747                          804,784
                                                       ---------                        ---------

NET CURRENT ASSETS........................                                  2,896,598                        2,465,622
                                                                   ------------------               ------------------

TOTAL ASSETS LESS CURRENT LIABILITIES.....                                 L3,312,498                       L2,921,126
PROVISIONS FOR LIABILITIES AND CHARGES....   13                                46,350                           75,000
                                                                   ------------------               ------------------
NET ASSETS................................                                 L3,266,148                       L2,846,126
                                                                   ==================               ==================

CAPITAL AND RESERVES
Called up share capital...................   14                             2,000,000                        2,000,000
Profit and loss account...................   15                             1,266,148                          846,126
                                                                   ------------------               ------------------

EQUITY SHAREHOLDERS' FUNDS................   16                            L3,266,148                       L2,846,126
                                                                   ==================               ==================

    The financial statements on pages F-29 to F-43 were approved by the Board of Directors on 9 April 1999 and were signed on its behalf by:

        /s/ J.G. Lee
----------------------------    Director

        9 April 1999
----------------------------    Date

                     PHARMACIA & UPJOHN (CAMBRIDGE) LIMITED

                                    FORMERLY

                      PHARMACIA BIOTECH (BIOCHROM) LIMITED

           CASH FLOW STATEMENT FOR THE YEAR ENDED 31ST DECEMBER 1998

                                                                1998        1997
See note 19                                                   --------   ----------
                                                                 L           L
Operating Activities
Net cash in flow from operating activities..................   742,243    1,355,841

RETURNS ON INVESTMENTS AND SERVICING OF FINANCE
Interest received...........................................    81,764      118,918
                                                              --------   ----------

TAXATION
UK Corporation Tax paid.....................................  (160,915)    (576,323)
Advance Corporation Tax paid................................        --     (587,457)
                                                              --------   ----------
                                                              (160,915)  (1,163,780)
                                                              --------   ----------

CAPITAL EXPENDITURE AND FINANCIAL INVESTMENT
Purchase of tangible fixed assets...........................  (144,628)    (123,966)
Sale of tangible fixed assets...............................        --          350
                                                              --------   ----------
                                                              (144,628)    (123,616)
                                                              --------   ----------

Equity Dividends Paid Net...................................        --   (2,349,827)
                                                              --------   ----------
INCREASE/(DECREASE) IN CASH IN THE PERIOD...................   518,464   (2,162,464)
                                                              ========   ==========

                     PHARMACIA & UPJOHN (CAMBRIDGE) LIMITED

                                    FORMERLY

                      PHARMACIA BIOTECH (BIOCHROM) LIMITED

                             NOTES TO THE ACCOUNTS

                         YEAR ENDED 31ST DECEMBER 1998

1. ACCOUNTING POLICIES

(a) BASIS OF ACCOUNTING
    Although it is intended that the Company shall cease to trade following the sale of its net assets on the 26th February 1999 (note 23), the accounts have been prepared on the going concern basis. This is because in the directors' opinion there is no material difference between the recoverable amounts of the assets and liabilities and their values in the balance sheet. The accounts have been prepared on the historical cost basis and in accordance with applicable Accounting Standards in the United Kingdom. A summary of the more important accounting policies which have been applied consistently is set out below:

(b) DEPRECIATION OF TANGIBLE FIXED ASSETS
    The cost of fixed assets is their purchase cost, together with any incidental costs of acquisition.

    Depreciation is calculated using the straight line method to write off the fixed assets over their estimated useful lives as follows:-

Leasehold improvements......................................     --        7 years
Plant, machinery, equipment and tooling.....................     --      3-7 years
Computer equipment..........................................     --        5 years

(c) DEFERRED TAXATION
    Provision is made using the liability method for the tax effect of all material timing differences between profits computed for taxation purposes and those stated in the accounts, except insofar as the timing differences are expected to continue for the foreseeable future.

(d) FOREIGN CURRENCY
    Assets and liabilities in foreign currencies are translated to sterling at the rates of exchange ruling at the end of the financial year. Exchange differences resulting from changes in foreign currency rates are written off to the profit and loss account.

(e) RESEARCH AND DEVELOPMENT EXPENDITURE
    Expenditure on research and development is written off to the profit and loss account during the year in which it is incurred.

(f) OPERATING LEASES
    Costs in respect of operating leases are charged on a straight line basis in arriving at the operating profit.

                     PHARMACIA & UPJOHN (CAMBRIDGE) LIMITED

                                    FORMERLY

                      PHARMACIA BIOTECH (BIOCHROM) LIMITED

                             NOTES TO THE ACCOUNTS

                         YEAR ENDED 31ST DECEMBER 1998

1. ACCOUNTING POLICIES (CONTINUED)


(g) STOCKS AND WORK IN PROGRESS
    Stocks are stated at the lower of cost and net realisable value. Cost in this context includes all attributable costs in getting each item to its present location and condition and, for finished goods and work in progress, a proportion of attributable overheads based on a normal level of activity. Net realisable value is the price at which stock can be sold in the normal course of business after allowing for the costs of realisation, and where appropriate, the costs of conversion from their existing state to a finished condition. Provision is made for obsolete, slow moving and defective stocks.

(h) PENSION COSTS
    The Company operates a funded defined benefit pension scheme which is contracted out of the state scheme. The fund is valued every three years by a professionally qualified independent actuary, the rates of contribution payable being determined by the actuary. Pension costs are accounted for on the basis of charging the expected cost of providing pensions over the period during which the company benefits from the employees' services. The effects of variations from regular cost are spread over the expected average remaining service lives of members of the scheme.

2. TURNOVER

    Turnover represents the invoiced value of goods and services supplied during the year, less trade discounts and trade commissions, excluding Value Added Tax.

    Turnover arises from the principal activity of the Company and was derived from the following geographical areas by destination:

                                                              1998                 1997
                                                       ------------------   ------------------
                                                               L                    L
Europe...............................................           4,519,415            5,280,673
Asia and Australasia.................................             831,277              978,144
The Americas.........................................           1,693,897            2,301,527
Middle East and Africa...............................              57,187              139,600
                                                       ------------------   ------------------
Turnover is all UK by origin.........................           7,101,776            8,699,944
                                                       ==================   ==================

                     PHARMACIA & UPJOHN (CAMBRIDGE) LIMITED

                                    FORMERLY

                      PHARMACIA BIOTECH (BIOCHROM) LIMITED

                             NOTES TO THE ACCOUNTS

                         YEAR ENDED 31ST DECEMBER 1998

3. OPERATING PROFIT

                                                              1998                 1997
                                                       ------------------   ------------------
                                                               L                    L
Operating profit has been arrived at after charging:-
  Auditors remuneration--audit services..............              22,030               19,350
                     --non audit services............              13,325               15,175
Operating lease rentals:-
  Machinery, equipment and vehicles..................              51,753               58,987
  Premises...........................................             231,333              227,000
  Depreciation.......................................             190,915              212,740

4. OTHER OPERATING INCOME

                                                              1998                 1997
                                                       ------------------   ------------------
                                                               L                    L
Miscellaneous income.................................              48,808               61,019
                                                       ------------------   ------------------
                                                                  L48,808              L61,019
                                                       ==================   ==================

5. INTEREST RECEIVABLE

                                                              1998                 1997
                                                       ------------------   ------------------
                                                               L                    L
On bank current account cash balance.................              83,095              114,392
                                                       ------------------   ------------------
                                                                  L83,095             L114,392
                                                       ==================   ==================

6. TAXATION

                                                              1998                 1997
                                                       ------------------   ------------------
                                                               L                    L
United Kingdom corporation tax at 31%
  Current............................................             193,000              439,000
Under provision in respect of prior years;
  Current............................................               1,935                5,323
                                                       ------------------   ------------------
                                                                 L194,935             L444,323
                                                       ==================   ==================

                     PHARMACIA & UPJOHN (CAMBRIDGE) LIMITED

                                    FORMERLY

                      PHARMACIA BIOTECH (BIOCHROM) LIMITED

                             NOTES TO THE ACCOUNTS

                         YEAR ENDED 31ST DECEMBER 1998

7. EMPLOYEES

                                                              1998                 1997
                                                       ------------------   ------------------
                                                              NO.                  NO.
The average number of employees, (including the
  executive Director) was made up as follows:
  Manufacturing, production and development..........                  48                   48
  Distribution.......................................                   7                    8
  Administration.....................................                   5                    5
                                                       ------------------   ------------------
                                                                       60                   61
                                                       ==================   ==================
                                                               L                    L
Staff costs, including full time working Directors
  amounted to:
  Salaries and bonuses...............................           1,308,728            1,368,189
  National insurance.................................             105,959              107,986
  Pension costs......................................             127,348              118,317
                                                       ------------------   ------------------
                                                               L1,542,035           L1,594,492
                                                       ==================   ==================

8. DIRECTORS` EMOLUMENTS

                                                              1998                 1997
                                                       ------------------   ------------------
                                                               L                    L
Emoluments of Directors of Pharmacia & Upjohn
  (Cambridge) Limited
  Fees...............................................                  --                   --
  Other emoluments--salary, bonus and benefits in
    kind.............................................              73,705               68,244
                                                       ------------------   ------------------
                                                                   73,705               68,244
                                                       ==================   ==================

    Retirement benefits are accruing to one Director under a defined benefit scheme (1997:one).

                     PHARMACIA & UPJOHN (CAMBRIDGE) LIMITED

                                    FORMERLY

                      PHARMACIA BIOTECH (BIOCHROM) LIMITED

                       NOTES TO THE ACCOUNTS (CONTINUED)

                         YEAR ENDED 31ST DECEMBER 1998

9. TANGIBLE FIXED ASSETS

                                                                               PLANT
                                                              LEASEHOLD      MACHINERY
                                                 COMPUTER      BUILDING     EQUIPMENT &
                                                 EQUIPMENT   IMPROVEMENTS     TOOLING       TOTAL
                                                 ---------   ------------   -----------   ---------
                                                     L            L              L            L
COST
At 1st January 1998............................   428,534       227,692      1,263,370    1,919,596
Disposals during year..........................   (45,949)           --        (12,929)     (58,878)
Additions......................................    42,429            --        108,882      151,311
                                                  -------       -------      ---------    ---------
At 31st December 1998..........................   425,014       227,692      1,359,323    2,012,029
                                                  -------       -------      ---------    ---------
DEPRECIATION
At 1st January 1998............................   323,582       203,176        937,334    1,464,092
Disposals during year..........................   (45,949)           --        (12,929)     (58,878)
Charge for the year............................    43,780         6,475        140,660      190,915
                                                  -------       -------      ---------    ---------
At 31st December 1998..........................   321,413       209,651      1,065,065    1,596,129
                                                  -------       -------      ---------    ---------
NET BOOK VALUE
At 31st December 1998..........................   103,601        18,041        294,258      415,900
                                                  =======       =======      =========    =========
At 31st December 1997..........................   104,952        24,516        326,036      455,504
                                                  =======       =======      =========    =========

10. STOCK

                                                                1998        1997
                                                              ---------   ---------
                                                                  L           L
Components, materials and supplies..........................    528,408     636,259
Work in progress............................................     32,002       3,053
Finished goods..............................................     76,146      66,829
                                                              ---------   ---------
                                                               L636,556    L706,141
                                                              =========   =========

    The Directors do not believe that the current replacement cost of stock is materially different from its historical cost.

                     PHARMACIA & UPJOHN (CAMBRIDGE) LIMITED

                                    FORMERLY

                      PHARMACIA BIOTECH (BIOCHROM) LIMITED

                       NOTES TO THE ACCOUNTS (CONTINUED)

                         YEAR ENDED 31ST DECEMBER 1998

11. DEBTORS

                                                                 1998         1997
                                                              ----------   ----------
                                                                  L            L
Advance Corporation Tax Recoverable.........................     307,437      306,187
Trade debtors...............................................   1,093,118    1,038,502
Amounts owed by holding company and fellow subsidiaries.....       4,145        2,814
Other debtors and prepayments...............................     198,859      189,996
                                                              ----------   ----------
                                                              L1,603,559   L1,537,499
                                                              ==========   ==========

12. CREDITORS--AMOUNTS FALLING DUE WITHIN ONE YEAR

                                                                 1998         1997
                                                              ----------   ----------
                                                                  L            L
Trade creditors.............................................     484,770      526,387
Other creditors.............................................     181,806       86,986
Other taxation and social security..........................      29,171       33,681
Corporation tax.............................................     193,000      157,730
                                                              ----------   ----------
                                                                 888,747     L804,784
                                                              ==========   ==========

13.(A) PROVISIONS FOR LIABILITIES AND CHARGES

                                                                1998       1997
                                                              --------   --------
                                                                 L          L
Pension fund liability......................................   46,350         --

    Following the net asset sale dated 26th February 1999 a pension fund liability may crystalise when the Company's pension fund transfers scheme assets to Biochrom Limited's new pension scheme in 1999.

                                                                1998       1997
                                                              --------   --------
                                                                 L          L
Building lease dilapidation provision.......................       --     75,000

    The dilapidation provision was released to the Profit and Loss account in the light of the surrender without penalty of the building lease on the sale of net assets of the Company described in note 23.

                     PHARMACIA & UPJOHN (CAMBRIDGE) LIMITED

                                    FORMERLY

                      PHARMACIA BIOTECH (BIOCHROM) LIMITED

                       NOTES TO THE ACCOUNTS (CONTINUED)

                         YEAR ENDED 31ST DECEMBER 1998

13.(B) DEFERRED TAXATION

    The provision for deferred taxation, and the full potential asset, are made up as follows:-

                                                         1998                             1997
                                            ------------------------------   ------------------------------
                                             FULL POTENTIAL     PROVISION     FULL POTENTIAL     PROVISION
                                            (ASSET)/LIABILITY      MADE      (ASSET)/LIABILITY      MADE
                                            -----------------   ----------   -----------------   ----------
                                                    L               L                L               L
Accelerated capital allowances............       (45,713)               --         (43,881)              --
Short term timing differences.............          (738)               --         (22,499)              --
                                                --------        ----------      ----------       ----------
                                                L(46,451)              L--        L(66,380)             L--
                                                ========        ==========      ==========       ==========

14. CALLED UP SHARE CAPITAL

                                                                    1998                1997
                                                              -----------------   -----------------
AUTHORISED
Ordinary shares of L1 each..................................         L2,000,000          L2,000,000
                                                              =================   =================
ALLOTTED, CALLED UP AND FULLY PAID
Ordinary shares of L1 each..................................         L2,000,000          L2,000,000
                                                              =================   =================

15. STATEMENT OF RESERVES

                                                                    1998                1997
                                                              -----------------   -----------------
                                                                      L                   L
At 1st January 1998.........................................            846,126           2,349,827
Retained Profit/(Loss) for the year.........................            420,022          (1,503,701)
                                                              -----------------   -----------------
At 31st December 1998.......................................          1,266,148             846,126
                                                              =================   =================

16. RECONCILIATION OF MOVEMENTS IN SHAREHOLDERS' FUNDS

                                                                    1998                1997
                                                              -----------------   -----------------
                                                                      L                   L
Profit for the year.........................................            420,022             846,126
Appropriation, net dividend on ordinary shares..............                 --          (2,349,827)
                                                              -----------------   -----------------
Net addition/(reduction) to shareholders' funds.............            420,022          (1,503,701)
Opening shareholders' funds.................................          2,846,126           4,349,827
Closing shareholders' funds.................................          3,266,148           2,846,126
                                                              =================   =================

                     PHARMACIA & UPJOHN (CAMBRIDGE) LIMITED

                                    FORMERLY

                      PHARMACIA BIOTECH (BIOCHROM) LIMITED

                       NOTES TO THE ACCOUNTS (CONTINUED)

                         YEAR ENDED 31ST DECEMBER 1998

17. CAPITAL COMMITMENTS

                                                                    1998                1997
                                                              -----------------   -----------------
                                                                      L                   L
Future capital expenditure contracted, but not provided
  for:......................................................                 --                  --
                                                              =================   =================

18. CONTINGENT LIABILITIES AND FINANCIAL COMMITMENTS

                                                                    1998               1997
                                                              ----------------   ----------------
                                                                     L                  L
Amount of performance bonds.................................               944                944
Guarantee given to H.M. Customs & Excise in respect of
  import duty & VAT.........................................           120,000            120,000
                                                              ----------------   ----------------
                                                                      L120,944           L120,944
                                                              ================   ================

    a) The Directors do not expect liabilities to arise from the performance bonds issued.

    b) The company has entered into a composite accounting agreement with Barclays Bank PLC., along with other members of the Pharmacia & Upjohn Limited group. As a member of the Pharmacia & Upjohn Limited group cash pool, the company has a contingent liability of L10 million (1997
       L10 million) in respect of overdrafts of the other members in the group cash pool.

    c) At 31st December 1998, the Company had financial commitments in respect of operating leases for vehicles, equipment and premises, terminating in 1999 and thereafter. The total amount payable in the next year under these leases is as follows:-

                                                                       1998                             1997
                                                        ----------------------------------   ---------------------------
                                                            LAND AND                         LAND AND
                                                           BUILDINGS            OTHER        BUILDINGS        OTHER
                                                        ----------------   ---------------   ---------   ---------------
                                                               L                  L              L              L
Leases expiring between
Less than one year....................................           170,250             3,870          --             2,894
One to two years......................................                --             2,497     227,000             4,992
Two and five years inclusive..........................                --            42,048          --            34,356
                                                        ----------------   ---------------   ---------   ---------------
                                                                L170,250           L48,415    L227,000           L42,242
                                                        ================   ===============   =========   ===============

                     PHARMACIA & UPJOHN (CAMBRIDGE) LIMITED

                                    FORMERLY

                      PHARMACIA BIOTECH (BIOCHROM) LIMITED

                       NOTES TO THE ACCOUNTS (CONTINUED)

                         YEAR ENDED 31ST DECEMBER 1998

19. CASH FLOW STATEMENT

(a) Reconciliation of operating profit to net cash inflow from operating activities:

                                                                    1998                1997
                                                              ----------------   ------------------
                                                                     L                   L
Operating profit............................................           531,862            1,176,057
Depreciation charges........................................           190,915              212,740
(Gain) on sale of tangible fixed assets.....................                --                 (215)
Decrease/(Increase) in stocks...............................            69,585               59,566
(Increase) in debtors.......................................           (63,479)             (63,377)
Increase/(Decrease) in creditors............................            13,360              (28,930)
                                                              ----------------   ------------------
Net cash inflow from operating activities...................          L742,243           L1,355,841
                                                              ================   ==================

(b) Analysis of changes in net funds and movement during the year

                                                                     1998                 1997
                                                              ------------------   ------------------
                                                                      L                    L
Balance at 1st January 1998.................................           1,026,766            3,189,230
Net cash inflow/(outflow)...................................             518,464           (2,162,464)
                                                              ------------------   ------------------
Balance at 31st December 1998...............................          L1,545,230           L1,026,766
                                                              ==================   ==================

(c) Analysis of the balances of cash shown in the balance sheet

                                                                                       CHANGE
                                                                1998        1997      IN YEAR
                                                              ---------   ---------   --------
                                                                  L           L          L
Cash at bank and in hand....................................  1,545,230   1,026,766   518,464

20. PENSION OBLIGATIONS

    The Company participates in a pension fund operated by Pharmacia Biotech UK, a branch office of Pharmacia Biotech Europe GmbH (previously Pharmacia Limited) providing benefits based on final pensionable pay. The assets of the fund are held separately from those of the Company being invested with investment managers in a managed fund.

                     PHARMACIA & UPJOHN (CAMBRIDGE) LIMITED

                                    FORMERLY

                      PHARMACIA BIOTECH (BIOCHROM) LIMITED

                       NOTES TO THE ACCOUNTS (CONTINUED)

                         YEAR ENDED 31ST DECEMBER 1998

20. PENSION OBLIGATIONS (CONTINUED)
    The total pension cost for the company is set out in note 7. The pension cost is assessed in accordance with the advice of an independent qualified actuary using the projected unit method. The most recent actuarial valuation adopted by the Trustees of the Pharmacia Limited Staff Superannuation Fund was as at 1 January 1997. The assumptions which had the most significant effect on the results of the valuation were those relating to:

    a)  the future rate of investment return on the fund;

    b)  the future rate at which members' salaries would increase;

    c)  the rate of withdrawal from service.

    It was assumed that the long term rate of investment return would be at an average of 9% per annum and the rate of future salary increases would be at 7.5% per annum. The rate of withdrawal from service was selected at a rate slightly less than the rate experienced over the inter-valuation period.

    The most recent actuarial valuation adopted by the Trustees showed that the market value of the fund's assets was L5,564,000 and that the actuarial value of those assets represented 112% of the benefits that had accrued to members, after allowing for expected future increases in basic salary.

    The existing pension fund was formed in 1986 by the amalgamation of the Pharmacia Biotech Limited and Pharmacia LKB Biochrom Limited schemes. Following the net asset sale on 26 February 1999 (note 23), all Pharmacia Biotech active members (staff formerly employed by Pharmacia Biotech Limited) will transfer into the Nycomed Amersham Scheme. The remaining "Biochrom" active members will have the choice to transfer into the new Biochrom Limited pension scheme. All current and deferred members will remain in the Pharmacia Biotech UK Pension Fund which will be administered by Pharmacia & Upjohn at Milton Keynes.

21. RELATED PARTY TRANSACTIONS

    As a wholly owned subsidiary, whose results are included in the consolidated financial statements of Pharmacia & Upjohn, Inc. (see note 22), the company is exempt from the requirement to disclose details of transactions with other group companies.

    The Director regards Amersham Pharmacia Biotech AB ("APB') as a related party by virtue of the fact that the company's ultimate parent undertaking Pharmacia & Upjohn Inc. holds a 45% interest in APB and that there are certain common directorships. Sales to APB group companies amounted to L6,608,485 and the company was owed L1,010,761 as at 31 December 1998 in relation to trading balances.

                     PHARMACIA & UPJOHN (CAMBRIDGE) LIMITED

                                    FORMERLY

                      PHARMACIA BIOTECH (BIOCHROM) LIMITED

                       NOTES TO THE ACCOUNTS (CONTINUED)

                         YEAR ENDED 31ST DECEMBER 1998

22. ULTIMATE AND IMMEDIATE PARENT UNDERTAKING

    The directors regard Pharmacia & Upjohn, Inc, a company incorporated in the USA, as the ultimate parent and controlling undertaking. Copies of the ultimate parent's consolidated financial statements may be obtained from:

    Pharmacia & Upjohn, Inc
    7000 Portage Road, Kalamazoo
    Michigan 49001, USA

    According to the register kept by the company, Pharmacia & Upjohn Limited, a company registered in England and Wales, has a 100% interest in the equity capital of the company at 31 December 1998.

23. POST BALANCE SHEET EVENTS

    On the 26th February 1999, the Company sold the majority of its net assets to Biochrom Limited for a consideration of US Dollars 6,362,574. Following this, the Company will cease to trade.

24. SUMMARY OF DIFFERENCES BETWEEN UK AND US GENERALLY ACCEPTED ACCOUNTING PRINCIPLES ("GAAP")

    The company has prepared financial statements in accordance with UK GAAP. There are no reconciling differences between US and UK GAAP related to the equity shareholders' funds as of 31 December 1997 and 1998 and the net income for the years ended 31 December 1997 and 1998. As of 31 December 1997 and 1998 the following other differences exist:

DEFERRED TAXATION

    Under UK GAAP, provision for deferred tax is only required to the extent that it is probable that a taxation liability or asset will crystallise, in the foreseeable future, as a result of timing differences between taxable profits and accounting profit, with provision made at the known tax rate.

    Under US GAAP, full provision for deferred tax is required to the extent that accounting profit differs from taxable profit due to temporary differences. Provision is made at the tax rate in effect at the time the difference is likely to reverse. A valuation adjustment is made against deferred tax assets when it is more likely than not that a deferred tax asset will not be realised. As such, provision for the taxable losses carried forward of L46,451 would be provided with a valuation allowance for the full amount, resulting in no net impact on the profit and loss account or shareholders' equity, as of 31 December 1998. Provision for the taxable losses carried forward of L66,380 would be provided with a valuation allowance for the full amount, resulting in no net impact on the profit and loss account or shareholders' equity, as of 31 December 1997.

CASH FLOW STATEMENTS

    The cash flow statement is prepared in accordance with United Kingdom Financial Reporting Standard 1 "FRS 1 (Revised 1996)", whose objective and principles are similar to those set out in

                     PHARMACIA & UPJOHN (CAMBRIDGE) LIMITED

                                    FORMERLY

                      PHARMACIA BIOTECH (BIOCHROM) LIMITED

                       NOTES TO THE ACCOUNTS (CONTINUED)

                         YEAR ENDED 31ST DECEMBER 1998

24. SUMMARY OF DIFFERENCES BETWEEN UK AND US GENERALLY ACCEPTED ACCOUNTING PRINCIPLES ("GAAP") (CONTINUED)
SFAS No.95, "Statement of Cash Flows". The principal differences between the standards relate to classification. Under FRS 1 (Revised 1996), the company presents its cash flows for (a) operating activities, (b) returns on investments and servicing of finance, (c) taxation, (d) capital expenditure and financial investment, (e) equity dividends paid, (f) management of liquid resources and
(g) financing. SFAS No.95 requires only three categories of cash flow activity being (a) operating, (b) investing and (c) financing.

    Cash flows from taxation and returns on investments and servicing of finance under FRS 1 (Revised 1996) would be included as operating activities under SFAS No.95, capital expenditure and financial investment would be included as investing activities, and equity dividends paid would be included as a financing activity under SFAS No.95. Under FRS 1 (Revised 1996) cash comprises cash in hand and deposits repayable on demand, less overdrafts repayable on demand, and liquid resources comprise current asset investments held as readily disposable stores of value. Under SFAS No.95 cash equivalents, comprising short-term highly liquid investments, generally with original maturities of three months or less, are grouped together with cash. Cash equivalents exclude overdrafts. There are no differences between cash as stated under UK GAAP and cash and cash equivalents as stated under US GAAP at 31 December 1997 and 1998.

    Set out below, for illustrative purposes, is a summary of cash flows under US GAAP.

                                                              YEAR ENDED 31 DECEMBER
                                                              ----------------------
                                                                1998         1997
                                                              ---------   ----------
                                                                L'000       L'000
Net cash provided by operating activities...................    663,092      310,979
Net cash used in investing activities.......................   (144,628)    (123,616)
Net cash used in financing activities.......................         --   (2,349,827)
                                                              ---------   ----------
Net increase/(decrease) in cash and cash equivalents........    518,464   (2,612,464)
Cash and cash equivalents at beginning of period............  1,026,766    3,639,230
Cash and cash equivalents at end of period..................  1,545,230    1,026,766
                                                              ---------   ----------
Supplement cash flow information:
Cash paid for interest......................................         --           --
Cash paid for income taxes..................................   (160,915)  (1,163,780)
                                                              ---------   ----------

                                     [LOGO]

                                        Shares
                                  Common Stock

                           THOMAS WEISEL PARTNERS LLC
                                  ING BARINGS

------------------------------------------------------------

Neither we nor any of the underwriters have authorized anyone to provide information different from that contained in this prospectus. When you make a decision about whether to invest in our common stock, you should not rely upon any information other than the information in this prospectus. Neither the delivery of this prospectus nor the sale of our common stock means that information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or solicitation of an offer to buy these shares of common stock in any circumstances under which the offer or solicitation is unlawful.

Until               , 2000 (25 days after commencement of this offering), all
dealers that buy, sell or trade these shares of common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is an addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the estimated expenses payable by us in connection with the offering (excluding underwriting discounts and commissions):

NATURE OF EXPENSE                                              AMOUNT
-----------------                                             --------
SEC Registration Fee........................................  $19,800
NASD Filing Fee.............................................    8,000
Nasdaq National Market Listing Fee..........................     *
Accounting Fees and Expenses................................     *
Legal Fees and Expenses.....................................     *
Printing Expenses...........................................     *
Blue Sky Qualification Fees and Expenses....................    5,000
Transfer Agent's Fee........................................     *
Miscellaneous...............................................     *
                                                              -------
    TOTAL...................................................     *

    The amounts set forth above, except for the Securities and Exchange Commission, National Association of Securities Dealers, Inc. and Nasdaq National Market fees, are in each case estimated.

------------------------

  * To be completed by amendment.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    In accordance with Section 145 of the Delaware General Corporation Law,
Article VII of our certificate of incorporation provides that none of our directors will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability
(1) for any breach of the director's duty of loyalty to us or our stockholders,
(2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) in respect of unlawful dividend payments or stock redemptions or repurchases, or (4) for any transaction from which the director derived an improper personal benefit. In addition, our certificate of incorporation provides that if the Delaware General Corporation Law is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

    Article V of our by-laws provides for our indemnification of our officers and certain non-officer employees under certain circumstances against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement, reasonably incurred in connection with the defense or settlement of any threatened, pending or completed legal proceeding in which any such person is involved by reason of the fact that such person is or was an officer or employee of the registrant if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests, and, with respect to criminal actions or proceedings, if such person had no reasonable cause to believe his or her conduct was unlawful.

    Prior to the offering, we will have entered into indemnification agreements with each of our directors. The form of indemnification agreement provides that we will indemnify our directors for expenses incurred because of their status as a director to the fullest extent permitted by Delaware law, our certificate of incorporation and our by-laws.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

    Set forth in chronological order below is information regarding the number of shares of capital stock issued by us since September 15, 1997. Also included is the consideration, if any, received by us for such shares. There was no public offering in any such transaction and we believe that each transaction was exempt from the registration requirements of the Securities Act of 1933 by reason of Section 4(2) thereof, based on the private nature of the transactions and the financial sophistication of the purchasers, all of whom had access to complete information concerning us and acquired the securities for investment and not with a view to the distribution thereof. In addition, we believe that the transactions described below with respect to issuances and option grants to our employees and directors were exempt from the registration requirements of said Act by reason of Section 4(2) of said Act or Rule 701 promulgated thereunder.

    (a) ISSUANCE OF CAPITAL STOCK

       (i) In 1999, we issued an aggregate of 48,500 shares of our series B convertible preferred stock to Ascent Venture Partners, L.P. (formerly known as Pioneer Capital Corp.) and Citizens Capital, Inc. for an aggregate purchase price of $1,000,000.

       (ii) In March 2000, we issued 55,389 shares of our common stock upon the exercise of previously granted stock options at an aggregate exercise price of $1,792.14.

    (b) GRANTS OF STOCK OPTIONS

       (i) As of September 15, 2000, options to purchase 150,831 shares of common stock were outstanding under our 1996 Stock Option and Grant Plan of which options to purchase 91,948 shares are exercisable within 60 days of such date. All such options were granted between March 1996 and September 2000 to our officers, directors, employees and consultants.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (A) EXHIBITS. The following is a complete list of exhibits filed or incorporated by reference as part of this Registration Statement.

             *1.1   Form of Underwriting Agreement.
             *2.1   Asset Purchase Agreement dated March 2, 1999 by and among
                    Biochrom Limited and Pharmacia Biotech Limited and Pharmacia
                    & Upjohn, Inc. and Harvard Apparatus, Inc.
             *3.1   Amended and Restated Certificate of Incorporation of the
                    Registrant.
             *3.2   Form of Second Amended and Restated Certificate of
                    Incorporation of the Registrant.
             *3.3   Amended and Restated By-laws of the Registrant.
             *4.1   Specimen certificate for shares of Common Stock, $0.01 par value, of the Registrant.
             *4.2   Amended and Restated Securityholders' Agreement dated as of
                    March 2, 1999 by and among Harvard Apparatus, Inc., Pioneer
                    Ventures Limited Partnership, Pioneer Ventures Limited
                    Partnership II, Pioneer Capital Corp., First New England
                    Capital, L.P. and Citizens Capital, Inc. and Chane Graziano
                    and David Green.
             *5.1   Opinion of Goodwin, Procter & Hoar LLP as to the legality of the securities offered.
            *10.1   Harvard Apparatus, Inc. 1996 Stock Option and Grant Plan.
            *10.2   Harvard Bioscience, Inc. 2000 Stock Option and Incentive
                    Plan.
            *10.3   Harvard Bioscience, Inc. Employee Stock Purchase Plan.
            +10.4   Distribution Agreement dated March 2, 1999 by and between
                    Biochrom Limited and Amersham Pharmacia Biotech AB.
            *10.5   Employment Agreement dated             between Harvard
                    Bioscience and Chane Graziano.

            *10.6   Employment Agreement dated             between Harvard
                    Bioscience and David Green.
            *10.7   Employment Agreement dated             between Harvard
                    Bioscience and James L. Warren.
            *21.1   Subsidiaries of the Registrant.
            *23.1   Consent of Goodwin, Procter & Hoar LLP (included in Exhibit
                    5.1 hereto).
             23.2   Consent of KPMG LLP.
             23.3   Consent of PricewaterhouseCoopers.
             24.1   Powers of Attorney (included on page II-5).
             27.1   Financial Data Schedule.

------------------------

  * To be filed by amendment to this registration statement.

  + Confidential treatment requested as to this exhibit.

    (B) FINANCIAL STATEMENT SCHEDULES

    All schedules have been omitted because they are not required or because the required information is given in the consolidated financial statements or notes to those statements.

ITEM 17.  UNDERTAKINGS

    The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, on September 18, 2000.

                                                       HARVARD BIOSCIENCE, INC.

                                                       By:              /s/ CHANE GRAZIANO
                                                            -----------------------------------------
                                                                          Chane Graziano
                                                                     CHIEF EXECUTIVE OFFICER

                               POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints each of Chane Graziano and James Warren such person's true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person and in such person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement (or to any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act), and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

                      SIGNATURE                                   TITLE                    DATE
                      ---------                                   -----                    ----
                 /s/ CHANE GRAZIANO                    Chief Executive Officer and
     -------------------------------------------         Director (Principal        September 18, 2000
                   Chane Graziano                        Executive Officer)

                                                       Chief Financial Officer
                  /s/ JAMES WARREN                       (Principal Financial
     -------------------------------------------         Officer and Principal      September 18, 2000
                    James Warren                         Accounting Officer)

                   /s/ DAVID GREEN
     -------------------------------------------       President and Director       September 18, 2000
                     David Green

               /s/ CHRISTOPHER W. DICK
     -------------------------------------------       Director                     September 18, 2000
                 Christopher W. Dick

             /s/ RICHARD C. KLAFFKY, JR.
     -------------------------------------------       Director                     September 18, 2000
               Richard C. Klaffky, Jr.

                                 EXHIBIT INDEX

       EXHIBIT
         NO.            DESCRIPTION
    -------------       ------------------------------------------------------------
             *1.1       Form of Underwriting Agreement.

             *2.1       Asset Purchase Agreement dated March 2, 1999 by and among
                          Biochrom Limited and Pharmacia Biotech Limited and
                          Pharmacia & Upjohn, Inc. and Harvard Apparatus, Inc.

             *3.1       Amended and Restated Certificate of Incorporation of the
                          Registrant.

             *3.2       Form of Second Amended and Restated Certificate of
                          Incorporation of the Registrant.

             *3.3       Amended and Restated By-laws of the Registrant.

             *4.1       Specimen certificate for shares of Common Stock, $0.01 par value, of the Registrant.

             *4.2       Amended and Restated Securityholders' Agreement dated as of
                          March 2, 1999 by and among Harvard Apparatus, Inc.,
                          Pioneer Ventures Limited Partnership, Pioneer Ventures
                          Limited Partnership II, Pioneer Capital Corp., First New
                          England Capital, L.P. and Citizens Capital, Inc. and Chane
                          Graziano and David Green.

             *5.1       Opinion of Goodwin, Procter & Hoar LLP as to the legality of the securities offered.

            *10.1       Harvard Apparatus, Inc. 1996 Stock Option and Grant Plan.

            *10.2       Harvard Bioscience, Inc. 2000 Stock Option and Incentive
                          Plan.

            *10.3       Harvard Bioscience, Inc. Employee Stock Purchase Plan.

            +10.4       Distribution Agreement dated March 2, 1999 by and between
                          Biochrom Limited and Amersham Pharmacia Biotech AB.

            *10.5       Employment Agreement dated             between Harvard
                          Bioscience and Chane Graziano.

            *10.6       Employment Agreement dated             between Harvard
                          Bioscience and David Green.

            *10.7       Employment Agreement dated             between Harvard
                          Bioscience and James L. Warren.

            *21.1       Subsidiaries of the Registrant.

            *23.1       Consent of Goodwin, Procter & Hoar LLP (included in Exhibit
                          5.1 hereto).

             23.2       Consent of KPMG LLP.

             23.3       Consent of PricewaterhouseCoopers.

             24.1       Powers of Attorney (included on page II-5).

             27.1       Financial Data Schedule.

------------------------

  * To be filed by amendment to this registration statement.

  + Confidential treatment requested as to this exhibit.